As filed with the Securities and Exchange Commission on October 9, 2002

                                                      Registration No. 333-97345

--------------------------------------------------------------------------------

                United States Securities and Exchange Commission
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                               FILED ON FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           XECHEM INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                             22-3284803
(State or other jurisdiction of                              (I.R.S Employer
 incorporation or organization)                           Identification Number)

                    100 Jersey Avenue, Building B, Suite 310
                         New Brunswick, New Jersey 08901
                                 (732) 247-3300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Dr. Ramesh C. Pandey
                           Xechem International, Inc.
                    100 Jersey Avenue, Building B, Suite 310
                         New Brunswick, New Jersey 08901
                                 (732) 247-3300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies To:
                           Mitchell D. Goldsmith, Esq.
                             Dennis B. O'Boyle, Esq.
                            Shefsky & Froelich, Ltd.
                      444 North Michigan Avenue, Ste. 2500
                             Chicago, Illinois 60611
                                 (312) 527-4000
                           (312) 527-3194 (Facsimile)

Approximate date of proposed sale to the public: as soon as possible after effectiveness.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
  Title of each class                               Proposed maximum       Proposed maximum
  of securities to be       Number of Shares       offering price per     aggregate offering          Amount of
       registered           to be registered              unit                   price            registration fee
------------------------------------------------------------------------------------------------------------------
Common Stock, par value   1,300,000,000(1)(2)(3)     $0.0013(4)               $1,690,000             $136.72(5)
   $0.00001 per share
------------------------------------------------------------------------------------------------------------------

(1) We issued $1,150,000 in principal amount of Unsecured Convertible Notes (the "Notes"), which bear simple interest at 8% per annum and mature in two years from their date of issuance, as to which we have agreed to register our shares of Common Stock issuable upon conversion of the Notes. The Notes provide for the conversion of unpaid principal and interest into our Common Stock. We also issued warrants ("Warrants") to purchase 35,640,000 shares of Common Stock and an option (the "Option") to purchase 125,000 shares of Common Stock. We will issue these shares when the holders convert the Notes and exercise the Warrants. All shares are to be owned by certain selling shareholders upon conversion of the Notes, exercise the Warrants and exercise of the Option.
(2) The Notes are convertible into shares of Common Stock at the lower of $0.005 per share or 50% of the lowest bid price of the shares on the principal market upon which the Common Stock is traded. We are registering 1,264,235,000 shares to be issued upon conversion of the Notes. We are registering 35,640,000 shares for issuance upon exercise of the Warrants and 125,000 shares for issuance upon exercise of the Option.
(3) Subject to increase (or decrease) in accordance with Rule 416 of Regulation C to reflect a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, adjustment of the conversion price of the Notes or other change which results in a change in the number of shares issuable upon conversion of the Debentures.

(4) Estimated on the basis of the average of the bid and asked prices on October 8, 2002 on the OTC Bulletin Board for the shares pursuant to Rule 451(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 9, 2002

                           XECHEM INTERNATIONAL, INC.

                   Up to 1,300,000,000 Shares of Common Stock

     This Prospectus relates to the offer and sale of up to 1,300,000,000 shares of Common Stock, $.00001 par value (the "Shares"), of Xechem International, Inc. ("us," "we" or "our"), all of which Shares may be sold from time to time by the selling shareholders described herein (the "Selling Shareholders"). We issued $1,150,000 in principal amount of Unsecured Convertible Notes ("Notes") convertible into up to approximately 1,264,235,000 Shares, depending upon the conversion price then in effect, warrants (the "Warrants") to purchase a total of up to 35,640,000 Shares and an option (the "Option") to purchase 125,000 Shares. None of the Notes have been converted, none of the Warrants have been exercised and the Option has not been exercised; however, we have granted registration rights to the holders of the Notes, the Warrants and the Option. This Prospectus relates to the resale by certain Selling Shareholders of the Shares which they will receive upon conversion of the Notes and exercise of the Warrants and the Option. All of the Notes, the Warrants and the Option are restricted as to transfer. There is no market for any of the Notes, the Warrants or the Option.

     Our common stock is included for quotation on the OTC Bulletin Board under the symbol ZKEM.OB On October 8, 2002, the last reported trade for our common stock on the OTC Bulletin Board was $0.0013.

     Since the Notes provide for conversion of the outstanding principal and interest thereof into Shares, we will not receive any cash proceeds from the conversion of any of the Notes. However, we will receive proceeds of up to $356,825 from the issuance of Shares upon exercise of the Warrants and the Option, all of which will be added to our working capital.

     We will pay all expenses of this offering (including the expense of preparing and duplicating this Prospectus and the Registration Statement of which it is a part).

     Please review the "Risk Factors" beginning on page 2 before you convert your Notes or exercise your Warrants or your Option.

                        --------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is __________, 2002

Information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               PROSPECTUS SUMMARY

     This summary may not contain all the information important to your investment decision. You should read the entire prospectus, including the consolidated financial statements and related notes thereto, included elsewhere in this Prospectus.

                                   THE COMPANY

     Xechem International, Inc. is a Delaware corporation and is a holding company which owns all of the capital stock of Xechem, Inc., a development stage pharmaceutical company currently engaged in the research, development and limited production of niche generic and proprietary drugs from natural sources. We are engaged primarily in applying our proprietary extraction, isolation and purification technology to the production and manufacture of paclitaxel (commonly referred to in scientific literature as "TAXOL(R)," a registered trademark of Bristol-Myers Squibb Company ("Bristol-Myers")). Paclitaxel is an anti-cancer compound used for the treatment of ovarian, breast, small cell lung cancers and AIDS related Kaposi sarcomas.

     We are located at 100 Jersey Avenue, Building B, Suite 310, New Brunswick, New Jersey 08901 and our telephone number is (732) 247-3300.

RISK FACTORS

     We are subject to the following material risks: repayment of our outstanding Notes and Unsecured Convertible Subordinated Debentures (the "Debentures"); volatility of our Common Stock; we have no developed or approved products and we are in an early stage of our development; we have a history of operating losses and our future profitability is uncertain; our independent accountants have issued a going concern limitation on the opinion which they have issued on our financial statements for each of the years ended December 31, 1993 through December 31, 2001; we have limited manufacturing experience and capacity; we have limited marketing experience and capacity; we are involved in material litigation with the University of Texas M.D. Anderson Cancer Center and the Board of Regents of the University of Texas for the rights to a new formulation of paclitaxel; we are dependent upon Dr. Ramesh Pandey for his services to us; Dr. Pandey is able to control the voting of in excess of 20% of our outstanding voting securities; we have materially reduced our staff; we believe that we will be required to enter into collaborative agreements with other companies in the future; we cannot guarantee that our drug development strategy will be successful; we face an inherent risk of product liability exposure; we cannot guarantee that we will be able to protect adequately our intellectual property; we are authorized to issue blank check preferred stock; we are unlikely to pay any dividends on the Shares; and other factors relating to the Company.

THE OFFERING

     All of the Shares being offered for sale by this Prospectus will be sold from time to time by the Selling Shareholders. Since the Notes provide for conversion of the outstanding principal and interest into Shares, we will not receive any cash proceeds from the conversion of the Notes. However, we will receive proceeds of up to $356,825 from the issuance of Shares upon exercise of the Warrants or the Option, all of which will be added to our working capital.

                                  RISK FACTORS

     An investment in our securities involves a high degree of risk. You should carefully consider the following information about the risks we face before converting your Notes into, or exercising your Warrants or the Option for, our Common Stock.

     AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY THOSE PERSONS WHO ARE ABLE TO AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING OUR BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

Repayment of Notes
------------------

     Unless we are able to generate income from operations or obtain additional funding prior to the maturity of the Notes (two years from issuance), we will not be able to repay all the unpaid principal and interest due on the Notes. In the event that the trading price of our Common Stock at the time when holders decide to convert the Notes into Shares is less than the conversion price then in effect, it may not be economically prudent for the holders to convert the Notes. As a result, holders of Notes could find themselves in a position where we are in default in our payment obligations under the Notes and the conversion right under the Notes does not provide holders any economic benefit. Holders could then lose all of their investment in the Notes, with little, if any, recourse against us.

Volatility of Stock Price
-------------------------

     The securities of biotechnology companies have experienced extreme price and volume fluctuations, which have often been unrelated to the companies' operating performance. Announcements of technological innovations for new commercial products by us or our competitors, developments concerning proprietary rights or general conditions in the bio-technology and health industries may have a significant effect on our business and on the market price of our securities. Sales of Shares by existing security holders could also have an adverse effect on the market price of the Shares given the limited trading and low price of the Shares. Over the prior 12 months, stock prices have changed with a high of $0.029 and a low of $0.0013. As of October 8, 2002 the closing price of our Common Stock on the OTC Bulletin Board was $0.0013.

No Developed or Approved Products; Early Stage of Development
-------------------------------------------------------------

     We are a development stage company. Our primary potential products, paclitaxel and its analogs are in the development stage. Although we have isolated paclitaxel in a substantially pure state and obtained several patents, there can be no assurance that such compounds will pass the necessary regulatory requirements for approval for sale in the United States or abroad. In addition, Bristol-Myers maintains a dominant market share in the paclitaxel business and may choose to take legal action to impair the entry of additional competitors in the market, such as by alleging infringement on certain patents. Also, although we anticipate that we will be able to submit an ANDA for paclitaxel in the year 2003, we do not yet have all of the data for such ANDA and there can be no assurance that we will be able to file the ANDA at that time. Although we have the capability to, and may, sell paclitaxel for research purposes, to date, we have not received any revenues from sales of paclitaxel for human consumption and have received only minimal revenues from other product sales or sales of paclitaxel for research and development. Our principal revenues have been contract research and testing and consulting services for other companies, which are not expected to continue, and which have historically been minimal. To achieve profitable operations, we, alone or with others, must successfully develop, obtain regulatory approval for, introduce, and market our potential pharmaceutical products. No assurance can be given that our product research and development efforts will be successfully completed, that required regulatory approvals will be obtained, or that any products, if developed and introduced, will be successfully marketed or achieve market acceptance.

History of Operating Losses; Future Profitability Uncertain
-----------------------------------------------------------

     We have experienced significant operating losses since our inception and have generated minimal revenues from our operations. As of December 31, 2001, our accumulated deficit was approximately $36,208,000 which included losses from operations of $1,871,000, $1,868,000 and $3,035,000, for the years ended
December 31, 2001, 2000, and 1999 respectively. As of June 30, 2002, our accumulated deficit was approximately $37,570,000. Approximately $13,508,000 of our accumulated deficit resulted from a non cash accounting adjustment based upon the difference between the approximate market value of certain debt and equity which was exchanged for our Common Stock simultaneously with our initial public offering (the "IPO"), and the initial public offering price of the Common Stock in our IPO. To date, we have been dependent on capital infusions for financing. Our ability to achieve a profitable level of operations is dependent, in large part, on our completing product development, obtaining regulatory approvals for our potential products and making the transition to commercializing such products. No assurance can be given that our product research and development efforts will be completed, that required regulatory approvals will be obtained, that any products will be manufactured or marketed or that profitability will be achieved. We may require additional funds to achieve profitable operations.

Explanatory Going Concern Disclosure
------------------------------------

     As a  result  of  our  losses  to  date,  working  capital  deficiency  and accumulated deficit, the independent accountants' report on our financial statements for each of the years ended December 31, 1993 through 2001, contain an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. Our continuation is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to attain profitable operations. We anticipate that we will continue to incur significant losses until successful commercialization of one or more products generates sufficient net revenues to cover all costs of operation. As a development stage company, we have a limited relevant operating history upon which an evaluation of our prospects can be made. Our prospects must, therefore, be evaluated in light of the problems, expenses, delays and complications associated with a new business. As a result of the development-stage nature of our business, additional operating losses can be expected. There can be no assurance that we can be operated profitably in the future.

Loan to Consumers Choice
------------------------

     As set forth in the notes to our financial statements for the year ended December 31, 2001, during the fourth quarter of 2001 we loaned Consumers Choice systems Inc. ("CCSI") $40,000 under two equal notes with an interest rate of 10% annually, principal and interest are payable within one year. These loans were facilitated by one of our investors who also has a relationship with Consumers Choice Systems Inc. In the first quarter of 2002 we combined these notes along with a prior note of $ 40,000, which was previously fully reserved, plus accrued interest and new borrowings of $75,000. The new note receivable is for $162,487 at 12% annually, with repayment in twelve equal payments of $14,436.77 per month commencing in 2002. To date we have not received any payments. We are currently considering negotiating a possible conversion of some or of the entire note receivable into equity in CCSI.

Limited Manufacturing Experience and Capacity
---------------------------------------------

     We believe that our current manufacturing facility is capable of producing approximately four to six kilograms per year of 97% or greater pure paclitaxel from crude bulk extract containing approximately 50% paclitaxel. Formulation and packaging of paclitaxel in single injection dosages will be performed by a contract packager. As of the date of this Prospectus, we have not negotiated a contract with any packager to perform such services. We maintain an efficient, ambient warehouse center to insure proper handling and shipping of the drugs. While we have been seeking additional and back-up manufacturers, there can be no assurance that we will be able to locate such manufacturers or that we will be able to enter into agreements with such manufacturers. Although we believe that we have the capability to significantly expand production of bulk paclitaxel, should demand exceed our manufacturing capacity, we may have to seek third party contract manufacturing. In such instance, there can be no assurance that we could locate satisfactory contract manufacturing services to perform such functions at all or on acceptable terms, or that we would have the funds or ability to develop such capability internally. In order to manufacture pharmaceutical products from our facility, we must obtain FDA approval that the facility is in compliance with cGMP. We have submitted the DMF of the facility to the FDA. If such approval is not obtained, the manufacture of our product will have to be performed by current manufacturers who meet necessary regulatory requirements.

Limited Marketing Experience and Capacity
-----------------------------------------

     Although we may market certain of our potential products through a direct sales force if and when regulatory approval is obtained, currently we have minimal sales and marketing employees. To the extent that we determine not to, or are unable to, enter into collaborative agreements or to arrange for third party distribution of our potential products, significant additional resources will be required to develop a marketing and sales force. Should we elect to license or sell products to distributors, a significant portion of the profits from such products may be realized by such licensees or distributors, rather than by us.

Complaint Against MD Anderson
-----------------------------

     As set forth in more detail in "Business - Paclitaxel and Other  Anticancer
Agents: Paclitaxel," we have obtained a license agreement from the University of Texas MD Anderson Cancer Center and the Board of Regents of the University of Texas for the rights to a new formulation of paclitaxel. Since March 2002, we have been engaged in litigation with MD Anderson and the UT Board in connection with this agreement. We are unable at this time to tell, with any certainty, what the outcome of this litigation might be. In the event that we are not able to prevail on our complaint, we would be materially and adversely affected as to our ability to proceed with further development and marketing of this new formulation of paclitaxel.

Dependence upon Dr. Pandey and Other Key Personnel; Ownership of Common Stock
-----------------------------------------------------------------------------
and Preferred Stock by Dr. Pandey
---------------------------------

     Our ability to develop our business depends upon our attracting and retaining qualified management and scientific personnel, including consultants and members of our Scientific Advisory Board ("SAB"). As the number of qualified scientists is limited and competition for such personnel is intense, there can be no assurance that we are able to attract or retain such persons. In particular, we are dependent upon the continued services of Dr. Ramesh C. Pandey, our Chairman of the Board, President and Chief Executive Officer. The loss of key personnel, such as Dr. Pandey, or the failure to recruit additional key personnel could significantly impede attainment of our objectives and have a material adverse affect on our financial condition and results of operations. Dr. Pandey originally entered into an employment agreement with us for at least a five-year term, which commenced in 1994 and has been extended to February 2005, providing for, among other things, an agreement not to compete with us during his employment and for a period of up to six months thereafter. We have obtained a $4,000,000 key man life insurance policy on Dr. Pandey.

     In order to retain Dr. Pandey's services, we have amended his employment agreement to call for the issuance, at no additional consideration, of 20% of the amount of all newly issued shares of Common Stock or, at his discretion, in lieu thereof, issuance of options to purchase additional shares of Common Stock for such 20% amount, which includes the issuance of an option to purchase shares of Class C Series 6 Preferred Stock at par ($0.00001 per share) which carries voting rights for 10,000 votes per share. The Class C, Series 6 Preferred Stock votes together with the Common Stock on all matters as to which our shareholders are entitled to vote. Our issuance of these shares will have a dilutive effect to our other shareholders.

     As of the date of this Prospectus, Dr. Pandey owns approximately 61,400,000 shares of Common Stock, 2,500 shares of Class A Preferred Stock which entitles him to 1,000 votes per share, and 10,618 shares of Class C Series 6 Preferred Stock which entitles him to 10,000 votes per share. In addition, Dr. Pandey has received a proxy to vote an additional 40,000,000 shares of Common Stock.

     We will be required to make certain payments to Dr. Pandey in the event of certain changes in control. We may have to record significant charges to the results of operations if this occurs. Further, a portion of such payments may constitute excess employment severance payments, which would not be deductible by us for income tax purposes. In addition, under recently adopted legislation, we may not be permitted to deduct that portion of an executive's compensation which exceeds $1,000,000 in any year, excluding certain performance based compensation. There can be no assurance that options or warrants issued or which may be issued to Dr. Pandey would qualify as performance based compensation, or that we will be able to deduct the entire amount earned by Dr. Pandey in any year.

     In addition, we rely on members of the SAB to assist us in formulating our product discovery strategy and therapeutic targets. The members of the SAB are not employed by us and each of these members have commitments to other entities that limit their availability to us. Some of the members of the SAB are consultants for companies that may be our competitors. There is no assurance that we will be able to retain key members of the SAB.

Management of Staff Growth
--------------------------

     As a result of a reduced amount of capital the number of persons which we employ has decreased. We have reduced our staff from a one time high of 35 to 18 people. We expect to increase our staffing levels in the future. Our ability to execute our strategies will depend in part upon our ability to integrate such new employees into our operations and fund such additional cost. Our planned activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel in areas such as preclinical testing, clinical trial management, regulatory affairs, manufacturing and marketing. The inability to acquire such services or to develop such expertise could have a material adverse impact on our operations.

Reliance on Collaborative Relationships
---------------------------------------

     We believe that we will need to enter into collaborative arrangements with other companies. There is no assurance that any collaborations will be completed, or if completed, that they will be successful. Should any collaborative partner fail in its contribution to the discovery, development, manufacture or distribution of a marketable product, our business may be adversely affected.

Uncertainty Regarding Drug Development
--------------------------------------

     Our principal strategy is to develop generic equivalents of niche off-patent drugs that enjoy limited competition. There can be no assurance that such strategy will prove successful or that any proposed products will be commercially viable. Even if we successfully develop and market such products, with time, other competitors will likely enter the markets for these products, which could adversely affect our business. There can be no assurance that we will be able to replicate products that come off-patent or that we will be able to obtain regulatory approval for the sale of such compounds.

Product and Professional Liability Exposure
-------------------------------------------

     We face an inherent business risk of exposure to product liability claims if the use of products that we manufacture results in adverse effects. We may also face professional liability as a result of our contract research and other services. While we will continue to attempt to take appropriate precautions, there can be no assurance that we will avoid significant exposure to such liabilities. Because we have not yet sold any products except for research purposes, and because of the expense of insurance, we do not carry product or professional liability insurance. While management intends to obtain product liability insurance at such time as our operations require it, subject to our ability to pay for such insurance, we do not currently intend to obtain professional liability insurance. There can be no assurance that any coverage which we may obtain will be adequate or that adequate insurance coverage will be available at acceptable cost, if at all, or that a product or professional liability claim would not materially adversely affect our business or financial condition. We may lack the resources to defend our self, our employees, officers or directors against any product liability or professional liability claims.

Protection of Intellectual Property
-----------------------------------

     We rely primarily on a combination of patents, trade secrets, technological expertise and continuing technological research and development to establish and protect proprietary rights in certain of our assets. There can be no assurances that competition will not develop similar or functionally equivalent technologies or expertise. We have entered into confidentiality agreements with certain of our employees, and generally seeks to control access to and distribution of our proprietary information. However, there can be no assurance that these parties will not gain unauthorized access to our proprietary information or trade secrets, or that third parties will not develop equivalent information. In addition, litigation may be necessary to enforce our patent and other intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of third parties. Any litigation could result in us incurring substantial costs and diverting substantial management time to the litigation. No assurances can be given as to the outcome of any litigation to enforce and protect our patent and other intellectual property rights.

     There can be no assurance that third parties will not allege infringement by us of patents and proprietary rights of such parties in the future. If infringement is alleged, there is no assurance that we would prevail in any such challenge, or that if such challenge is successful, that we will be able to obtain a license to use such technology on acceptable terms. Similarly, our competitors may seek to either design around or willfully infringe our patents. Although we believe our patent protection to be very broad, we may lack the resources to enforce our patent position or a court may subsequently determine that the scope of our patent protection is not as broad as presently envisioned. In any event, patent and proprietary rights litigation can be extremely protracted and expensive, and we may lack the resources to enforce our intellectual property rights.

Risk of Doing Business in Nigeria
---------------------------------

     We recently announced that we have incorporated a corporation in Nigeria in order to manufacture, market and distribute a number of pharmaceuticals and prescription nutraceuticals originating from the African continent. Social, political and economic instability may be significantly greater in Nigeria and many of the other African countries than that typically associated with the United States and other industrialized countries. Varying degrees of social, political and economic instability could significantly disrupt our ability to conduct businesses in Nigeria.

     The currency of Nigeria has experienced significant fluctuations against the U.S. dollar. Xechem Pharmaceuticals Nigeria Limited maintains its books in the Nigerian currency, the Naira, and reports its Nigerian income taxes with Naira financial reports. We may experience foreign currency exchange volatility which could cause us to incur significant income tax adjustments in the future.

     In the past, interest rates in many African countries, including Nigeria, are heavily dependent upon international trade and are accordingly affected by protective trade barriers and the economic conditions of their trading partners, principally, the United States. The enactment by the United States or other principal trading partners of protectionist trade legislation, reduction of foreign investment in the local economies and general declines in the international securities markets could have a significant adverse effect upon the economies of the African countries.

     Governments in certain of the African countries, including Nigeria, participate to a significant degree, through ownership interests or regulation, in their respective economies. Action by these governments could have a significant adverse effect on the economies of such countries.

Anti-Takeover Provisions
------------------------

     The Board of Directors has the  authority to issue up to 49,996,350  shares of Preferred Stock in one or more series, and to fix the number of shares constituting any such series, the voting powers, designation, preferences and relative participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, including the dividend rights, terms of redemption (including sinking fund provisions), conversion rights, and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders. The Board of Directors may, therefore, in the future issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. In addition, the issuance of Preferred Stock as well as certain statutory provisions of Delaware law could potentially be used to discourage attempts by others to obtain control of us through merger, tender offer, proxy contest, or otherwise by making such attempts more difficult to achieve or more costly.

Absence of Dividends; Dividend Policy
-------------------------------------

     We have not paid any dividends upon our Common Stock since our formation. We do not currently intend to pay any dividends upon the Common Stock in the foreseeable future and anticipate that earnings, if any, will be used to finance the development and expansion of our business. Our ability to pay dividends on our Common Stock will be limited by the preferences of any Preferred Stock, which may be outstanding from time to time and may be limited by future indebtedness. Any payment of future dividends and the amounts thereof will be dependent upon our earnings, financial requirements and other factors deemed relevant by our Board of Directors, including our contractual obligations.

                                 USE OF PROCEEDS

     Since the Notes provide for conversion of the outstanding principal and interest into Shares, we will not receive any cash proceeds from the conversion of the Notes. We will receive a maximum of $1,250 upon exercise of the Option and a maximum of $355,600 upon exercise of the Warrants. All proceeds will be used for working capital purposes.

                                    BUSINESS

General
-------

     We are a holding company which owns all of the capital stock of Xechem, Inc, a development stage biopharmaceutical company currently engaged in the research, development, and limited production of niche generic and proprietary drugs from natural sources. We are engaged primarily in applying our proprietary extraction, isolation and purification technology to the production and manufacture of paclitaxel (commonly referred to in the scientific literature as "TAXOL(R)," a registered trademark of Bristol-Myers). Paclitaxel is an anticancer compound used for the treatment of ovarian, breast, small cell lung cancers and AIDS related Kaposi sarcomas. We have successfully isolated greater than 97% pure paclitaxel and have received seven U.S. and seven international patents on this technology and its second generation analogs from the U.S. Patent and Trademark Office and 34 international patents are pending. We have also prepared, through contract, dosage forms of paclitaxel and have performed limited stability testing for submission of an Abbreviated New Drug Application ("ANDA") to the Food and Drug Administration ("FDA"). We have submitted to the FDA a Drug Master File ("DMF") for the facility and the bulk paclitaxel product. We are working to submit an ANDA for generic paclitaxel, the Active Pharmaceutical Ingredient.

     We have continued and will continue to apply our expertise to research and develop other niche compounds. We have focused certain of our research and development efforts on the development of drugs from sources derived from
Chinese, Indian and other traditional medicinal plants in the anticancer, antifungal, antiviral (including anti-AIDS), anti-inflammatory, anti-aging and memory enhancing areas and compounds for the treatment of sickle cell anemia. Some of these efforts are performed in collaboration with the National Cancer Institute ("NCI") and the National Institutes of Mental Health ("NIMH"). We have identified a number of plant extracts showing excellent in vitro biological activity against Helicobacter pylori (H. pylori), vancomycin resistant enterococcus faecalis ("VREF") and methicillin resistant staphylococus aureus ("MRSA").

     We have a subsidiary, Xechem (India) Pvt., Ltd., in New Delhi, India.

     We have organized a subsidiary, XetaPharm, Inc. ("XetaPharm"), to develop and market over-the-counter natural product health supplements such as GinkgoOnce(R), GarlicOnce(R), GinsengOnce(R), Gugulon(TM), Melatonin, DHEA, CoEnzyme Q-10, VIDA PRAS(TM) and CoEnzyme Q-10. To date, XetaPharm has had only limited operations and sales. See "XetaPharm" below.

     We have signed a joint venture agreement with J & M Consultants, Ltd. a Hong Kong company, to establish Xechem Pharmaceutical China Ltd. with offices in Hong Kong and Beijing, Peoples Republic of China. See "Xechem China" below.

Product Discovery and Development Process
-----------------------------------------

     Our drug development process involves a multidisciplinary exchange among folklore healers, ethnobotanists, natural product scientists, pharmacologists, physicians and research pharmacists. Since our targeted plant material has, in certain instances, already been used for many years in humans, we believe that there is greater likelihood that a compound isolated from such material will work on humans and, correspondingly, that there is a decreased likelihood of toxicity. In addition, because traditional medicinal preparations are typically administered either orally or topically, they are more likely to yield pharmaceuticals that are also active orally or topically. These methods of administering a drug are product attributes viewed by the medical community as convenient and desirable.

     Our product  discovery and development  process  involves six major phases:
(i) folklore screening; (ii) ethnobotanical research; (iii) biological screening; (iv) fingerprinting and standardization of the activities observed;
(v) isolation of active compounds; and (vi) product development.

     Folklore Screening. Our drug discovery process begins with fieldwork in collaboration with folklore healers who have been utilizing plant remedies used for generations by native people. Our scientists, as well as other scientists and non-scientists working with us, have participated directly in such fieldwork in India, working with local folklore healers to identify and obtain samples of plants used by such healers, and to understand the folklore applications and means of using such plants. In the People's Republic of China, this early fieldwork has largely been performed by researchers at the institutions with which we collaborate, and which have made their results of this fieldwork available to us.

     Ethnobotanical Research. We investigate candidate plant materials with the ethnobotanists and physicians who have conducted field expeditions in the People's Republic of China and India. The ethnobotanist records the specific plants and plant parts used medicinally, the form of use (dried, brewed, fresh, etc.), duration and method of treatment, location and abundance of the plant. We prioritize our plants by determining their anticancer, antiviral, anti-inflammatory, anti-infective, anti-aging, antidiabetic, memory enhancing areas and compounds for sickle cell anemia. The field-derived information is also cross-checked through literature searches as to chemical constituents, previously discovered biological activity and other reported medicinal uses. In our multidisciplinary environment, the ethnobotanists continue to work with other scientists after the expedition phase in the later stages of drug discovery to assist in directing activity screens.

     Biological Screening. The plants selected after folklore screening and ethnobotanical research are then extracted. The extracts are screened for specific activities in vitro. The in vitro positive extracts are tested again to confirm the activities.

     Fingerprinting and Standardization. Those extracts which show confirmed in vitro activities are subjected to fingerprinting and standardization by high performance liquid chromatograph ("HPLC") and thin layer chromatograph ("TLC") for use as "phytopharmaceuticals."

     Isolation of Active Compounds. The active extracts are also subjected to bioassay guided fractionation to isolate pure compounds. The isolated compounds are then further tested for biological activities to develop pharmaceuticals in studies meeting Western standards. We are currently screening extracts and pure compounds in the antifungal, anticancer, antiviral, anti-inflammatory, anti-infective and memory enhancing areas. We conduct certain of our screening in collaboration with the NIH and industrial laboratories.

     Product Development. Once an extract or a pure compound has demonstrated promising activity, it is subjected to the same product regulatory requirements as potential drugs from other sources. These requirements include current Good Laboratory Practices ("cGLP"), Preclinical, Investigational New Drug ("IND"), and Abbreviated New Drug Applications ("ANDA"), Phase I, Phase II clinical trials (i.e. trials on patients), and New Drug Application ("NDA") filings with FDA. Our product development team in consultation with regulatory, toxicology and other experts, as necessary, will design appropriate clinical studies. See "Government Regulation" below.

RECENT DEVELOPMENTS

New Patents
-----------

     The U.S. Patent & Trademark Office issued U.S. Patent No. 6,177,456 on January 23, 2001 containing broad claims to a novel second-generation paclitaxel analog which we developed. Preliminary studies show antineoplastic efficacy of the new, novel analogs against a wide array of cancer tumor cells. The claims cover the new paclitaxel analog, its pharmaceutical formulations comprising the compound, a method for administering such compound for treating both animal and human tumors and a method for production of the compound. The new analog is produced by semisyntheses involving selective halogenation of paclitaxel's close analog cephalomannine to produce monohaloisomers of cephalomannine.

     We received an Australian Patent # 724929 on January 25, 2001 for several dihalo analogs of paclitaxel, the well known antitumor drug sold under the name TAXOL(R) by Bristol-Myers Squibb.

     On September 4, 2001 we announced that we received a Mexican patent for our novel and efficient proprietary technology to extract and purify paclitaxel from the yew tree (Taxus brevifolia and other Taxus species). The claims cover the method of extraction and purification from raw biomass and more refined paclitaxel-containing sources. The method is simple, novel and provides a high yield of paclitaxel from renewable sources without destroying or endangering existing natural sources of paclitaxel, which has been a serious concern in the past.

         On September 25, 2001 we announced that we received notice of issuance of New Zealand Patent No. 326527 for paclitaxel analogs, the preparation thereof and use as antitumor agents.

         The process to generate commercial revenue and profits from these patents and new discoveries may take several years as we embark on regulatory approval and development projects.

New Discovery
-------------

     On February 14, 2001 we announced that we have identified a number of medicinal plant extracts from Peoples Republic of China (PR China) and India showing excellent in vitro biological activity against H. pylori, VREF and MRSA.

     H.   pylori   has   recently   been   found  to  be  a  primary   cause  of
gastro-intestinal ulcers in humans. Routinely, a doctor's treatment for this condition may comprise using a triple drug therapy of amoxicillin, clarithromycin and Prilosec(R), just to name a few of the prescribed combinations available. One drawback to this present-day treatment is the fact that many people are allergic to the antibiotic amoxicillin, resulting in a need for an alternative therapy. Also, amoxicillin and clarithromycin may remove beneficial bacteria from the gastro-intestinal tract. The plant extracts isolated by our scientists are natural products that have the potential to be a preferred medication in this important area of ulcer treatment.

     Similarly, certain bacteria are becoming resistant to antibiotics such as vancomycin and methicillin. Therefore, many of the major pharmaceutical companies are looking for products/compounds active against these resistant bacteria. Our plant extracts have shown excellent in-vitro results and current animal toxicity studies are progressing.

Xechem China
------------

     On  April  4,  2000,  we  signed  a  joint  venture  agreement  with  J & M
Consultants, Ltd. ("J & M") to establish Xechem Pharmaceutical China Ltd. ("Xechem China") with offices in Hong Kong and Beijing, People's Republic of China. Xechem China is owned 45% by us and 55% by J & M Consultants, Ltd. The purpose of establishing Xechem China is to carry on the business of manufacturing, marketing and distributing pharmaceutical and nutraceutical products in China. Xechem China will also carry out research, development, clinical studies and production of new drugs based on our technology related to traditional Chinese medicine and other disciplines, provide consulting services for drug development and set up a certified laboratory in the People's Republic of China to screen, establish quality control and quality assurance laboratories and certify pharmaceutical products for the public.

     In the first phase, Xechem China was to commence the (i) pre-clinical and clinical studies of a new paclitaxel formulation for ovarian and breast cancers,
(ii) toxicological studies on two of Xechem's second generation patented paclitaxel analogs and (iii) registration of Xechem/XetaPharm's nutritional products (GinkgoOnce(R), GarlicOnce(R), GinsengOnce(R), Gugulon(TM), Co-Enzyme Q-10 and VIDAPRAS(TM)). Further capital commitments will be required of J&M or other partners in the development agreements in order to meet their business plans.

     In an exclusive license agreement with Xechem China, we will allow the use of our patents, trademarks and technical information to manufacture, market and sell the products in the territories of the People's Republic of China, Hong Kong, Macao, Taiwan (The Republic of China), Mongolia, Korea, Singapore, Malaysia, Indonesia, the Republic of the Philippines, Thailand, Vietnam, Brunei, Cambodia, Myanmar, and such other countries or regions which may be agreed between the parties. A non-exclusive license has been granted in Japan. J & M committed a sum of $1,218,000 and management services to Xechem China. Xechem China had agreed to fund us up to $240,000 as an interest free loan in monthly installments of $20,000 over 24 months. As of December 31, 2000 we have received $140,000; no new funds were received in 2001.

     During the second quarter of 2001 Xechem Pharmaceutical China Ltd. temporarily ceased active operations, due to Xechem China's present C.E.O. having to devote his full attention to his other holdings. We feel this is a temporary situation and will not hinder our present or future involvements in the Asian Market. We and our subsidiaries are still actively pursuing other relationships.

     On March 23, 2001 we announced that we signed a cooperation agreement with Shanghai Fudan Taxusal New Technology Co., Ltd. located within the Science and Technology Industry Park of Shanghai Universities. This agreement's objective is the co-development of new paclitaxel soluble analogs and other natural products isolated from Chinese traditional medicines.

Xechem Nigeria
--------------

     On July 1, 2002, we announced that we have incorporated a corporation in Nigeria, Xechem Pharmaceuticals Nigeria Limited, under the laws of Nigeria ("Xechem Nigeria"). We organized Xechem Nigeria in order to manufacture, market and distribute a number of pharmaceuticals and prescription nutraceuticals originating from the African continent. As of the date of this Prospectus, we have not generated any revenues from Xechem Nigeria.

Sale of Net Operating Loses (NOLs)
----------------------------------

     As of December 31, 2001 we have received approval from the New Jersey Economic Development Authority ("NJEDA") to sell approximately $519,000 of $766,000 of tax benefits generated from net operating losses ("NOLs"). Under the terms of this NJEDA program, the proceeds of the sale had to be used for the purchase of fixed assets, working capital and any other expenses determined by the NJEDA to be in conformity with the New Jersey Emerging Technology and Biotechnology Financial Assistance Act. During 2001 and 2000, we and our subsidiaries transferred New Jersey tax benefits of $519,000 and $300,000 in exchange for $452,000, (which was received in January of 2002) and $249,000 (which was received in December of 2000) respectively, pursuant to the New Jersey State Tax Credit Transfer program.

PACLITAXEL AND OTHER ANTICANCER AGENTS

Paclitaxel
----------

     Paclitaxel was developed through a program sponsored by the National Cancer Institute ("NCI") in which over 35,000 plant species were tested for anticancer activity. One of the plant extracts (the bark of Taxus brevifolia, commonly known as Western Yew) led to the isolation and discovery of paclitaxel. Paclitaxel has a unique anticancer action which blocks the replication of cancer cells. Bristol-Myers' formulation of paclitaxel (marketed under the trade name "TAXOL(R)") was first approved in the United States, Canada, and other countries for use against refractory ovarian and breast cancers in patients who had failed to respond to initial chemotherapy. Subsequently, it has been approved for small cell lung cancer and AIDS related Kaposi sarcoma. Paclitaxel has also been shown to be effective against skin cancer and colon cancer.

     An established market exists for paclitaxel that we believe currently exceeds $1.5 billion per year. Additionally, as clinical experience grows, paclitaxel is expected to be approved for use on several other cancers.
Paclitaxel is also used in combination with other chemotherapy and as a sensitizer to radiation therapy. We believe that significant market expansion can be expected in the near future as a number of competitors produce or are developing processes to produce paclitaxel.

     We have developed our own process and isolated limited quantities (less than one kilogram) of greater than 97% pure paclitaxel that we intend to utilize in our efforts to obtain regulatory approval in the United States and foreign jurisdictions for the sale of the compound. In connection with its development of paclitaxel, Bristol Myers was granted a period of marketing exclusivity under the Waxman-Hatch Amendment to the Food, Drug and Cosmetic Act of 1984 which has expired. We intend to submit an ANDA in both India and the United States for paclitaxel before the end of year 2003. We estimate, but can provide no assurances, that FDA approval of an ANDA for paclitaxel will take six to twenty four months. At such time as we have the necessary data, we intend to apply for regulatory approval to market paclitaxel in certain foreign countries. In addition, although there can be no assurances, we are considering the possibility of selling paclitaxel as "bulk raw material," processed to 97% or greater purity, but not formulated and packaged into single dosage sizes. Such sales, however, are not expected to be significant. Management believes that obtaining regulatory approval to market and distribute paclitaxel in such foreign markets will require a significantly shorter period of time than would be required in the United States, but can offer no assurances. See "Government Regulation."

     In cooperation with researchers at the University of Texas MD Anderson Cancer Center ("MD Anderson"), we have developed a new formulation of paclitaxel which does not contain Cremophor(TM) and ethanol, ingredients used in the currently approved generic formulation. We believe it ultimately may have significant commercial potential. In the second quarter of 1997, we obtained a license (the "License Agreement") from MD Anderson and the Board of Regents of the University of Texas (the "UT Board") for the rights to such formulation. Under the license, we have the exclusive, worldwide rights to MD Anderson's and the UT Board's patent and other rights, except for certain rights of the US government and the rights of MD Anderson and the UT Board to use such rights for educational purposes. We may lose the rights to such technology in countries in which we do not commence activities within five years from the date of the license. Under the license agreement, we would pay MD Anderson certain milestone and similar payments, as well as a royalty of 4% of our sales of the new formulation use of paclitaxel. We would also pay to MD Anderson a percentage of amounts we receive from sublicenses, if any.

     In August 1998 we announced that we signed a strategic agreement with Nordic Drugs AB for the marketing and distribution of paclitaxel in Denmark, Sweden, Finland, Norway and Iceland. Nordic Drugs AB is a well-known marketer of pharmaceuticals with a strong position in the oncology area. The headquarters of Nordic Drug AB is located in Malm, Sweden. The marketing and distribution agreement calls for Nordic Drugs to submit the necessary application for obtaining regulatory approval of our paclitaxel product, as well as its new patented paclitaxel analogs and its new patented stable non-toxic formulation for paclitaxel developed in conjunction with the M. D. Anderson Cancer Center. Nordic Drugs will have exclusive marketing and distribution rights in its territory for a term of ten years. As of the date of this Prospectus, no new developments have occurred.

     We have obtained notice of regulatory approval to import and sell generic Chinese paclitaxel, under the MEDAXOL(TM), in India. We received notice and authorization from the Indian Government on July 20, 2001. As of December 31, 2001 there has been no sales generated from MEDAXOL(TM).

MANUFACTURING

     We conduct pilot-scale manufacturing of our potential products (other than nutraceuticals) under current Good Manufacturing Practices ("cGMP"). Management believes that our in-house pilot plant facility has adequate capacity to manufacture a limited quantity of bulk drugs for sale. We have temporarily stopped our in-house manufacturing of bulk paclitaxel due to Bristol-Myers' exclusivity to market paclitaxel, now since expired. We intend to resume manufacturing in the near future. We have submitted a Drug Master File ("DMF") for our facility and for the manufacture of bulk paclitaxel with the FDA. Such certification is a necessary precondition to production of paclitaxel and other pharmaceutical products for sale in the United States market. See "Paclitaxel and Other Anticancer Agents" above.

     We are seeking other collaborative partners for certain of our proposed products if and when such products are ready for marketing for wide clinical use. To the extent that manufacturing is not performed by collaborative partners, we intend to lease commercial-scale manufacturing facilities or utilize third party facilities as the needs arise and financing therefore is available. There can be no assurance that such facilities will be available on commercially acceptable terms, that such facilities will be adequate for our long-term needs or that financing for such facilities will be available on terms satisfactory to us, if at all.

PATENTS AND PROPRIETARY TECHNOLOGY

     Our policy is to seek patent protection aggressively and enforce all of our intellectual property rights. Dr. Pandey was issued a patent in 1992 for purifying Dermostatin A and B, the rights to which he assigned to us. A second patent, related to the method for separating and purifying antifungal polyene macrolide antibiotics, was granted to Dr. Pandey in 1993, which he also assigned to us. We have received two patents from the U.S. Patent and Trademark Office for the HEXOID? plate. We have also received seven U.S. patents on paclitaxel and our analogs from the U.S. Patent and Trademark Office from 1997 through January 2001 and seven international patents from July 1999 through January 2001. Patent applications for numerous counterparts are pending in the areas of paclitaxel isolation and purification, paclitaxel analogs and plant tissue culture (which also will be assigned to us).

     No assurance can be given that any patent held by, issued to, or licensed by, us will provide protection that has commercial significance. Furthermore, no assurance can be given that our patents, if issued, will afford protection against competitors with similar compounds or technologies, that others will not obtain patents which make claims similar to those covered by our patent applications or that the patents of others will not have an adverse effect on our ability to conduct our business.

                              UNITED STATES PATENTS
                              ---------------------

    U.S. Patent                                                          Date of
       Number                      Title of Patent                        Issue
       ------                      ---------------                        -----

1.     5,159,002    "Method for Purifying Dermostatin A and B"            1992

2.     5,210,226    "Method for Separating Purifying Polyene              1993
                    Macrolide Antibiotics"

3.     5,654,448    "Isolation and Purification of Paclitaxel from        1997
                    Organic Matter containing Paclitaxel,
                    Cephalomannine and Other Related Taxanes"

4.     5,840,748    "Dihalocephalomannine and Methods of use              1998
                    Therefore"

5.     5,854,278    "Preparation of Chlorinated Paclitaxel Analogues      1998
                    and Their Use Thereof as Antitumor Agents"

6.     5,807,888    "Preparation of Brominated Paclitaxel Analogues       1998
                    and Their Use as Effective Antitumor Agents"

7.     5,840,930    "Method for Production of 2", 3"                      1998
                    Dihalocephalomannine"

8.     5,817,510    "Device and Method for Evaluating Microorganisms"     1998

9.  Des. 411,308    "Covered, Multi-Well Assay Plate"                     1999

10.    6,177,456    "Monohalocephalomannines having Anticancer and        2001
                    Antileukemic Activity and Method Preparation
                    Therefore"

                              INTERNATIONAL PATENTS
                              ---------------------

1. Pandey, R.C. and L. Yankov, "Isolation and Purification of Paclitaxel from Organic Matter Containing Paclitaxel, Cephalomannine and Other Related Taxanes," South African Letters Patent # 97/6834, July 28, 1999.

2. Pandey, R.C., L.K. Yankov, R. Nair and A. Poulev, "Paclitaxel Analogs, Preparation and Use as Antitumor Agents," South African Letter Patent # 97/6833, July 28, 1999.

3. Pandey, R.C., L.K. Yankov, "Isolation and Purification of Paclitaxel and Cephalomannine," New Zealand Letter Patent # 321499, August 13, 1999.

4. Pandey, R.C., L.K. Yankov, R. Nair and A. Poulev, "Paclitaxel Analogs, Preparation and Use as Antitumor Agents," New Zealand Letter Patent # 326527, June 8, 2000.

5.   Pandey,  R.C., L.K. Yankov,  "Isolation and Purification of Paclitaxel from
     Organic Matter Containing Paclitaxel, Cephalomannine and Other Related Taxanes," Australian Letter Patent # 720719, September 21, 2000.

6. Pandey, R.C., L.K. Yankov, R. Nair and A. Poulev, "Paclitaxel Analogs, Preparation and Use as Antitumor Agents," Australian Letter Patent #724929, January 25, 2001.

7. Pandey, R.C., L.K. Yankov, R. Nair and A. Poulev, "Paclitaxel Analogs, Preparation and Use as Antitumor Agents" New Zealand Letter Patent #326527, September 25, 2001.

     No assurance can be given that any current or future patents will provide us with competitive advantages for our products, or that they will not be successfully challenged or circumvented by our competitors. Although we believe that we have conducted an exhaustive patent search, there can be no assurance that patents do not exist or could not be filed which would have an adverse effect on our ability to market our products. If other companies were to
successfully   bring  legal  actions   against  us  claiming   patent  or  other
intellectual property right infringements, in addition to any potential liability for damages, we could be required to obtain a license to continue to use the affected process or to manufacture or use the affected product or may be required to cease using such products or process. There can be no assurance that we would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, or at all. There could be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in such litigation, it could consume a substantial portion of our financial and human resources, regardless of the outcome of such litigation.

     Our licensing agreement with the MD Anderson Cancer Center and the Trustees of the University of Texas requires us to expend significant sums to maintain our exclusivity under such agreement, as well as to prosecute patent infringers at our cost and expense. There can be no assurance that we will have the funds sufficient to continue our rights under this agreement or to commercialize the licensed technology. MD Anderson issued a letter to us claiming a breach of contract. We oppose this claim and subsequently filed for a declaratory judgment against MD Anderson Cancer Center and the Trustees of the University of Texas.

     We also rely on trade secrets and proprietary know-how, which we seek to protect, in part, by confidentiality agreements with our employees, consultants and others. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known or independently developed by competitors.

RESEARCH FOR PROPRIETARY DRUGS AND TECHNOLOGY DEVELOPMENT

Paclitaxel Analogs
------------------

     During the isolation and purification of paclitaxel, we have isolated and purified at least nine analogs of paclitaxel which have been tested in vitro in collaboration with the NCI. Preliminary animal studies have shown that these analogs may have significant advantage over TAXOL(R) or TAXOTERE(R) in the treatment of certain cancers. We have been awarded seven United States patents and seven international patents with numerous international patents pending in this area.

Niche Anticancer Drugs
----------------------

     In addition to paclitaxel, we are developing technologies for production and formulation of other niche generic anticancer drugs whose patents have either expired or will expire. In some instances, the bulk raw material for such products will require independent strain development from cultures and scale up, such as in the case of bleomycin. Our ability to develop such additional products will be dependent, at least in part, upon our ability to set aside sufficient funds to commence these sometimes lengthy projects. Due to both the niche market size and the difficulty in isolating and replicating these compounds, we believe that there will be limited future competition in these markets.

     Approval of the FDA will be required before we may market any niche generic drugs through submission of an ANDA in the United States. Opportunities may exist to market such drugs abroad, subject to less stringent requirements in certain instances.

Products from Traditional Medicinal Plants and Marine Sources
-------------------------------------------------------------

     In addition to our efforts to develop generic equivalents to compounds, which no longer enjoy patent protection, we have developed an efficient drug discovery program for the discovery, development and commercialization of new classes of pharmaceuticals. Towards this goal, we are seeking to develop proprietary drugs from extracts of medicinal plants and marine sources, as well as diagnostic tests for determination of the presence of certain biochemical compounds and/or diseases.

     Though the pharmaceutical industry's emphasis has shifted from plant-based drug discovery to the increased screening through combinatorial chemistry, synthetic compounds and the modification of existing compounds for the generation of analogs and the utilization of biotechnology tools and techniques, we believe that our approach of screening folk lore medicinal plants and modification through semisyntheses have a chance of success in developing new drugs.

     Traditional plant medicines have been valued in various cultures throughout the ages for their therapeutic and healing properties. In recent decades, modern investigations have led to the systematic screening of thousands of plants and other natural products for a variety of biological activities. Several commercially successful pharmaceuticals based upon these medicines have exhibited activities useful in treating cancer, fungal and viral infections (including AIDS), and in retarding aging and senescence. Ethical pharmaceuticals currently in use having plant origins include: L-dopa, used for the treatment of Parkinson's disease; pilocarpine, used to treat glaucoma; quinine, used to fight malaria; and vinblastine and vincristine, used to treat certain cancers, both of which come from India and the People's Republic of China. In addition, drugs such as aspirin, ephedrine, digitalis, paclitaxel and camptothecin originated from plants found in temperate regions of the world. Valuable natural-product pharmaceuticals may be derived from a variety of medicinal plants, marine sources and fermentation processes.

     Our particular focus is the development of therapeutic agents based on traditional plant medicines, especially the folklore of India, the People's Republic of China and Indonesia. Over the past few decades, research in these countries has developed a number of drugs from such plants. However, only a few of these drugs have been introduced into Western medicine. We believe that we have an opportunity to use our expertise and knowledge of these agents, as well as sourcing of natural compounds, to develop pharmaceuticals that can be successfully introduced in the United States and other developed countries.

     Through a detailed investigation of traditional Chinese and Indonesian medicinal plants and herbs, Indian Ayurvedic medicines and Western pharmacological literature, we have selected over 2,000 natural products, extracts, semi-synthetic and synthetic compounds for further research and development in the areas of anticancer, antiviral (including AIDS) and
anti-inflammatory,        anti-infective        cholesterol-lowering,        and
anti-aging/anti-senescence agents.

     All of these extracts and pure compounds are undergoing early stages of laboratory screening for activity against cancer, AIDS, infections or other conditions. Those compounds, which demonstrate significant activity, will be further tested in animal studies. We will select those compounds which show greatest promise for further investigation and commencement of the process of submitting applications to the FDA, conducting human clinical trials and obtaining final FDA approval. Historically in the United States, seven to ten years are needed to advance a new pharmaceutical from the laboratory to marketing. See "Government Regulation" below.

NCI Grant: Products from Deep Sea Marine Organisms
--------------------------------------------------

     We have entered into an agreement with the Fisheries and Aquaculture Technology Extension Center ("FATEC"), Cook College - Rutgers University wherein FATEC transfers biological materials to us for screening and isolation of compounds that may have antiviral, antimicrobial, anti-HIV and immunomodulatory activities. We have developed and implemented antimicrobial screening assays for use with the organisms transferred by FATEC. Extracts of a number of organisms transferred by FATEC were biologically active against streptococcus infections.

     In August 1999 we were awarded a Small Business Innovative Research Phase I grant of $87,084 from the National Cancer Institute ("NCI") with Dr. Ramesh Pandey, the principal investigator, to study bioactive natural products from marine extremophiles. This research was done in conjunction with Rutgers University. The grant was later increased by $10,800 and was extended to August 2001. All funds were received in 2000 and the grant was completed in full during 2001.

     We are actively pursuing other government grants and will continue to do so in the near and distant future.

OTHER NICHE GENERIC DRUGS

     In addition to anticancer drugs, we are seeking to develop compounds for generic antifungal, anti-AIDS and cardiovascular drugs which enjoy significant market demand but are no longer subject to patent protection, to obtain ANDA approval of such drugs and to market such drugs independently or through joint ventures with other pharmaceutical firms. Management believes this will afford us the ability to develop one or more products in the marketplace on a faster basis than through the development of new drugs, with the concomitant regulatory hurdles.

HEXOID(TM) Plate
----------------

     We have developed, under a SBIR Phase I grant in 1992 from the National Aeronautics and Space Administration ("NASA"), a microbial diagnostic HEXOID(TM) plate assay useful for rapid screening of microbial infections and antibiotic activity. The test allows a researcher to conduct several different tests simultaneously and inexpensively. This test, used in evaluating microbial infections, could replace bulky, cumbersome and expensive laboratory testing equipment presently in use. We believe that applications exist in identification and characterization of microorganisms in clinical and veterinary specimens (e.g. urine, blood and sputum), in water samples, in cosmetics and for pesticide detection and biocide evaluation.

     We have received two U.S. Patents from the U.S. Patent and Trademark Office relating to the HEXOID(TM) plate. See "Patents and Proprietary Technology" above. Further development will be required before the HEXOID(TM) plate can be marketed. There can be no assurance as to whether or when we will be able to market the HEXOID(TM) plate successfully.

TECHNICAL AND CONSULTING SERVICES

     In addition to our research, development and production activities, we, to a limited extent, provide technical and consulting services to pharmaceutical and chemical product companies, as well as to companies in the food, cosmetic and household product industries. Our microbiologists can perform tests such as potency assays for antibiotics and vitamins, microbial counts for pharmaceuticals, water, cosmetics and toiletries and mutagenic studies of pharmaceuticals. Our chemists can provide tests such as infrared ("IR"), ultraviolet ("UV-VIS") and gas chromatography ("GC") analysis of pharmaceuticals, chemical analysis of vitamins and high performance liquid chromatography ("HPLC") analysis of pharmaceuticals and cosmetics. Many of these tests are standardized tests required to obtain approval of products by FDA or the U.S. Environmental Protection Agency ("EPA").

     We also consult with and assist clients in their development and improvement of pharmaceuticals. We assist clients in developing and validating methods and protocols for researching and producing pharmaceuticals and other products. Technical and consulting services are not our principal focus and are not expected to have a material impact on our operations.

     Although we stress quality control in our technical and consulting services, we may face professional liability as a result of our service work. We do not maintain, and do not currently intend to obtain, insurance against such liabilities.

XETAPHARM(TM)

     We established XetaPharm(TM) in 1996 to bridge the gap between pharmaceuticals and nutraceuticals. XetaPharm's principal business objective is to develop "quality controlled" nutraceutical products for the consumer market. Based on meetings between the National Center for Complimentary and Alternative Medicine ("NCCAM"), National Institutes of Health ("NIH") and the FDA, which were attended by our scientists, we determined that our technological strength and agreements with Chinese and Indian institutions could assure the introduction of quality controlled nutraceutical products. We have obtained "Gold Leaf(R)" as our Trademark for these products.

     XetaPharm has developed a limited number of over-the-counter natural products (not requiring FDA approval) for sale through direct consumer sales, health food outlets and distribution companies. We have selected several products to be manufactured by contract manufacturers under XetaPharm trademarks. The emphasis of the products has been the natural health benefits. Initial marketing efforts commenced in the second quarter of 1996. XetaPharm has introduced eight products, to date: GarlicOnce(R); GinkgoOnce(R); GinsengOnce(R); Gugulon(TM); Melatonin; DHEA; Co-Enzyme-Q10; and VIDA PRAS(TM). We have designed a time release component for the first three of these products, reducing the number of pills that must be taken. In 2000, we introduced Co Enzyme Q-10. There can be no assurances as to the level of success for this program. XetaPharm's marketing efforts and sales have been limited, due to our financial constraints. We are evaluating our long-term commitment, which includes continued investment in sales and marketing, limited investment to product development for other companies or divestiture of XetaPharm.

     In December of 2001, we fully reserved the value of our finished goods inventory of XetaPharm due to slow movement and limited sales. This will in no way stop our efforts to market nutraceuticals in the future.

     XetaPharm's interactive E-commerce based web site (xetapharm.com) is available for purchases and information for all of XetaPharm's product line.

MANUFACTURING OF NUTRACEUTICALS

     XetaPharm products are currently produced to our specifications by a contract manufacturer until our marketing efforts through brokers, the Internet and foreign sales show sufficient demand to warrant in-house manufacturing. We will analyze possible alternatives.

MARKETING

     We are seeking corporate alliances with large pharmaceutical companies for some of these programs in order to take advantage of such companies' abilities to reach broad-based markets. There can be no assurance that we will be able to enter into such collaborative agreements. If we decide to conduct any direct marketing of potential products, there can be no assurance that we will be successful in establishing a successful in-house marketing and sales force or that sufficient financing will be available to develop our marketing and sales capabilities.

     XetaPharm sells its nutraceutical product line through health food stores, pharmacies and the Internet. The marketing of these products is anticipated to occur through print, radio and television advertising and trade publications. XetaPharm has limited in-house marketing and sales force at this time and is seeking to establish alliances with more distributors, as well as marketing firms, to promote its product line. We may in the future co-market these products with established marketing organizations and/or provide some of these products on a private label basis. We have also established sales through the world-wide web and E-commerce through the web site www.xetapharm.com.

TRADEMARKS

     We have registered and maintain trademark rights to Xechem(R) and have applied for registration of HEXOID(TM). We had planned to market paclitaxel under the trademark PAXETOL(TM). Registration of PAXETOL(TM) in United States and Canada was opposed by SmithKline Beecham P.L.C. ("SKB") based on SKB's registered PAXIL(R) mark for use with a dissimilar product. In order to avoid this conflict, we will select a new name for the United States and Canada, but will retain the trademark PAXETOL(TM) for other countries. We may seek to register other existing or future trademarks. We are not aware of any competitive uses of trademarks similar to our existing trademarks, other than as claimed by SKB, which may interfere with our use of our trademarks.

     XetaPharm maintains trademark rights to GarlicOnce(R), GinsengOnce(R), GinkgoOnce(R) and Gold Leaf(R), for which federal registration has been granted. The trademarks for Gugulon(TM) and VIDA PRAS(TM) are pending at this time. XetaPharm may adopt other trademarks for use with its potential products.

RAW MATERIAL SUPPLY

     Initially, we obtained the raw material for paclitaxel from domestic sources. In September 1994, we entered into a three year agreement with Guizhou Fanya Pharmaceutical Co. Ltd. ("Guizhou") for Guizhou to supply us with partially processed raw material for paclitaxel. Pursuant to that Agreement, we purchased 2.5 kilograms of at least 50% crude paclitaxel (i.e., paclitaxel already extracted from the bark) from Guizhou during 1995 and 2.5 kilograms in 1996. Our obligation was to purchase a minimum of four kilograms in the year 1996 and four kilograms in the year 1997. Due to our financial condition, and the extension of Bristol-Myers Squibb's exclusivity of the sale of TAXOL(R) in the US market, we were unable to make the minimum purchases.

     Should the agreement with Guizhou be terminated or not extended, we may not be able to purchase sufficient quantities of paclitaxel pursuant to the Guizhou agreement to meet our current needs. If we determine to produce paclitaxel in larger quantities than presently planned, we have located additional suppliers in China and one supplier in India for the crude paclitaxel material or its precursor. We currently import the plant materials for our products under development primarily from the People's Republic of China and India. A continued source of plant supply from the People's Republic of China and India, as well as a supply of the raw material for paclitaxel, is subject to the risks inherent in international trade. Those risks include unexpected changes in regulatory requirements, exchange rates, tariffs and barriers, difficulties in coordinating and managing other foreign operations, potentially adverse tax consequences and possible problems associated with DMF data. There can be no assurance of a continual source of supply of these materials. Interruptions in supply or material increases in the cost of supply could have a material adverse effect on our financial condition and results of operations.

         As paclitaxel is derived from the extraction and purification of raw materials (bark, needles etc.), the manufacture of paclitaxel is contingent upon the availability of the raw material. There are limited sources of paclitaxel raw material worldwide and certain of such sources are under contract with Bristol-Myers and other competitors. In addition, the gathering season for paclitaxel in certain regions (e.g., the Pacific Northwest) is limited to certain times of the year and harvesting must be arranged in advance. While we believe that we will be able to obtain our required quantities of paclitaxel in the foreseeable future at reasonable prices, there can be no assurances that our current source of supply or others will be able to supply the same.

     We have entered into agreements with two Chinese institutions for the supply of plant extracts and synthetic compounds. We have spent $150,000 for extracts and compounds under these agreements over the past five-years. Some of the compounds from these investigations are in the pre-clinical development. In addition, we will likely have to pay royalties to these institutions if the markets develop for any products based on these materials.

     Dr. Pandey and his brothers incorporated a corporation in India ("Xechem India") which seeks to obtain contracts for dependable supplies of plants and other raw materials from India. Based on our discussions with Indian sources for such materials, we believe that an Indian corporation will be able to obtain such contracts on significantly better terms than would a United States-based corporation. Xechem India may also conduct certain research, manufacturing and marketing activities in India. Dr. Pandey has transferred his interest in Xechem India to us in exchange for our reimbursement to him of the organizational expenses (approximately $5,000). Currently, we own substantially all of Xechem India. We have not invested significant additional amounts in Xechem India. We anticipate that Xechem India will seek financing from Indian sources, including, in particular, individuals or organizations which will be active in Xechem India's business, which may dilute our interest in Xechem India. Dr. Pandey's family has invested additional funds in Xechem India. It is anticipated that Xechem India will make available to us the materials which Xechem India obtains. We have adopted a policy that all transactions with affiliates shall be on terms no less favorable to us than could be obtained from an unaffiliated party and must be approved by a majority of our independent directors. Such policy specifically applies to any transaction between us and Xechem India if and so long as Dr. Pandey or any of the members of his immediate family own 10% or more of the capital stock of Xechem India. However, if we do not control Xechem India, there can be no assurance that Xechem India will make such materials available to us or that it will not make such materials available to our competitors. In addition, if we do not control Xechem India, there can be no assurance that Xechem India's research, development, manufacturing and other activities will be of benefit to, or would not be competitive to, us. Xechem India has signed an agreement with Fujisawa (USA) to market their vancomycin and other injectable drugs in India. Xechem India commenced marketing vancomycin in 1997 after registration of the drug with the Drug Controller of India. We recently registered generic paclitaxel in India. The results of operations of Xechem India have not been significant, to date.

COMPETITION

Pharmaceuticals
---------------

     Competition in the pharmaceutical industry is extremely intense. The principal factors upon which such competition is based include marketing, distribution, price, therapeutic efficacy, side effects, profile, ease of use, safety, physician acceptance and patient compliance. Many treatments exist for cancer, viruses, and fungi, and additional therapeutics are under development, including other naturally sourced pharmaceuticals.

     Most competitors, one of which currently dominates the paclitaxel market (Bristol-Myers), have substantially greater capital resources, research and development capabilities, manufacturing and marketing resources and experience than we do. In addition, these companies have vastly greater resources for the production and distribution of pharmaceuticals following development and regulatory approval. These companies may represent significant long-term competition to us. Our competitors may succeed in developing products that are more effective or less costly than any that may be developed by us, or that gain regulatory approval prior to our products. Bristol-Myers is already marketing paclitaxel commercially in the United States, Canada and certain other countries for treating ovarian, breast, small cell lung cancers and AIDS related Kaposi Sarcoma. In addition, other companies have competitive products that are in more advanced stages of clinical testing than our paclitaxel or our second-generation paclitaxel. We also expect that the number of market entrants, and thus the number of our competitors and potential competitors, will increase as more paclitaxel products receive commercial marketing approvals from the FDA or analogous foreign regulatory agencies. Any of these entrants may be more successful than us in manufacturing, marketing and distributing our products. In addition, we understand that: (i) in October and December 1993, Napro Biotherapeutics, Inc. ("Napro") filed a confidential DMF containing certain of Napro's proprietary manufacturing processes with the FDA and the Australian Therapeutic Goods Administration (the "TGA"), Australia's equivalent of the FDA, relating to Napro's manufacture of paclitaxel, and that Napro has been selling certain quantities of paclitaxel in Australia; and (ii) Rhone Poulenc has developed a paclitaxel analogue trademarked as "TAXOTERE(TM)," which has similar but different properties to paclitaxel, which has been sold in Europe, and in 1996 received approval to sell TAXOTERE(TM) in the United States. To our knowledge, a number of other pharmaceutical firms are poised to introduce paclitaxel for sale in the United States once Bristol Myers Squibb's exclusivity for TAXOL(R) lapses.

     There can be no assurance that developments by other pharmaceutical companies will not render our products or technologies obsolete or noncompetitive or that we will be able to keep pace with technological developments of our competitors. We believe that some of our competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products we are developing. These competing products may be more effective and less costly than the products we are developing. We have established some collaboration to investigate our second-generation paclitaxel analogs, which are at a very preliminary stage.

Nutraceuticals
--------------

     The health supplements and nutritional product industries in which XetaPharm operates are extremely competitive, both internationally and in the United States. XetaPharm faces substantial competition to each of its products. Competitive factors include quality, price, style, name recognition and service. As a new entrant in these markets, XetaPharm has not established name recognition and its competitive position cannot be determined. XetaPharm will compete primarily with health-aid companies, specialty retailers, mass merchandisers, chain drug stores, health food stores and supermarkets. Many of such companies have trademarked products known worldwide. XetaPharm will also compete with companies which manufacture and distribute non-branded (generic) products. Many competitors have substantially greater financial, distribution, marketing and other resources than XetaPharm and have achieved significant name recognition and goodwill for their brand names. There can be no assurance that XetaPharm will be able to successfully compete with these companies when marketing its products.

GOVERNMENT REGULATION

     The research, development, manufacture and marketing of our potential products are subject to substantial regulation by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, and local entities regulate, among other things, research and development activities and the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our potential products. Historically, in the United States, it takes seven to ten years to advance a new pharmaceutical from the laboratory to the time when it can be marketed.

     Prior to marketing any pharmaceutical product for other than research purposes, we must prepare and submit a Drug Master File ("DMF") to the FDA to obtain overall approval of the facility as a manufacturer of pharmaceuticals and a DMF for the process of manufacturing such products. Thereafter, before any of our potential new pharmaceutical products may be marketed in the United States the following is involved: (i) preclinical testing including stability studies and animal tests; (ii) submission of an Investigational New Drug ("IND") application which must become effective before clinical trials may begin; (iii) well-controlled human clinical trials to establish the safety and efficacy of the proposed drug in its intended application; and (iv) FDA approval of a New Drug Application ("NDA"). If the drug or compound utilized in the product has been previously approved for use in another dosage form, the approval process is similar, except that certain preclinical toxicity tests normally required for the IND may be avoided through the use of an ANDA.

     Clinical trials are typically conducted in three sequential phases that may overlap. Phase I involves the initial introduction of the drug into healthy human subjects where the product is tested for safety, dosage tolerance, absorption, metabolism distribution and excretion. Phase II involves studies in a limited patient population to: (i) determine the efficacy of the product for specific, targeted indications; (ii) determine dosage tolerance and optimal dosage; and (iii) identify possible adverse effects and safety risks. When Phase II evaluations demonstrate that the product is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dose ranging and clinical efficacy and to further test for safety in an expanded patient population at geographically dispersed clinical study sites. The FDA or the sponsor may suspend clinical trials at any point in this process if either entity concludes that clinical subjects are being exposed to an unacceptable health risk, or for other reasons.

     The results of product development, preclinical studies, and clinical studies are submitted to the FDA as part of a NDA for approval of the marketing and commercial shipment of the product. The FDA may deny a NDA if applicable regulatory criteria are not satisfied or may require additional clinical data. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Once issued, a product approval may be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized and it has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

     Under the Waxman Hatch Amendment to the Food, Drug and Cosmetic Act of 1984, a five year period of marketing exclusivity is granted to any firm which develops and obtains FDA approval of a non patentable new molecular entity to compensate the firm for development efforts on such non patentable molecular entities. In connection with its development of paclitaxel, Bristol Myers was granted a period of marketing exclusivity, which was to expire on December 29, 1997, but was extended for four years. Management believes some, but not all foreign countries have given Bristol Myers exclusive rights to market the compound. We intend to submit an ANDA for paclitaxel before the end of year 2001. We estimate, but can provide no assurances, that FDA approval of an ANDA for paclitaxel will take six to twenty-four months. At such time as we have such data, we intend to apply for regulatory approval to market paclitaxel in certain foreign countries. Management believes that obtaining regulatory approval to market and distribute paclitaxel in certain foreign markets will require a significantly shorter period of time than would be required in the United States, but can offer no assurance thereof.

     Each drug product manufacturing establishment that supplies drugs to the U.S. market must be registered with, and approved by, the FDA prior to commencing production and is subject to biennial inspections by the FDA for cGMP compliance after a NDA or an ANDA has been approved. In addition, drug product manufacturing establishments must meet applicable state and local standards.

     In nutraceuticals, the processing, formulation, packaging, labeling and advertising of XetaPharm's products will be subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission and the Consumer Product Safety Commission, among others. These activities will also be regulated by the Hatch-Harkin Dietary Supplement Health and Education Act of 1994 and by various agencies of the states and localities in which our products will be sold. We intend to, and believe that we will be able to, comply with these laws and regulations in all material respects.

LEGAL PROCEEDINGS

     We are presently engaged in litigation with MD Anderson and the Trustees of the University of Texas in connection with a License Agreement for the rights to a new formulation of paclitaxel. On March 2, 2000, we filed a complaint in the United States District Court for the District of New Jersey against the University of Texas, MD Anderson and the UT Board, as defendants. This complaint is for declaratory judgment against the defendants in connection with the License Agreement. MD Anderson sent a letter to our counsel seeking to terminate the License Agreement. This letter also contained a counterproposal to us, which we rejected, and we also rejected the claim that the License Agreement should be terminated. The defendants delivered a termination letter to us purporting to terminate the License Agreement on the basis of the claim that we were "insolvent." This alleged insolvency was based upon 1998 financial records. We stated in our complaint that we are currently solvent and deny the claim that we were insolvent in 1998. We have made all required payments to MD Anderson pursuant to the License Agreement.

     Our complaint also seeks to change inventorship and ownership of the University of Texas' patents, worldwide, which cover the new formulation of the anticancer drug paclitaxel. The University of Texas sought to dismiss the complaint based on lack of personal jurisdiction, venue, 11th Amendment state sovereign immunity and lack of declaratory judgment jurisdiction. On February 21, 2002, a federal district court judge of the U.S. District Court, District of New Jersey, denied the University of Texas' motion to dismiss the case for lack of personal jurisdiction and venue and granted the defendant's motion to transfer the case to the Southern District of Texas (CA No.: 00-1010). The judge did not rule on the defendants' motion to dismiss the suit based on 11th Amendment state sovereign immunity and lack of declaratory judgment jurisdiction. The case is now pending.

PROPERTIES

     We conduct our operations in a state-of-the-art laboratory facility in New Brunswick, New Jersey. Organizations such as Xechem that develop or produce pharmaceuticals must meet certain Federal and State standards. For each facility subject to such standards, specific operating procedures are developed to meet these standards, and compliance with those procedures is monitored on a regular basis by both the FDA and state regulators. Compliance with these standards and procedures is known as current Good Laboratory Practices, or "cGLP" for research operations, and current Good Manufacturing Practices, or "cGMP" for manufacturing operations. We currently believe that we operate our facility in accordance with cGLP and cGMP; however, to date, we have not received the FDA certification for cGMP.

     We lease our office and laboratory space at 100 Jersey Avenue, Building B, Suite 310, New Brunswick, New Jersey 08901. The facility consists of approximately 25,000 square feet and at original execution of the lease the lessor was unaffiliated. Ownership of the lessor was subsequently transferred to a new investment group and Dr. Pandey invested personal funds to acquire an approximately 25% interest in the lessor. We have accepted the first of three five-year extensions therefore the current extension to the lease expires on September 30, 2005, subject to two additional five-year extensions at our option and an option by us to lease an additional 10,000 square feet. Our base rent is approximately $7,800 per month, which is subject to annual increases, which commenced October 1, 1996, based upon increases in the consumer price index. In addition to base rent, we are responsible for its proportionate share of taxes and all other expenses of the building.

     We are currently in arrears to our landlord and we are occupying more space then is stated in our current lease. Presently we are in the process of renegotiating the lease to rectify the issue regarding uncharged space and to extend the term of the lease. We do not foresee any major problems with finalizing the new lease in a timely fashion.

     We believe that our facilities are adequate for our current needs. If our operations are successful and our research and development activities continue to expand, or if we determine to produce paclitaxel or other products in large-scale commercial quantities, we may require additional equipment, manufacturing facilities, or both. We cannot predict the nature and extent of the equipment or facilities that might be needed at such time.

ENVIRONMENTAL REGULATION

     In connection with our research, development and manufacturing activities, we are subject to federal, state, and local laws, rules, regulations, and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. Although we believe that we have complied with these laws and regulations in all material respects and we have not been required to take any action to correct any noncompliance, there can be no assurance that we will not be required to incur significant costs to comply with health and safety regulations in the future. Our research and development involves the controlled use of hazardous materials, chemicals and micro-organisms. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulation, the risk of accidental contamination or injury from these materials cannot be completely eliminated. This risk is less when handling anticancer compounds. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources.

EMPLOYEES

     As of June 30, 2002, we had 18 employees, one of which is part-time. Of these employees, eight are dedicated to research, development, manufacturing and regulatory compliance. Eight of our employees hold doctorate degrees. None of our employees are covered by a collective bargaining agreement. We believe all relations with our employees are satisfactory.

SCIENTIFIC ADVISORY BOARD

     We have established the Scientific Advisory Board ("SAB"), which consists of scientists, researchers, and clinicians with recognized expertise in our areas of research. Certain members of the SAB are asked from time to time to review our research programs, advise with respect to technical or clinical matters, and recommend personnel. We initially granted options in May 1994 to the members of the SAB to purchase an aggregate of 63,000 shares of Common Stock at an exercise price of $.01 per share, and shares of Common Stock were granted to certain advisors in compensation for their help and contribution to us. In addition, SAB members will be entitled to reimbursement for out-of-pocket costs incurred by them in performing their advisory activities. The following are the members of the SAB:

     ELIAS J. ANAISSIE, M.D., is a Professor of Medicine, Director of Clinical Affairs of the Myeloma and Transplantation Research Center and the University of Arkansas School of Medical Sciences, Little Rock, Arkansas. Before joining the University of Arkansas, Dr. Anaissie was an Associate Internist and Associate Professor of Medicine in the Section of Infectious Diseases, Department of Medical Specialties, at the University of Texas System Center M.D. Anderson Hospital and Tumor Institute, Houston, Texas.

     NITYA ANAND PH.D., F.N.A., is a Scientist Emeritus at the Central Drug Research Institute in Lucknow, India, of which he was the Director between 1974 and 1984. He was previously the Senior Scientist of the Indian National Science Academy. Dr. Anand has been involved in medicinal science research for over 40 years, during which he has worked in the areas of drug design, drug synthesis, mode of action, and metabolism of drugs, and in evolving new approaches to therapeutics. He was responsible for the discovery of many new drugs, which include Centchroman, a contraceptive, Centbutindole, a neuroleptic, Centbucridine, a local anaesthetic and Gugulipid, a lipid-lowering agent. Dr. Anand received his Ph.D. from Bombay University in 1948 and from Cambridge University in 1980.

     BRIAN ARENARE, M.D., is currently a physician at NASA's Johnson Space Center in Houston, Texas, providing clinical and medical research support to the nation's space program. He holds a M.D. degree from Yale University, an M.B.A. from Columbia University, and an M.P.H from the University of Texas. Beginning with The

Wilkerson Group in 1992, Dr. Arenare has been strategy consultant and advisor to the pharmaceutical and medical product industries for the past decade. He has also held a number of clinical and academic appointments, including attending physician at Beth Israel Medical Center and Lenox Hill Hospital in New York. He currently is clinical assistant professor at the University of Texas Medical Branch. Dr. Arenare was a director of the Company from 1994 to 1997.

     PROF. JOAN W. BENNETT, PH.D., is a specialist in the generic and secondary metabolism of filamentous fungi. A graduate of the University of Chicago, Dr. Bennett is currently a Professor in the Department of Cell and Molecular Biology at Tulane University in New Orleans, Louisiana. Active in a number of professional societies, she has been Vice President of the British Mycological Society, a Board member of the Society for Industrial Microbiology, and is a Past President of the American Society for Microbiology. She is currently co-editor of The Mycota and Advances in Applied Microbiology, an Associate Editor of Mycologia, and Mycology Series Editor for Marcel Dekker. She has co-edited six books, and published well over 100 research papers, chapters and reviews.

     WILLIAM T. BRADNER, PH.D., is an Adjunct Professor for the Departments of Chemistry and Biology at Syracuse University and is also the President of Research Advisors, an independent consulting firm. Dr. Bradner has published over 194 articles, book chapters, abstracts, and patents. He was previously Director of Administration and Deputy Director of Preclinical Anti-Cancer Research at Bristol-Myers Squibb. Dr. Bradner received his Ph.D. from Lehigh University in 1952.

     PROF. GEOFFREY A. CORDELL, PH.D., is a Professor and former administrator at The College of Pharmacy, University of Illinois at Chicago. He has lectured throughout the world on the isolation of biologically active natural products and on the future of drug discovery from plants. He has published over 480 scientific papers and reviews and has received a number of fellowships and awards. He received his Ph.D. from the University of Manchester in 1970.

     PROF. SUKH DEV, PH.D., D.SC., F.N.A., is a visiting Professor at the. Centre for Biomedical Research, University of Delhi, India and has studied the organic chemistry of natural products and Ayurvedic medicinal plants for more than 40 years. He has held Research Professorship at the Indian Institute of Technology in Delhi (1988 - 1992), Director of the Malti-Chem Research Center in Nandesari, Varodara, India (1974 - 1988) and has been a Visiting Professor at the Stevens Institute of Technology, the University of Georgia, and the University of Oklahoma. He is a recipient of several awards including the Ernest Guenther Award (1980) of the American Chemical Society, and the Third World Academy of Sciences Award in Chemistry (1988). He has published over 350 scientific papers, books, and chapters and holds over 50 patents. He received his Ph.D. and D.Sc. from the Indian Institute of Science in 1948 and 1960, respectively.

     PROF. SUN HAN-DONG, PH.D., is a professor of Natural Product Chemistry at the Kunming Institute of Botany, the Academy of Sciences of China. He was previously the Director of the Kunming Institute of Botany. Dr. Sun Han-Dong is known for his academic achievements on ent-kauranoids, taxoids, cumarins, and phenolic constituents . He has published over 350 papers and received nineteen awards in the People's Republic of China for his research achievements, including the Second and Third Award of Science and Technology from the Academy of Sciences of China and Yunnan Province and the First Award of Science and Technology of Kunming City.

     ALLEN I. LASKIN, PH.D., is President of Laskin/Lawrence Associates. He has previously served as the Vice President of Research and Development and Chief Scientific Officer of Ethigen Corporation, President of Matrix Research Laboratories and Head of bioscience Research at Exxon Research and engineering Company. Among his honors, Dr. Laskin has received the Charles Thom Research Award, presented by the Society for Industrial Microbiology. His work in microbial transformations led to two dozen patents and numerous publications while working at the Squibb Institute for Medical Research and Exxon. Dr. Laskin is the Senior Editor of The Journal of Industrial Microbiology and Co-Editor of Advances in Applied Microbiology. Dr. Laskin received his Ph.D. from the University of Texas in 1956.

     PROF. ZHANG LI-HE, PH.D., is Professor and Director of National Key Laboratory of Natural and Biomimetic Drugs, School of Pharmaceutical Sciences at Peking University of the People's Republic of China. He has studied for over two decades the chemistry of nucleosides, nucleotides, and anti-tumor and anti-viral drugs and has published over 150 scientific papers in these areas. He has been a recipient of the National Scientific Research

Excellence Award from the Science and Technology Commission and The Ministry of Education of the People's Republic of China and the Science and Technology Prize from the Beijing Government. He received the Otani Prize and an honorary Ph.D. from Hoshi University, Japan in 1988 and 1990, respectively. He was awarded the 12th Edgar Snow Professorship by the University of Missouri-Kansas City, USA in 1993. He received the Millennium Pharmaceutical Scientist Award from FIP in 2000.

     RENUKA MISRA, PH.D., is currently our Director of Natural Products Research and Development and is a guest research scientist/consultant at NIA and NIH engaged in the study of natural products, as well as alternative and complimentary medicines (nutraceuticals) for their validity of use, efficacy and quality control, including Ayurvedic substances and their anti-aging and memory enhancing activities. She has studied the chemistry of herbal and bioactive natural products for over two decades. She has occupied Research and Academic positions at a number of research centers including the University of Nebraska, North Carolina State University, the University of Toronto, the University of Illinois, John Hopkins University and the NCI-Frederick Facility. Dr. Misra received her Ph.D. from the National Chemical Laboratory, Pune, India in 1965.

     PROF. LESTER A. MITSCHER, PH.D., is currently the University Distinguished Professor and former Chairman of the Department of Medicinal Chemistry at the University of Kansas, one of the nations premier research institutions for chemistry. Among his past accomplishments, he has served on the Senior Advisory Council of G.D. Searle & Co., and has been the Chairman of the Biological and Natural Products Study Section for the NIH, as well as Chairman of the American Society for Pharmacognosy. Dr. Mitscher received his Ph.D. from Wayne State University in 1968. Dr. Mitscher was a director of ours from 1994 to 1997.

     PROF. OTTO J. PLESCIA, PH.D., Professor Emeritus of Immunology, Waksman Institute, Rutgers University, is currently Adjunct Professor of Medical
Microbiology & Immunology at the University of South Florida, College of Medicine, Tampa, Florida. His main research interests relate to the pathogenesis of virus and cancer induced immunodeficiency, and the development of immunomodulating drugs to treat such immunodeficiencies. He has served on the Advisory Boards of several immunological journals, is a member of the American Association of Immunologists and other professional societies, and has published extensively on the subject of acquired immunodeficiency. He received his Ph.D. from Cornell University in 1947.

     C. L. PROPST, PH.D., is President and CEO of the Texas Biotechnology Foundation. Previously she was Founder and Executive Director of the Center for Biotechnology, and Director of the Graduate Program in Biotechnology, at Northwestern University. She has also served as President and CEO of Affiliated Scientific, Inc., as Corporate Vice President, Research and Development Worldwide for Flow General, Inc., as Divisional Vice President, Research and Development for Ayerst Laboratories, American Home Products, and as Head of Microbial and Molecular Biology for Abbott Laboratories. Dr. Propst received her Ph.D. from Yale University in 1973.

     PROF. FEDERICO ARCAMONE, PH.D., received a "Diplome d'etudes superieures de sciences physiques de l'Universite de Paris (1952) and a "Libera Docenza" in biological chemistry in Rome (1962). He has been active in the field of natural products and antibiotic research, drug metabolism and organic synthesis, becoming Head of Chemical R&D at Farmitalia, Milan in 1973. In 1987 was Chairman of the Research Division of the Menarini Company (Florence, Italy). From 1997 he is associated with the National Research Council, Italy. His achievements include the discovery and development of the antitumor anthracyclines doxorubicin, epirubicin, idarubicin and their analogs, the structure elucidation and synthesis of new antibiotics, the development of new ergoline drugs and the synthesis of glycopeptides, penem derivatives and DNA conjugates.

     Prof. Arcamone is author and co-author of over 200 research papers and reviews, over 100 patents and has been an active lecturer in different countries, and has been associated as a "contract professor" with the Universities of Bologna, Parma and Milan. He has received the Bristol-Myers award for Cancer Chemotherapy, (1981), the Gold Medal of the "Academia delle Scienze detta dei XL" (1982), and the Bruce Cain award of the American Ass. Of Cancer Res. (1985), the Medal of the University of Florence (1992), the Gold Medal of the Italian Federation of Chemical Industries (1994), the Medal of the Italian Chemical Society, Carbohydrate Division (2000), and other scientific recognition. Prof. Arcamone is a member "emeritus" of the American Chemical Society, member Italian Chemical Soc. of the Am. Ass. Of Cancer Research, Am. Soc. of Pharmacognosy, Am. Soc. of Microbiology, and Int. Society for the Study of Xenobiotics.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our Common Stock is traded on the OTC Bulletin Board. The following table shows the high and low bid quotations, on a quarterly basis, of our Common Stock from January 1, 2000 through June 30, 2002:

                                  Common Stock
                                  ------------

-----------------------------------------------------------------------------------------------------------------------
             2000      2000      2000      2000      2001      2001      2001      2001      2002      2002      2002
             First    Second     Third    Fourth     First    Second     Third    Fourth     First    Second     Third
            Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
            -------   -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
-----------------------------------------------------------------------------------------------------------------------
High Bid       1        .41       .22       .13       .08       .03       .03       .013      .019      .016     .008
-----------------------------------------------------------------------------------------------------------------------
Low Bid       .06       .09       .03       .03       .03       .01       .01       .005      .005      .005     .0013
-----------------------------------------------------------------------------------------------------------------------

     We have not declared or paid any dividends on our Common Stock.

     As of October 8, 2002, there were 237 record holders and approximately 4,500 beneficial owners of our Common Stock. Dividends on the Common Stock are subordinated to the payment of dividends on our outstanding Class A Voting Preferred Stock (the "Class A Preferred Stock"). The Class A Preferred Stock has a dividend preference of $.00001 per annum per share on the liquidation preference of $.00001 per share on a cumulative basis. As of September 6, 2002 there were 2500 outstanding shares of Class A Preferred Stock and 10,618 outstanding shares of Class C Preferred Stock with a par value of $ .00001 with voting rights for 1 share equal to 10,000 shares of Common Stock.

     As of the date of this Prospectus, we have granted options for 27,079,333 shares of Common Stock available for issuance under the Plan. Following is a chart showing certain information concerning options presently outstanding under the Plan:

------------------------------------------------------------------------------------------------------------------
                                                                                           Number of Securities
                                                                                          Remaining Available For
                                Number of Securities To be   Weighted Average Exercise     Future Issuance Under
                                 Issued upon Exercise of       Price of Outstanding      Equity Compensation Plans
                                   Outstanding Options,        Options, Warrants and       (Excluding Securities
             Plan                   Warrants and Rights               Rights              Reflected in Column (a))
           Category                        (a)                          (b)                         (c)
------------------------------------------------------------------------------------------------------------------
Equity Compensation Plans               25,056,168                     .0133                     (56,168)
Approved by Stockholders
------------------------------------------------------------------------------------------------------------------
Equity Compensation Plans Not               0                            0                           0
Approved by Stockholders
------------------------------------------------------------------------------------------------------------------

                      Management's Discussion and Analysis1

General
-------

     We are the holder of all of the capital stock of Xechem, Inc., a development stage bio-pharmaceutical company engaged in the research, development, and production of niche generic and proprietary drugs from natural sources. Xechem, Inc., was formed in March 1990 to acquire substantially all of the assets of a subsidiary of LyphoMed, Inc. (later known as Fujisawa/LyphoMed, Inc.), a publicly traded company. Xechem Laboratories (formed in 1993), XetaPharm, Inc. (formed in 1996) and Xechem (India) Pvt. Ltd. are our subsidiaries. Xechem Pharmaceutical China Ltd., (formed in 2000) is an affiliate in the early stages of development.

Results of Operations
---------------------

     The Year Ended December 31, 2001 vs. The Year Ended December 31, 2000

     The following table sets forth certain statement of operations data of Xechem for each of the years ended December 31, 2001 and December 31, 2000 and for the cumulative period from inception (March 15, 1990) to December 31, 2001.

                                                                    CUMULATIVE
                                                YEARS ENDED        INCEPTION TO
                                                DECEMBER 31         DECEMBER 31

                                             2001         2000         2001

                                                     (in thousands)

Revenue                                    $    187     $     38     $  1,360

Research and development expense           $    527     $    538     $  9,952

General and administrative expenses        $  1,398     $  1,368     $ 13,139

Writedown of inventory and intangibles     $    133     $     --     $  1,856

(Loss) from operations                     $ (1,871)    $ (1,868)    $(23,587)

Other income (expense)                     $    127     $   (103)    $(12,621)

Net Loss                                   $ (1,744)    $ (1,971)    $(36,208)


Revenue
-------

     Revenue increased $149,000 or 392% from $38,000 for the year ended December 31, 2000 to $187,000 for the year ended December 31, 2001. The $149,000 increase in revenue was the result of $170,000 in consulting fees from A & K Consultants. XetaPharm's revenues from the sale of over-the-counter natural health products, commonly known as nutraceuticals, decreased $12,000 or 43% from the year ended December 31, 2000 to the year ended December 31, 2001.

-------------------------------------
1 Some of the statements included in this section of the Prospectus may be considered to be "forward looking statements" since such statements relate to matters which have not yet occurred. For example, phrases such as "we anticipate," "believe" or "expect" indicates that it is possible that the event anticipated, believed or expected may not occur. Should such event not occur, then the result that we expected also may not occur or occur in a different manner, which may be more or less favorable to us. We do not undertake any obligation to publicly release the result of any revisions to the forward looking statements that may be made to reflect any future events or circumstances.

Research and Development
------------------------

     Research and development decreased $11,000 or 2% from $538,000 for the year ended December 31, 2000 to $527,000 for the year ended December 31, 2001. Our research and development expenditures continue to emphasize compounds for niche generic anticancer, antiviral and antibiotic products, which enjoy significant market demand but are no longer subject to patent protection

     Research and development operations decreased slightly in 2001, which resulted in the 2% reduction. The status quo was maintained because of no significant changes in operations or personnel.

     Expenditures for research and development should increase during 2002 with anticipated new projects due to begin in 2002. We believe that increased research and development expenditures could significantly hasten the development of new products as well as the marketability of paclitaxel.

General and Administrative
--------------------------

     General and administrative expenses increased $30,000, or 2%, for the year ended December 31, 2001 as compared to the year ended December 31, 2000. The significant changes for the period ending December 31, 2001 were an increase of approximately $87,000 or 37% in administrative salaries due to the hiring of three new full time employees, approximately a $21,000 or 37% increase in accounting fees due to the hiring of new auditors, approximately a $36,000 or 68% decrease in advertising costs due to the one time costs in 2000 of the design and maintenance of three web sites and the production of a video for "American Medical Review," approximately a $247,000 or 54% decrease in legal fees primarily relating to the timing of fees incurred for the M.D. Anderson case and the hiring of in-house counsel, approximately a 37% decrease in the costs for our Annual Meeting of $10,000, and approximately a $17,000 increase in licenses and fees due in part to filing costs for registration statements which were filed with the Securities and Exchange Commission. We also had a non-cash stock expense increase of approximately $53,000 or 36% due to the beneficial conversion feature for stock options granted in 2000 and 2001. We also saw an increase in travel expenses of approximately $22,000 or 95% due to increased foreign travel to facilitate international projects.

     We increased personnel in 2001 but we do not anticipate that the general and administrative expenses will increase significantly until the hiring of additional personnel, including management, and the development of additional expertise in areas such as preclinical testing, clinical trial management, regulatory affairs, manufacturing and marketing occurs. The exact number and nature of persons hired, and our expenses for such persons will depend on many factors, including the capabilities of those persons who seek employment with us and the availability of funding to finance these efforts.

     We recorded a charge to operations in 2001 of approximately $133,000 to reserve for XetaPharm's finished goods inventory, which due to slow-movement and lack of sales, in our opinion, had no realizable value.

     Our loss from operations totaled $1,871,000, an increase of $3,000, or less than 1%, for the year ended December 31, 2001 as compared to the year ended December 31, 2000.

     Interest expense was approximately $325,000 in the year ended December 31, 2001, a decrease of approximately $32,000 or 9% as compared to the year ended December 31, 2000. Approximately $248,000 of this expense was non-cash in nature due to borrowings evidenced by convertible debentures.

     We have accrued approximately $452,000, in other income, from the sales of its New Jersey NOL's in 2001, which funds were received in January of 2002, as compared to approximately $249,000 received in 2000. We still have over $247,000 in approved tax credits and anticipate applying for approximately an additional $162,000 of credits, from our losses in 2001. There is no guarantee that any or all of these proposed credits will be approved by the State of New Jersey or of the total amount we will be allowed to sell in 2002.

The Six Months Ended June 30, 2002 vs. The Six Months Ended June 30, 2001

     The following table sets forth certain statement of operations data for the cumulative period from inception (March 15, 1990) to June 30, 2002 and for each of the three months ended June 30, 2002 and June 30, 2001.

                                                                    CUMULATIVE
                                             SIX MONTHS ENDED      INCEPTION TO
                                                 JUNE 30,            JUNE 30,

                                             2002         2001         2002

                                                     (in thousands)

Revenue                                    $    151     $    154     $  1,511
Research And Development Expense           $    311     $    244     $ 10,263
General And Administrative Expenses        $    851     $    701     $ 13,990
Writedown Of Inventory And Intangibles     $     --     $     --     $  1,856
Loss From Operations                       $ (1,011)    $   (791)    $(24,598)
Other Income (Expense)                     $   (354)    $   (103)    $(12,975)
Net Loss                                   $ (1,365)    $   (894)    $(37,573)

Revenue
-------

     The $3,000 decrease in sales for the six months ended June 30, 2002 as compared to the six months ended June 30, 2001 represents approximately a 2% decrease resulting from a $80,000 decrease in consulting fees from A & K Consultants, of which $100,000 was a one time fee. We also had $70,000 in service fees from a new customer and we expect these to continue at $35,000 per month. Our subsidiary, XetaPharm Inc., had an increase in consulting fees of approximately $10,000 over the same period. We anticipate these to continue for the foreseeable future.

Research and Development
------------------------

     Our research and development expenditures were made in conjunction with the development of compounds to make niche generic anticancer, antiviral and antibiotic products that enjoy significant market demand but are no longer subject to patent protection. Research and development expenditures increased by $67,000 to $311,000 or 27% primarily from an increase in personnel and supplies due to new projects and in depreciation expense due to new equipment from 2001 and equipment under capital leases for the six months ended June 30, 2002 as compared to the six months ended June 30, 2001.

     Expenditures for research and development increased during the first and second quarters of 2002. We anticipate this trend to continue due to our plan to bring a generic version of paclitaxel to market, new hires and increased activity and should continue to increase for the remainder of the year. We believe that increased research and development expenditures could significantly hasten the development of new products as well as the marketability of paclitaxel and its second-generation analogs.

General and Administrative
--------------------------

     General and administrative expenses increased $150,000 or 21% for the six months ended June 30, 2002 as compared to the six months ended June 30, 2001. This increase is primarily due to the expenses related to the issuance of convertible notes payable and the preparation of this registration statement, these expenses consisted of a 10% finders fee of $115,000.

     Interest expense to non-related parties increased approximately $253,000 for the six months ended June 30, 2002 as compared to the six months ended June 30, 2001 primarily relating to beneficial conversion of debentures and convertible notes payable.

     We anticipate that general and administrative expenses will increase with the expansion of our operations and marketing efforts. Our planned activities will require the addition of new personnel, including management, and the development of additional expertise in areas such as preclinical testing, clinical trial management, regulatory affairs, manufacturing and marketing. The exact number and nature of persons hired and our expenses for such persons will depend on many factors, including the capabilities of those persons who seek employment with us and the availability of additional funding to finance these efforts.

Liquidity and Capital Resources; Plan of Operations
---------------------------------------------------

     On June 30, 2002, we had cash and cash equivalents of $518,000, negative working capital of $1,084,000 and negative stockholder's equity of $2,348,000.

     As a result of our net losses through December 31, 2001 and accumulated deficit since inception, our accountants, in their report on our financial statements for the year ended December 31, 2001, included an explanatory paragraph indicating there is substantial doubt about our ability to continue as a going concern. This condition has not changed as of June 30, 2002. Our research and development activities are at an early stage and the time and money required to determine the commercial value and marketability of our proposed products cannot be estimated with precision. We expect research and development activities to continue to require significant cost expenditures for an indefinite period in the future.

     We have received $1,375,000 in the first six months of 2002 from investor financing of which $70,000 are accounted for as related party loans and $155,000 are unsecured subordinated convertible debentures (the "Debentures"). The term of these Debentures is ten years with an interest rate of 8% per annum payable on the Maturity Date. These Debentures are convertible into Shares of at a price per Share of $.0015. $1,150,000 is from the sale of Notes. The term of these Notes is two years with simple interest accruing at the annual rate of 8% payable on May 23, 2004 (the maturity date). These Notes are convertible into Shares after six months from receipt, the conversion price of the Notes is the lower of $0.005 or 50% of the lowest closing bid price for the Shares on the OTC Pink Sheets, the OTC Bulletin Board, the Nasdaq SmallCap or NMS Markets or any stock exchange, or if not then trading on any of the foregoing, such other principal market or exchange where the Shares are listed or traded for 30 trading days prior to but not including the date of conversion. The interest on those notes accrues and is payable upon maturity, and at the option of the holder may be converted into common stock, per the aforesaid formula. The borrower shall have a ten business day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of fifteen percent (15%) per annum shall apply to the amounts owed hereunder. In addition, the holders of Notes were issued five year warrants to purchase common stock at an exercise price of $0.01 per share, with 40 warrants issued for each $1.00 of investment in Notes. We issued warrants with an exercise price of $0.01 to purchase 35,560,000 shares of common stock. In order to exercise warrants after a six month waiting period, a) payment may be made either in (i) cash or by certified or official bank check payable to our order equal to the applicable aggregate Purchase Price, (ii) by delivery of Common Stock issuable upon exercise of the Warrants or (iii) by a combination of any of the foregoing methods. The Holder may not employ the cashless exercise feature described above at any time that the Warrant Stock to be issued upon exercise is included for unrestricted resale in an effective registration statement.

     During the first six months of 2002, we decreased our borrowings under our line of credit with Bank of New York, a short-term loan, by $9,000 by repaying the balance of $54,000 in January 2002 and borrowing $45,000 in March 2002. We also repaid $85,000 of related party loans in January 2002.

     We have entered into two capital leases for various equipment. The value of the leases is approximately $30,500. Monthly payments of approximately $365 will be paid over the next three years and approximately $500 will be paid over the next five years respectively per lease.

     We are currently seeking investors, marketing partners, joint ventures or strategic alliance agreements both in the United States and abroad. We are actively pursuing numerous prospects.

     We have expended and will continue to expend substantial funds in connection with the research and development of its products. As a result of these expenditures, and even with revenues anticipated from of sales of nutraceutical, lab fees and consulting revenues, we anticipate that losses will continue for the foreseeable future. As of June 30, 2002 we have less than six months of cash on hand at our current expenditure rate.

     Our planned activities will require the addition of new personnel, including management, and the continued development of expertise in areas such as preclinical testing, clinical trial management, regulatory affairs, manufacturing and marketing. Further, if we receive regulatory approval for any of our products in the United States or elsewhere, it will incur substantial expenditures to develop its manufacturing, sales and marketing capabilities and/or subcontract or joint venture these activities with others. There can be no assurance that we will ever recognize revenue or profit from any such products. In addition, we may encounter unanticipated problems, including developmental, regulatory, manufacturing or marketing difficulties, some of which may be beyond our ability to resolve. We may lack the capacity to produce our products in-house and there can be no assurances that we will be able to locate suitable contract manufacturers or be able to have them produce products at satisfactory prices.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

------------------------------------------------------------------------------------------------------
                                                     Payments Due By Period as of June 30, 2002
                                            ----------------------------------------------------------
                                                           Less than       1-3       4-5      After 5
         Contractual Obligations                Total       1 Year        Years     Years      Years
------------------------------------------------------------------------------------------------------
Long-Term Debt: Convertible Debentures (1)      925,000                                        925,000
------------------------------------------------------------------------------------------------------
Long-Term Debt: Convertible Notes (2)         1,150,000                 1,150,000
------------------------------------------------------------------------------------------------------
Operating Leases-Short & Long Term               62,000       19,000       43,000
------------------------------------------------------------------------------------------------------
Short-Term Debt (3)                             318,000      318,000
------------------------------------------------------------------------------------------------------
Unconditional Purchase Obligations (4)          697,000      697,000
------------------------------------------------------------------------------------------------------
Other Long-Term Obligations                     170,000                   170,000
------------------------------------------------------------------------------------------------------
TOTALS                                        3,322,000    1,034,000    1,363,000      --      925,000
------------------------------------------------------------------------------------------------------

1. The Convertible Debentures mature in ten years with 8% interest per annum. We expect (but there can be no assurance) that they will be converted to common stock within one year.

2. The Notes mature in two years with 8% interest per annum. We expect (but there can be no assurance) that they will be converted to common stock within one year.

3. $298,000 is due in September 2002 but we expect to extend this note at that time for another twelve-month period.

4.   This consists of Accounts Payable as of June 30, 2002.

     We also have a line of credit with the Bank of New York with borrowings of $45,000 against a $55,000 line-of-credit bearing interest at the rate of 6.75% per annum as of June 30, 2002.

CRITICAL ACCOUNTING POLICIES

Consolidation

     Our Consolidated Financial Statements include the accounts of Xechem International Inc. and all subsidiaries except where control is temporary or does not rest with us. All majority-owned entities in which our control is considered other than temporary are consolidated. For investments in companies in which we have the ability to exercise significant influence over operating and financial policies, including certain investments where there is a temporary majority interest, such entities are accounted for by the equity method. Our judgments regarding the level of influence or control of each equity method investment include considering key factors such as our ownership interest, representation on the board of directors, participation in policy making decisions and material inter-company transactions. Our investments in other companies that we do not control and for which we do not have the ability to exercise significant influence as discussed above are carried at cost or fair value, as appropriate. All significant inter-company accounts and transactions, including transactions with equity method investees, are eliminated from our financial results.

Patents, Trademarks, and other Intellectual or Intangible Assets

     The costs of Patents, Trademarks, and other Intellectual or Intangible Assets are currently expensed in the period in which they are incurred. While we realize there is an intrinsic value to these assets, the fair market value is not easily discernable because of the uncertainty of success, lack of funds available to develop such assets and the time it takes to bring certain of these assets to market.

Other Policies

     We have  adopted  or will adopt the  following  new  accounting  standards:
Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations," and Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Intangible Assets." SFAS No. 141 is effective for all business combinations completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS No. 142. Major provisions of these Statements and their effective dates for Xechem are as follows:

     o All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling-of-interests method of accounting is prohibited except for transactions initiated before July 1, 2001.

     o Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.

     o Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives would no longer be subject to amortization.

     o Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

     o All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement is effective for the fiscal years beginning after December 15, 2001. This Statement supersedes Statement of Financial Accounting Standards No.

121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," while retaining many of the requirements of such statement.

     Management's assessment is that these Statements do not have a material impact on our financial position or results of operations.

     We did not engage in any transactions with any affiliated parties in addition to those disclosed in this Prospectus other than we issued 10,618 shares of Class C Series 6 Preferred Stock to Dr. Ramesh C. Pandey Ph. D. in accordance with an agreement between Dr. Pandey and us wherein we agreed to issue him equity securities with voting rights sufficient for him to remain owner of 20% of our outstanding voting stock.

     In April 2002, the Financial Accounting Standards Board ("FASB") adopted Statement of Financial Accounting Standards 145 Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Statement No. 145 is effective for fiscal years beginning after May 15, 2002. We believe that this statement will not have a significant impact on our results of operation or financial position upon adoption.

     In July 2002, The Financial Accounting Standards Board ("FASB") Issued Statement 146 Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The principal difference between this Statement and Issue 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined in Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. We believe that this new standard will not have a material effect on our results of operation or financial condition.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

     The names of the directors and executive officers of Xechem and their respective ages and positions with Xechem are as follows:

NAME                               AGE    POSITION WITH XECHEM
----                               ---    --------------------

Dr. Ramesh C. Pandey (2)(3)(4)     63     Chief  Executive  Officer,  President,
                                          Chairman  of the  Board of  Directors,
                                          Secretary and Treasurer.

Stephen F. Burg (1)(2)(3)(4)       64     Director and Assistant Treasurer

(1)  Member of Stock Option Committee.
(2)  Member of Compensation Committee.
(3)  Member of Audit Committee.
(4)  Member of Nominating committee

     All directors hold office until their successors have been elected and qualified or until their earlier resignation or removal. Directors are elected annually and serve without remuneration for service as directors. Officers serve at the discretion of the Board of Directors. There are no family relationships among any of our directors or executive officers.

     RAMESH C. PANDEY, PH.D., is our founder. He has been Chief Executive Officer and President and a director of Xechem Inc. since its formation in 1990 and our Chief Executive Officer, President, and Chairman of the Board of Directors since our formation in February 1994. From 1984 to March 1990, Dr. Pandey was the President and Chief Scientist of our predecessor, which was a subsidiary of LyphoMed. Dr. Pandey served as a visiting Professor at the Waksman Institute of Microbiology at Rutgers University from 1984 to 1986. Dr. Pandey has also served as scientist, consultant, and research associate for several universities and private laboratories. Dr. Pandey has published over eighty articles in professional publications such as the Journal of Antibiotics, the Journal of the American Chemical Society, the Journal of Industrial Microbiology and the Journal of Natural Products. Dr. Pandey is a member of the editorial board of the Journal of Antibiotics and of several professional societies.

     STEPHEN F. BURG has been a director  since  1996.  Mr.  Burg has been chief executive officer of SB corporate Consulting, Inc., which offers corporate growth strategies for public and private companies, nationally and internationally. From 1978 to 1986, Mr. Burg was Vice President-Corporate Acquisitions for Evans Products Company and from 1973 to 1978 was Corporate Director-Acquisitions and Human Services for Jack August Enterprises. Mr. Burg serves as a consultant to various businesses.

SECTION 16(A) BENEFICIAL REPORTING COMPLIANCE

     Our executive officers, directors and shareholders beneficially owning more than 10% of our Common Stock are required under the Exchange Act to file reports of ownership of Common Stock of Xechem with the Securities and Exchange Commission. Copies of those reports must also be furnished to us. Based solely upon a review of the copies of reports furnished to us and written representations that no other reports were required, we believes that during the preceding year all filing requirements applicable to executive officers, directors and shareholders beneficially owning more than 10% of our Common Stock have been complied with the exception of Jay Gupta who was late filing a Form 3 and a Form 4.

COMMITTEES

     Our Stock Option Committee, established in May 1995, presently consists of Mr. Burg. The Stock Option Committee administers the 1995 Stock Option Plan and reviews and recommends to the Board of Directors stock options to be granted.

     Our Compensation Committee, established in May 1995, presently consists of Dr. Pandey and Mr. Burg. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of Xechem and reviews general policy matters relating to compensation and benefits of employees of Xechem.

     Our Audit Committee, established in May 1995, presently consists of Mr. Burg. The Audit Committee reviews with our independent public accountants the scope and timing of their audit services and any other services they are asked to perform, the accountants report on our financial statements following completion of their audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent accountants for the ensuing year.

Compensation of Directors.
--------------------------

     Directors do not receive any standard compensation for services.

Executive Compensation.
-----------------------

     Set forth below is information concerning the compensation for 1999, 2000 and 2001 for our President and Chief Executive Officer, who is the only executive officer of Xechem whose compensation exceeded $100,000:

--------------------------------------------------------------------------------------------------------
                                 ANNUAL COMPENSATION               LONG TERM COMPENSATION
--------------------------------------------------------------------------------------------------------
                                                                     AWARDS             PAYOUTS
--------------------------------------------------------------------------------------------------------
          YEAR              SALARY    BONUS      OTHER       RESTRICTED   SECURITIES
                                                 ANNUAL        STOCK      UNDER-LYING    LTIP
                                              COMPENSATION     AWARDS       OPTIONS     PAYOUTS
--------------------------------------------------------------------------------------------------------
Dr. Ramesh Pandey   1999   $140,000     0        $1,249          0             0           0        0
                    2000   $140,000     0        $  688      $1,563,000        0           0        0
                    2001   $140,000     0        $1,380          0             0           0        0
--------------------------------------------------------------------------------------------------------

EMPLOYMENT AGREEMENTS

     Ramesh C. Pandey is employed pursuant to an agreement which provides for a base salary of $140,000 per year, subject to an annual increase in proportion to the increase in the consumer price index, such bonuses as a majority of the disinterested members of our board of directors may determine, and a royalty of 2 1/2% of our net profits before taxes with respect to any products developed by us or our affiliates during the term of the agreement. The royalty will be payable to Dr. Pandey or his estate so long as we continue to sell such products, notwithstanding any termination of the agreement. The agreement provides for a ten-year term, but permits either party to terminate the agreement after five years; if we terminate the agreement, Dr. Pandey will be entitled to receive severance equal to his compensation for the two years prior to termination. Dr. Pandey has agreed not to engage in certain business activities (generally similar to those currently engaged in by us) for six months (four months, in certain cases) after the termination of his employment with us. If there is a change in the beneficial ownership of 20% or more of our capital stock, Dr. Pandey may, at any time within one year after such event, terminate the agreement, in which event his noncompete and confidentiality agreement terminate and any indebtedness of us to Dr. Pandey shall accelerate.. In August 1996, due to the financial constraints of us, Dr. Pandey's salary was reduced by 54%. In November 1996, 50% of the reduction was restored and in February 1997, Dr. Pandey was returned to full salary. The reduction in salary was not accrued and will not be paid to Dr. Pandey. On September 30, 1998 Dr. Pandey signed an Amended Employment Agreement extending his current agreement by two years. He was also granted an option to purchase stock of Xechem in an amount equal to 20% of the total number of shares sold by us in a Rights Offering to certain shareholders and one or more subsequent offerings to raise up to $10,000,000 of additional capital through December 31, 2002.

     In 2001 Dr. Pandey deferred $70,000 of salary for a total deferral of $261,425 at December 31, 2001 of deferred salary until we have funds to pay him as set forth in the amendment to his Employment Agreement.

STOCK PLAN

     Effective December 1993, our sole stockholder approved the Share Option Plan (the "Plan"), which we have assumed, providing for the issuance to employees, consultants, and directors of options to purchase up to 12,600,000 shares of Common Stock. The Plan provides for the grant to employees of incentive stock options ("ISOs") and non-qualified stock options. On July 11, 2000, the Board of Directors increased the number of options available to 25,000,000.

     The Plan is administered by a Stock Option Committee established in May 1995 comprised of two members of the Board of Directors which has the power to determine eligibility to receive options and the terms of any options granted, including the exercise or purchase price, the number of shares subject to the options, the vesting schedule, and the exercise period. The exercise price of all ISOs granted under the Plan must be at least equal to the fair market value of the shares of Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of our outstanding capital stock, the exercise price of any ISO granted must equal at least 110% of the fair market value on the grant date and the maximum exercise period of the ISO must not exceed five years. The exercise period of any other options granted under the Plan may not exceed 11 years (10 years in the case of ISOs).

     The Plan will terminate in December 2003, ten years after the date it was first approved, though awards made prior to termination may expire after that date, depending on when granted. As of December 31, 2001, we have granted options under the Plan to purchase 24,529,333 shares of Common Stock, with 22,919,000 still outstanding under the Plan.

AGGREGATED OPTION EXERCISES IN FISCAL 2001 AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises during the year ended December 31, 2001 by the directors and executive officers of Xechem and the value of such parties' unexercised stock options as of December 31, 2001.

==========================================================================================================
                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                    OPTIONS AT 12/31/01              AT 12/31/00 (1)
----------------------------------------------------------------------------------------------------------
                          SHARES
                       ACQUIRED ON     VALUE
        NAME           EXERCISE (#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                        ($)
----------------------------------------------------------------------------------------------------------

Dr. Ramesh C. Pandey    2,232 (2)        0        1,000,000       500,000          $0             $0

Stephen F. Burg             0            0        1,522,700       500,000          $0             $0
==========================================================================================================

(1) Represents the excess, if any, of the closing price of the Common Stock as quoted on the OTC Bulletin Board on December 31, 2001 ($.011) over the exercise price of the options, multiplied by the corresponding number of underlying shares.

(2) Class C, Series 6 Voting Preferred Stock, Par Value $0.00001 per share, 10,000 votes per share.

     The following table provides information on options granted for Common Stock during the year ended December 31, 2001 to the directors and executive officers of Xechem.

----------------------------------------------------------------------------------------------------------------------
NAME                   NUMBER   OF    OPTIONS   PERCENT OF TOTAL OPTIONS GRANTED TO   EXERCISE PRICE   EXPIRATION DATE
                        GRANTED TO DIRECTORS    EMPLOYEES
----------------------------------------------------------------------------------------------------------------------
Dr. Ramesh C. Pandey   0                        0                                     0                -
----------------------------------------------------------------------------------------------------------------------
Stephen F. Burg        500,000                  4.4%                                  $0.015           July 09, 2012
----------------------------------------------------------------------------------------------------------------------

     We have not granted any Long-Term Incentive Plan-Awards during the year ended December 31, 2001.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock and total voting stock (including the Class A and Class C Preferred Stocks) as of September 6, 2002 by: (i) each stockholder known by Xechem to beneficially own in excess of 5% of the outstanding shares of Common Stock or Class A Preferred Stock; (ii) each director or nominee for director; and (iii) all directors and executive officers as a group. Ramesh C. Pandey owns all of the outstanding Class A Preferred Stock. Except as otherwise indicated in the footnotes to the table, the persons named below have sole voting and investment power with respect to the shares beneficially owned by such persons.

-----------------------------------------------------------------------------------------------------------------
                                  COMMON STOCK         CLASS A PREFERRED       CLASS C PREFERRED
                                                             STOCK                   STOCK
-----------------------------------------------------------------------------------------------------------------
Name and Address                                                                                      Percent of
                              Number of    Percent    Number of   Percent    Number of     Percent   Voting Stock
                                Shares     of Class    Shares     of Class     Shares     of Class    (1)(2)(9)
-----------------------------------------------------------------------------------------------------------------
Jay N. Gupta (3)              40,000,000    5.43%         0          -           0           -           4.73%
-----------------------------------------------------------------------------------------------------------------
Stephen F. Burg (4)           1,857,034     0.25%         0          -           0           -            .22%
                                 (6)
-----------------------------------------------------------------------------------------------------------------
Ramesh C. Pandey, Ph.D. (8)   61,923,663    8.40%     2,500 (1)     100%     10,618 (2)     100%        20.17%
                                 (7)
-----------------------------------------------------------------------------------------------------------------
All directors and executive   63,780,697    9.18%     2,500 (1)     100%     10,618 (2)     100%        20.85%
officers as a group (2           (8)
persons)
-----------------------------------------------------------------------------------------------------------------

     (1) Gives effect to the voting rights of 2,500 shares of Class A Voting Preferred Stock, all of which are owned by Dr. Pandey and which entitle him to cast 1,000 votes per share on all matters as to which shareholders are entitled to vote.
     (2) Gives effect to the voting rights of 10,618 shares of Class C Voting Preferred Stock, all of which are owned by Dr. Pandey and which entitle him to cast 10,000 votes per share on all matters as to which shareholders are entitled to vote.
     (3)  The address of Jay Gupta is 1173 Dolly Madison Blvd. McLean Va. 22101.
     (4) The address of Stephen Burg is 3257 Winged Foot Drive, Fairfield, CA 94533.
     (5) The address of Dr. Pandey is c/o Xechem International, Inc., 100 Jersey Avenue, Building B, Suite 310, New Brunswick, New Jersey 08901.
     (6) Does not include 166,66 shares subject to the Burg Options, which presently are not exercisable, and will not be exercisable, within 60 days from September 6, 2002; however, includes 1,838, shares that are presently exercisable options.
     (7) Includes 1,500,000 shares subject to the Pandey Options that are presently exercisable options.
     (8) Does not include 1,166,666 shares subject to the Directors Options, which presently are not exercisable, and will not be exercisable, within 60 days from February 15, 2002; however, includes 7,358034 shares that are presently exercisable options.
     (9) During 2000, Mr. Gupta granted to Dr. Pandey an irrevocable proxy to vote all of the shares under his control.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective June 25, 1996, an entity wholly-owned by Dr. Pandey (the "Holding Company") became a member of Vineyard Productions, L.L.C. ("Vineyard"), which in June 1994 acquired the building in which we lease its offices. Prior to making such investment, Dr. Pandey informed the Board of Directors of the opportunity for such investment, and the Board determined that we was not interested in such opportunity and approved Dr. Pandey making the investment. Our lease was entered into prior to that date (with a prior owner of the building) and has not been modified subsequent thereto. We are currently in negotiations to form a new lease, which would protect us in the future. We paid Vineyard $135,958 in 2001 and $228,366 in 2000.

     During 1999, Mr. Blech and the trustee of the Edward A. Blech Trust granted to Dr. Pandey an irrevocable proxy to vote all of the shares under their control.

     During 2000, The Jay Gupta Trust granted to Dr. Pandey an irrevocable proxy to vote all of the shares under his control.

     During 2000, Dr. Pandey's brothers converted notes payable of approximately $80,000 into 7,957,100 shares of common stock of ours, under the same terms as other investors.

     As of the date of this Prospectus, Dr. Pandey exercised his option to purchase 10,618 shares of Class C, Series 6 Preferred Voting Stock, $0.00001 per share, which are part of the options granted to Dr. Pandey by resolution of the Board of Directors at its meeting held on August 18, 1999, as amended by the Board of Directors on July 9, 2001. As amended, Dr. Pandey's employment agreement provides for the issuance, at no additional consideration, of 20% of the amount of all newly issued shares of Common Stock or, at his discretion, in lieu thereof, issuance of options to purchase additional shares of Common Stock for such 20% amount, which includes the issuance of an option to purchase shares of Class C Series 6 Preferred Stock at par ($0.00001 per share) which carries rights for 10,000 votes per share.

     We owe Dr. Pandey, Chairman of the Board, $721,000 as of December 31, 2001 from an interest bearing advance ($269,000) at 10% per annum and the note will be due when Xechem is no longer a development stage entity, accrued interest ($157,000), accrued salary ($261,000) and accrued expenses ($34,000). At
December 31, 2001, Xechem owed Dr. Pandey $615,000. Xechem also has a note payable to Dr. Renuka Misra, director of Natural Products, for $298,300 with 12% annual interest due September 20, 2002. Interest expense for related parties totaled $63,000 and $66,000 for the years ended December 31, 2001 and 2000, respectively, related to these notes. Xechem has received funding from Beverly Robbins, a sales and marketing representative totaling $198,000 as of December 31, 2001. There is also a $20,000 loan bearing 8% interest per annum due to Dr. Bhairab Pandey as of December 31, 2001.

     We have received $140,000 during the year ended December 31, 2000 from Xechem China pursuant to an interest free loan. Although an additional $340,000 was due Xechem under the original loan terms, no amounts were received in 2001 and it is unlikely any additional amounts will be received. We shall repay the loan advanced by Xechem China out of our share in the dividends or distribution of Xechem China. Since Xechem-China had no activity in 2001 and no foreseeable profits in the near future there will not be any short-term repayment to Xechem-China.

     We currently receive our supplies of plant extracts from India through informal collaborative relationships. Dr. Pandey and his brothers had incorporated a corporation in India ("Xechem India"), which was established to formalize such relationships by obtaining contracts for dependable supplies of plants and other raw materials. Based on its discussions with Indian sources for such materials, Xechem believed that an Indian corporation would obtain such contracts on significantly better terms than would a United States-based corporation. Xechem India may also conduct certain research, manufacturing, and marketing activities in India. In 1998, as a contribution to Xechem's capital, Dr. Pandey transferred his 66-2/3% interest in Xechem India to Xechem for no consideration other than reimbursement of amounts Dr. Pandey advanced for organizational expenses (approximately $5,000). Dr. Pandey's brothers will initially own the remaining equity in Xechem India, some or all of which Xechem anticipates will be made available to other, unrelated, persons in India. The minority interest in Xechem India is not material.

     Subject to obtaining necessary regulatory approvals in India, Dr. Pandey has transferred his interest in Xechem India to Xechem for no consideration other than reimbursement of amounts (equal to approximately $5,000) Dr. Pandey advanced for organizational expenses. Dr. Pandey's brothers own the remaining equity in Xechem India. At December 31, 2001, we own substantially all of Xechem India. We anticipate that some of the equity in Xechem India will be made available to other, unrelated, persons in India. Both of Dr. Pandey's brothers and Mr. Anil Sharma, a chartered accountant, serve as directors of Xechem India. No compensation is paid to Dr. Pandey, his relatives or Mr. Anil Sharma for service as directors. See Business - Raw Material Supply.

                   SHARES TO BE ISSUED IN CONNECTION WITH THE
                             CONVERSION OF THE NOTES

     We have sold $1,150,000 in principal amount of Notes to investors in an offering exempt from registration pursuant to Section 4(2) under the Securities Act and Regulations D and S thereunder. As a result, none of the Notes issued are freely tradable. We have agreed with the holders of the Notes to register the Shares issuable upon conversion of the Notes. There is no market for the Notes. The Notes provide, among other things, for voluntary conversion of some or all of the outstanding principal and accrued but unpaid interest thereon until the date of conversion but only after six months from the date of issuance of each Note until maturity of the Notes two years after issuance.

     The conversion price of the Notes is the lower of $0.005 or 50% of the lowest closing bid price for the Shares on the OTC Pink Sheets, the OTC Bulletin Board, the Nasdaq SmallCap or NMS Markets or any stock exchange, or if not then trading on any of the foregoing, such other principal market or exchange where the Shares are listed or traded for 30 trading days prior to but not including the date of conversion. The Notes possess anti-dilution provisions for stock dividends, splits, mergers, sale of substantially all of our assets and for other events. We will issue up to approximately 400,000,000 Shares if all of the Notes are held to maturity (two years after issuance), the conversion price is $0.005 per Share, we do not make any payments of principal or interest and the entire amount of outstanding principal and interest is converted into Shares. We will issue more Shares if the conversion price is adjusted to less than $0.005 per Share. If any Notes are converted prior to maturity, then the amount of interest will be less and the total number of Shares which we will issue upon conversion may be less, depending upon the conversion price then in effect.

     To convert the Notes, the holder must notify us, in writing, at our offices, of the holder's intention to convert and the number of Shares to be issued. If the holder does not convert all of the Notes, the holder will receive a new Note equal to the difference between the original principal amount of the Notes and the principal amount of the Notes converted.

                     SHARES TO BE ISSUED IN CONNECTION WITH
                            THE EXERCISE OF WARRANTS

     In connection with our agreement with the holders of the Notes, we agreed to issue Warrants (the "Warrants") to the Noteholders to purchase a total of 35,560,000 Shares at an exercise price of $0.01 per Share. The Warrants are exercisable at any time from and after six months from the date of issuance until five years from the date of issuance.

     The Warrants possess anti-dilution provisions for stock dividends, splits, mergers, sale of substantially all of our assets, sale of our stock at below the then current exercise price of the Warrants and for other events. We issued the Warrants in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, as a private offering. As a result, none of the Warrants are freely transferable and there is no market for the Warrants.

     The holder of a Warrant may exercise his or its purchase rights, in whole or in part, at any time, or from time to time, prior to the Warrant expiration date. To make such exercise, the holder must notify us, in writing, at our offices of his or its intention to exercise the Warrants and the number of Shares to be purchased. The holder should also submit payment for the purchase price of the Shares in the form of cash, certified or cashier's check or wire transfer or by way of a "cashless" exercise. If the holder does not exercise all of the Warrants, the holder will receive new Warrants equal to the difference between the number of Shares subject to the original Warrants and the number of Shares purchased pursuant to the Warrant exercise.

                        SHARES TO BE ISSUED IN CONNECTION
                           WITH EXERCISE OF THE OPTION

     We issued an option (the "Option") to one person to purchase up to 250,000 Shares at an exercise price of $0.01 per Share in an offering exempt from registration pursuant to Section 4(2) under the Securities Act. The holder of this Option previously exercised a portion of the Option for 125,000 Shares. The Company issued a new Option for the remaining 125,000 Shares, which has not yet been exercised. There is no market for the Option. The Option can be exercised at any time after six months from date that the Option is issued until the sixth anniversary of issuance. The Option possesses anti-dilution provisions for stock dividends, splits, mergers, sale of substantially all of our assets and for other events.

     To exercise the Option, the holder must notify us, in writing, of her intention to exercise and the number of Shares to be purchased. If the holder does not exercise the entire Option, the holder will receive a new Option equal to the difference between the number of Shares originally subject to the Option and the number of Shares exercised.

                              SELLING SHAREHOLDERS

     The Selling Shareholders may offer up to the number of Shares set forth below, presuming each Selling Shareholder olds his or its Notes until maturity in two years and based upon a conversion price of $0.005 per Share for the Notes and $0.01 per Share for the Warrants. The number of Shares which the Shareholders may receive upon conversion of the Notes may increase if the trading price of the Shares is less than $0.005 per Share. The number of Shares registered in connection with the exercise of the Option and the Warrants is based upon a conversion price of $0.01 per Share. We will not receive any of the proceeds from the sale of the Shares by the

Selling Shareholders. The following table sets forth certain information with respect to the Selling Shareholders and the Shares which they will own upon conversion of the Notes and after exercise of the Warrants and the Options.

                                           Shares Beneficially Owned                Shares to be Beneficially Owned
                                             Prior to the Offering                      After the Offering (1)
                                             ---------------------                      ----------------------

                                                                      Shares Being
Selling Shareholder                          Number        Percent      Offered         Number         Percent
-------------------                          ------        -------      -------         ------         -------
Alpha Capital Aktiengesellschaft         75,593,600 (2)      7.88%     75,593,600              0              0%

Momona Capital Corp.                     21,026,760 (3)      2.35%     21,026,670              0              0%

Stonestreet Limited Partners             75,593,600 (4)      7.88%     75,593,600              0              0%

Tradersbloom Limited                     52,567,280 (5)      5.69%     52,567,280              0              0%

BiCoastal Consulting Corp.               31,026,710 (6)      3.33%     21,026,740     10,000,000           1.07%

Renuka Misra                              2,987,000 (7)         *         125,000      2,862,000              *

Harbor Trust                             60,552,000 (8)      6.49%     60,552,000              0              0%

     *Less than one percent

     (1)  Assumes the sale of all Shares offered by this Prospectus.
     (2) Includes up to 65,091,000 Shares to be issued upon conversion of Notes and up to 10,862,600 Shares to be issued upon exercise of Warrants.
     (3) Includes up to 17,934,600 Shares to be issued upon conversion of Notes and up to 3,092,160 Shares to be issued upon exercise of Warrants.
     (4) Includes up to 62,091,000 Shares to be issued upon conversion of Notes and up to 10,862,600 Shares to be issued upon exercise of Warrants.
     (5) Includes up to 44,836,800 Shares to be issued upon conversion of Notes and up to 7,730,480 Shares to be issued upon exercise of Warrants.
     (6) Includes up to 17,934,600 Shares to be issued upon conversion of Notes and up to 3,092,160 Shares to be issued upon exercise of Warrants; the remaining Shares are owned by the Selling Shareholder.
     (7) Includes 125,000 Shares to be issued upon exercise of the Option and 707,200 Shares to be issued upon exercise of employee options; the remaining Shares are owned by the Selling Shareholder.
     (8)  All shares to be issued upon conversion of Notes.

     Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations thereunder, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Shares during the applicable "cooling off" period prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Securities Act, in connection with transactions in the Shares, which provisions may limit the timing of purchases and sales of Shares.

                              PLAN OF DISTRIBUTION

     This Prospectus, as appropriately amended or supplemented, may be used from time to time by the Selling Shareholders, or their transferees, to offer and sell the Shares in transactions in which the Selling Shareholders and any broker-dealer through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. We will not receive any of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares.

     We anticipate that resales of the Shares by the Selling Shareholders will be effected from time to time on the open market in ordinary brokerage transactions in the OTC Bulletin Board, on which the Shares are included for quotation, in the over-the-counter market, or in private transactions. The Shares will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Shares may be offered directly by the Selling Shareholders or through brokers or dealers. A member firm of the National Association of Securities Dealers, Inc. ("NASD") may be engaged to act as the Selling Shareholders' agent in the sale of the Shares by the Selling Shareholders and/or may acquire Shares as principal. Member firms participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such Shares, from such purchaser), such commissions computed, in appropriate cases, in accordance with the applicable rates of the NASD, which commissions may be negotiated rates where permissible. Sales of the Shares by the member firm may be made on the OTC Bulletin Board from time to time at prices related to prices then prevailing.

     Participating broker-dealers may agree with the Selling Shareholders to sell the specified number of Shares at a stipulated price per Share and, to the extent such broker dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer's commitment to the Selling Shareholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions on the OTC Bulletin Board, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

     Upon the Selling Shareholders notifying us that a particular offer to sell the Shares is made and a material arrangement has been entered into with a broker-dealer for the sale of Shares, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade, including: (i) the number of Shares involved; (ii) the price at which the Shares were sold; (iii) any participating brokers, dealers, agents or member firm involved; (iv) any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Shareholders; and (v) other facts material to the transaction.

     Shares may be sold directly by the Selling Shareholders or through agents designated by the Selling Shareholders from time to time. Unless otherwise indicated in the supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Selling Shareholders and any brokers, dealers, agents, member firm or others that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Selling Shareholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Securities Act, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Shares.

     We will pay substantially all the expenses incident to this offering of the Shares by the Selling Shareholders to the public other than brokerage fees, commissions and discounts of underwriters, dealers or agents.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and us or the Selling Shareholders comply with the applicable requirements.

                            DESCRIPTION OF SECURITIES

GENERAL

     Our authorized capital stock presently consists of 9,950,000,000 shares of Common Stock (of which there are 672,123,605 Shares outstanding), par value $.00001 per share, 2,500 shares of Class A Preferred Stock, par value $.00001 per share (all of which are outstanding), 1,150 shares of 8% Preferred Stock (none of which are outstanding), par value $.00001 per share, and 49,996,350 shares of Class C Preferred Stock, par value $.00001 per share (of which 10,618 shares of Class C, Series 6 Preferred Stock have been authorized and are outstanding).

COMMON STOCK

     Holders of Common Stock are entitled to one vote on each matter submitted to a vote at a meeting of Shareholders. Common Stock does not have cumulative voting rights, which means that the holders of a majority of Shares voting for the election of directors can elect all of the members of our Board of Directors. Common Stock has no preemptive rights and no redemption or conversion privileges. Subject to any preferences of any outstanding Preferred Stock, the holders of the outstanding Common Stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to shareholders. A majority vote of holders of shares of Common Stock represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of holders of shares of Common Stock. All of the outstanding shares of Common Stock are full-paid and nonassessable.

PREFERRED STOCK

     There are currently outstanding 2,500 shares of Class A Preferred Stock. The holders of Class A Preferred Stock are entitled to receive dividends of $0.00001 per share, and $0.00001 per share in liquidation, before any dividends or distributions on liquidation, respectively, may be paid to the holders of Common Stock. The holders of the Class A Preferred Stock are entitled to cast 1,000 votes per share on each matter presented to our shareholders, voting together as a single class with the holders of the Common Stock, except as may be required by the Delaware General Corporation Law, and except that the affirmative vote or consent of holders of a majority of the outstanding Class A Preferred Stock is required to approve any action to increase the number of authorized Class A Preferred Stock, to amend, alter, or repeal any of the preferences of the Class A Preferred Stock, or to authorize any reclassification of the Class A Preferred Stock. We may redeem the Class A Preferred Stock for $.00001 per share at any time after May 3, 2009.

     Our Board of Directors may, without further action by the shareholders, from time to time, issue shares of Class C Preferred Stock in series and may, at the time of issuance, determine the rights, preferences, and limitations of each series. Any dividend preference of any Class C Preferred Stock which may be issued would reduce the amount of funds available for the payment of dividends on Common Stock. Also, holders of Class C Preferred Stock would normally be entitled to receive a preference payment in the event of our liquidation, dissolution, or winding-up before any payment is made to the holders of Common Stock. Under certain circumstances, the issuance of such Class C Preferred Stock may render more difficult or tend to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. Our Board of Directors, without shareholder approval, may issue Class C Preferred Stock with voting and conversion rights which could adversely affect the holders of Common Stock.

     We have authorized the issuance of 25,000 shares of Class C, Series 6 Preferred Stock, which rank junior to the Class A Preferred Stock but senior to the Common Stock. The holders of Class C, Series 6 Preferred Stock are not entitled to receive dividends. The holders of Class C, Series 6 Preferred Stock shall be entitled to receive $0.00001 per share on liquidation, before any distributions or liquidation to the holders of Common Stock. The holders of Class C, Series 6 Preferred Stock are entitled to cast 10,000 votes per share on each matter presented to our shareholders, voting as a single class with the holders of Common Stock, except as may be required under the Delaware General Corporation Law, and except that the affirmative vote or consent of holders of a majority of the Class C, Series 6 Preferred Stock is required to approve any action to amend, alter or repeal any of the preferences of the Class C, Series 6 Preferred Stock, or to authorize any reclassification of the Class C, Series 6 Preferred Stock.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is Continental Stock Transfer and Trust Company, New York, New York.

                                  LEGAL MATTERS

     Certain legal matters in connection with the offering, including the validity of the shares of common stock offered hereby will be passed on for us by Shefsky & Froelich Ltd., Chicago, Illinois.

                                     EXPERTS

     Our consolidated financial statements for the years ended December 31, 2001 and 2000 included in this prospectus have been audited by Grant Thornton LLP, Independent Public Accountants, as set forth in its report with respect thereto and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission (the "Commission') a registration statement, of which this prospectus is a part, on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. We have omitted certain portions of this information as allowed by the rules and regulations of the Commission. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete. To gain a complete understanding of any such contract or other documents, you should read the copies which are filed as exhibits to the registration statement.

     For further information regarding us and the securities we are offering, you may read the registration statement, including all amendments, and the exhibits and schedules which may be obtained from the Commission in Room 1024 of the Commission's main offices at 450 Fifth Street, N.W., Washington, DC 20549. You can inspect this material for free at the Commission's offices, and you can make copies of the material if you pay fees established by the Commission. The Commission's phone number is 1-800-SEC-0330 (1-800-732-0330).

     The Commission maintains a website that contains registration statements, reports, proxy material and other information regarding registrants that file electronically with the Commission. The address for the website is http:
//www.sec.gov.

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and furnish our stockholders annual reports containing financial statements audited by our independent accountants and make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Xechem International, Inc.

We have audited the accompanying consolidated balance sheet of Xechem International, Inc. ("Xechem") (a development stage company) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2001 and 2000, and the 2001 and 2000 amounts included in the cumulative period from inception (March 15, 1990) through December 31, 2001. These financial statements are the responsibility of Xechem's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2001 and 2000 consolidated financial statements referred to above present fairly, in all material respects the consolidated financial position of Xechem International, Inc. (a development stage company) and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years ended December 31, 2001 and 2000, and the 2001 and 2000 amounts included in the cumulative period from (March 15, 1990) through December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Xechem will continue as a going concern. Xechem is a development stage enterprise engaged in the research and development of generic and proprietary drugs from natural sources. To date, Xechem has primarily been engaged in the research and development activities and needs to secure additional capital and obtain proper regulatory approval to continue operations. As discussed in Note 2 to the consolidated financial statements, Xechem's existence is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis and ultimately to attain profitable operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

GRANT THORNTON LLP
February 13, 2002
Edison, New Jersey

                   XECHEM INTERNATIONAL, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                           CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 2001            2000
                                                                 ----            ----
CURRENT ASSETS
Cash                                                         $    241,000    $    229,000
Accounts receivable:
   Net Operating Loss                                             452,000              --
   Miscellaneous                                                   62,000          15,000
Inventory:
   Raw materials                                                    1,000           6,000
   Finished goods                                                      --         125,000
Prepaid expenses and other current assets                           1,000           6,000
                                                             ----------------------------

TOTAL CURRENT ASSETS                                              757,000         381,000

Equipment, less accumulated depreciation of
  $1,067,000(2001) and $923,000(2000)                             448,000         507,000
Leasehold improvements, less accumulated
  amortization of $570,000(2001) and $502,000(2000)               445,000         513,000
Cash surrender value of officer's life insurance                   20,000          25,000
Deposits                                                           20,000          20,000
                                                             ----------------------------

                                                             $  1,690,000    $  1,446,000
                                                             ============================

CURRENT LIABILITIES
   Accounts payable                                          $    957,000    $    750,000
   Accrued expenses to related parties                            474,000         346,000
   Accrued expenses to others                                     132,000         124,000
   Loans payable                                                   54,000         130,000
   Loans payable to related party                                 503,000         298,000
   Other current liabilities                                       70,000         156,000
                                                             ----------------------------

   TOTAL CURRENT LIABILITIES                                    2,190,000       1,804,000
                                                             ----------------------------

NOTES PAYABLE-RELATED PARTIES                                     409,000         409,000
CONVERTIBLE DEBENTURES                                          1,014,000              --
                                                             ----------------------------

TOTAL LIABILITIES                                               3,613,000       2,213,000
                                                             ----------------------------

STOCKHOLDERS EQUITY (DEFICIT)
   Class A voting preferred stock,$ .00001 par
     value, 2,500 shares authorized; 2,500 shares
     issued and outstanding (2001 and 2000)                            --              --
   Class B 8% preferred stock,$ .00001 par value,
     1,150 shares authorized; none outstanding                         --              --
   Class C preferred stock,$ .00001 par value,
     49,996,350 shares authorized; 2,232 outstanding
     (2001) Common stock, $.00001 par value, 1,950,000,000
     shares authorized; 378,841,000(2001) and 344,537,000
     (2000) issued and outstanding                                  4,000           3,000
   Unearned compensation expense                                 (284,000)       (406,000)
   Additional paid in capital                                  34,565,000      34,100,000
   Deficit accumulated during development stage               (36,208,000)    (34,464,000)
                                                             ----------------------------

TOTAL STOCKHOLDERS EQUITY (DEFICIT)                            (1,923,000)       (767,000)
                                                             ----------------------------

                                                             $  1,690,000    $  1,446,000
                                                             ============================

See notes to consolidated financial statements

                   XECHEM INTERNATIONAL, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF OPERATION

                                                                                   MARCH 15
                                                                                   --------
                                                                                1990 (DATE OF
                                                                                -------------
                                                       YEAR ENDED               INCEPTION) TO
                                                       ----------               -------------
                                                      DECEMBER 31,               DECEMBER 31,
                                                      ------------               ------------
                                                 2001              2000              2001
                                                 ----              ----              ----
REVENUES:                                   $      187,000    $       38,000    $    1,360,000

EXPENSES:
   Research and development                        527,000           538,000         9,952,000
   General and administrative                    1,398,000         1,368,000        13,139,000
   Writedown of inventory and intangibles          133,000                --         1,856,000
                                            --------------------------------------------------
                                                 2,058,000         1,906,000        24,947,000
                                            --------------------------------------------------

   LOSS FROM OPERATIONS                         (1,871,000)       (1,868,000)      (23,587,000)
                                            --------------------------------------------------

OTHER INCOME(EXPENSE) - NET:

   Interest Expense - Related Party                (63,000)          (66,000)       (8,799,000)

   Interest Expense                               (262,000)         (290,000)       (5,477,000)


   Sale of New Jersey net operating loss
     carryforwards                                 452,000           249,000         1,352,000

   Other (net)                                          --             4,000           303,000
                                            --------------------------------------------------
                                                   127,000          (103,000)      (12,621,000)
                                            --------------------------------------------------


   NET LOSS                                 $   (1,744,000)   $   (1,971,000)   $  (36,208,000)
                                            ==================================================

BASIC AND DILUTED LOSS PER SHARE            $        (0.01)   $        (0.01)
                                            ================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING                                    348,886,000       285,145,000
                                            ================================

                   XECHEM INTERNATIONAL, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
        CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                 MARCH 15, 1990 (INCEPTION) TO DECEMBER 31, 2001


                                                                                                              Deficit
                                                                                                            Accumulated
                                                                                Unearned      Additional      During
                                                 Number of                    Compensation     Paid-In-     Development
                                               shares issued    Par value        Expense        Capital        Stage
                                               -------------------------------------------------------------------------
Common stock issued to Dr. Pandey in 1990 in
   exchange for equipment recorded at
   transferor's cost                                      --   $         --   $         --   $    125,000

Laboratory and research equipment contributed
   to capital by Dr. Pandey in 1990 and 1991              --             --             --        341,000

Contribution to capital relating to
   unconsummated acquisition in 1992                      --             --             --         95,000

Exchange of securities of newly formed parent
   for outstanding securities of entities
   owned by Dr. Pandey                             4,371,000             --             --     13,840,000

Initial public offering in 1995 at $ 5 per
   share, less related expenses                    1,150,000             --             --      4,543,000

Stock options granted at exercise prices
  below market:
   1994                                              210,000             --             --         51,000
   1995                                              659,000             --             --      1,110,000
   1996                                               54,000             --             --         18,000
   1997                                              126,000             --             --         31,000

Private placements, less related expenses:
   In 1995 at $ 3.00 per share                       119,000             --             --        389,000
   In 1996 at $ 3.00 per share, net of a
   related 66,000 shares returned by Dr. Pandey      163,000             --             --         53,000
   In 1997 at $ 0.05 per share                    45,020,000             --             --      2,291,000

Shares issued in 1996 at $ 0.38 per share upon
   termination of agreement to sell a minority
   interest in a subsidiary                          260,000             --             --        100,000

Conversion of preferred stock into common stock
  at $ 1.25 to $ 1.75 per share less related costs:
   In 1996                                         1,686,000             --             --      1,995,000
   In 1997                                        45,120,000          1,000             --      2,131,000

Conversion of debt into common stock in 1996
   at $ 0.25 per share                             1,478,000             --             --        369,000

Shares issued in settlement of a lawsuit in
   1996 valued at $ 1.31 per share                    25,000             --             --         33,000

Conversion of Dr. Pandey's preferred stock and
   debt into common stock in 1997 at $ 0.0625
   per share                                      19,430,000             --             --      1,214,000

Other                                                     --             --             --         16,000

                                       F-4

                                                                                                              Deficit
                                                                                                            Accumulated
                                                                                Unearned      Additional      During
                                                 Number of                    Compensation     Paid-In-     Development
                                               shares issued    Par value        Expense        Capital        Stage
                                               -------------------------------------------------------------------------
Private placement at $ 0.05 per share             11,180,000             --             --        559,000

Contribution to capital by stockholders of
   equity interest in Xechem India                        --             --             --         79,000

Conversion of debt into common stock  at $
   0.05 per share                                  8,800,000             --             --        440,000

Stock issued to Fortress Financial at $ 0.0001
   per share                                         800,000             --             --             --

Return of capital to David Blech or his
designees                                                 --             --             --       (261,000)

Deficit since inception                                                                                       (30,066,000)
                                               --------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1998                    140,651,000   $      1,000   $         --   $ 29,562,000    $(30,066,000)

Sale of common stock pursuant to Blech
   agreement at $ 0.01 per share                  44,554,000          1,000             --        444,000

Conversion of debt due related parties at
   $ 0.01 per share                               44,181,000             --             --        360,000

Shares issued to directors, employees and
   consultants for services valued at $ 0.037
   per share                                      11,074,000             --             --        410,000

Capital arising from issuance of Class C Stock
  (Note 7):
   Series 4                                               --             --             --        400,000
   Series 5                                               --             --             --      1,564,000

Net loss for year ended December 31, 1999                 --             --             --             --      (2,427,000)
                                               --------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1999                       240,460,000   $2,000                  -     $32,740,000  $(32,493,000)

Stock options exercised at $ .01 per share           393,000             --             --          4,000

Issuance of 1,500,000 options at $.01 per
   share with a FMV of $ .06  per share for
   services rendered                                      --             --             --         75,000

Conversion of Class C preferred stock to
   common shares                                  82,259,000          1,000             --         (1,000)

Conversion of debt to shares of Common Stock @
   $0.01 per share                                16,426,000             --             --        164,000

Private placement of shares of Common Stock @
   $0.08 per share                                 1,000,000             --             --         80,000

Issuance of Common Stock  @ $0.096  per share
   for services rendered                           1,110,000             --             --        107,000

Stock options exercised at $ .01 per share
   with a FMV of $0.076  per share                   503,000             --             --          5,000

Conversion of debt to shares of Common Stock @
   $0.01 per share                                 2,155,000             --             --         22,000

                                      F-5

                                                                                                              Deficit
                                                                                                            Accumulated
                                                                                Unearned      Additional      During
                                                 Number of                    Compensation     Paid-In-     Development
                                               shares issued    Par value        Expense        Capital        Stage
                                               -------------------------------------------------------------------------
Stock options exercised at $ .01 per share           231,000             --             --          1,000

Beneficial Conversion feature of notes payable            --             --             --        286,000

Charge to operations resulting from Options
   granted to Directors, Consultants and
   Employees                                              --             --             --        192,000

Unearned Stock Compensation Expense Related to
   Options granted to Directors, Consultants
   and Employees                                          --             --       (406,000)       406,000

Increase in Equity Interest in Xechem India               --             --             --         19,000

Net loss for year ended December 31, 2000                 --             --             --             --      (1,971,000)
                                               --------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 2000                    344,537,000   $      3,000   $   (406,000)  $ 34,100,000    $(34,464,000)

Stock issued for services rendered                 5,141,000             --             --         68,000

Amortization of unearned stock compensation               --             --        197,000             --

Stock options exercised at $.01 per share            450,000             --             --          6,000

Beneficial Conversion feature of notes payable            --             --             --        216,000

Unearned Stock Compensation Related to Options
granted to Directors and Employees                        --             --        (75,000)        76,000

Stock Options Granted to Consultants                      --             --             --         16,000

Stock issued for cancellation of indebtedness      1,500,000             --             --         15,000

Stock issued upon conversion of debentures        27,213,000          1,000             --         68,000

Net loss for quarter ended December 31, 2001              --             --             --             --      (1,744,000)
                                               --------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 2001                    378,841,000   $      4,000   $   (284,000)  $ 34,565,000    $(36,208,000)
                                               ==========================================================================

                   XECHEM INTERNATIONAL, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                       March 15,
                                                                                     1990(date of
                                                                                     inception) to
                                                      Years ended December 31,        December 31,
                                                    ----------------------------------------------
                                                        2001             2000             2001
                                                    ------------     ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                         $ (1,744,000)    $ (1,971,000)    $(36,208,000)

   Adjustments to reconcile net loss to net cash
    used in operating activities:
   Depreciation                                          145,000          132,000          969,000
   Amortization                                           68,000           68,000          741,000

   Non-cash expenses in connection with issuance
    of debt and equity securities                        581,000          700,000       17,514,000
   Write down of inventories                             133,000               --        1,339,000
   Write down of patents                                      --               --          517,000
   Loss on investment in related party                        --               --           89,000

   Changes in operating assets and liabilities
    (Increase) decrease in:
     Accounts receivable- Net Operating Loss            (452,000)              --         (452,000)
     Accounts receivable- Miscellaneous                  (47,000)          (2,000)         (62,000)
     Inventories                                          (3,000)           2,000       (1,335,000)
     Prepaid expenses and other current assets             5,000            5,000          127,000
     Other                                                 5,000           10,000          (15,000)
   Increase (decrease) in:
     Accounts payable                                    207,000           95,000          980,000
     Other current liabilities                           (86,000)         120,000           30,000
     Accrued expenses                                    136,000           45,000          583,000
                                                    ----------------------------------------------
NET CASH FLOWS USED IN OPERATING ACTIVITIES         $ (1,052,000)    $   (796,000)    $(15,183,000)
                                                    ----------------------------------------------

                                   (continued)

                                                                                       March 15,
                                                                                     1990(date of
                                                                                     inception) to
                                                      Years ended December 31,        December 31,
                                                    ----------------------------------------------
                                                        2001             2000             2001
                                                    ------------     ------------     ------------
NET CASH FLOWS FROM OPERATING ACTIVITIES            $ (1,052,000)    $   (796,000)    $(15,183,000)
                                                    ----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Patent issuance costs                                      --               --         (548,000)
   Purchases of equipment and
    leasehold improvements                               (85,000)         (20,000)      (2,080,000)
   Investment in related party                                --               --          (23,000)
   Other                                                      --               --           (8,000)
                                                    ----------------------------------------------

NET CASH FLOWS FROM INVESTING ACTIVITIES:                (85,000)         (20,000)      (2,659,000)
                                                    ----------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from related party loans                     205,000           97,000        1,960,000
   Proceeds from notes payable - others                       --               --          628,000
   Proceeds from short term loans                        938,000          226,000        4,111,000
   Capital contribution                                       --               --           95,000
   Payments on interim loans                                  --               --         (498,000)
   Payments on notes payable - others                         --               --         (525,000)
   Payments on stockholder loans                              --               --         (572,000)
   Proceeds from issuance of capital stock &
    exercising stock options                               6,000           90,000       12,884,000
                                                    ----------------------------------------------

   NET CASH FLOWS FROM FINANCING ACTIVITIES:           1,149,000          413,000       18,083,000
                                                    ----------------------------------------------

   NET CHANGE IN CASH                                     12,000         (403,000)         241,000
CASH, BEGINNING OF PERIOD                                229,000          632,000               --
                                                    ----------------------------------------------
CASH, END OF PERIOD                                 $    241,000     $    229,000     $    241,000
                                                    ==============================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the periods for:
   Interest paid - related party                    $     36,000     $     50,000     $    224,000
                                                    ==============================================
   Interest paid - other                            $      6,000     $         --     $    167,818
                                                    ==============================================

NONCASH FINANCING ACTIVITIES
   Net assets of Xechem India contributed to
    capital and minority interest                   $         --     $         --     $    118,000
                                                    ==============================================

   Liabilities exchanged for preferred
    and common stock                                $     69,000     $    186,000     $  1,176,000
                                                    ==============================================

See notes to consolidated financial statements

XECHEM INTERNATIONAL, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1    NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF THE BUSINESS
----------------------

We are engaged in one business segment, the research and technology development of generic and proprietary drugs from natural sources. Research and development efforts focus principally on antifungal, anticancer, antiviral (including anti-AIDS) and anti-inflammatory compounds, as well as antiaging and memory enhancing compounds. We are particularly committed to developing drugs from sources derived from Chinese and Indian folklore and niche generic anticancer drugs developed by fermentation or from other natural processes. Additionally, we provide technical and analytical laboratory services including the testing of chemicals, cosmetics, food, household and pharmaceutical products on a contract basis. We also provide consulting services for development and pilot-plant production of pharmaceuticals for companies on a contract basis. We also developed and market a natural food and dietary supplement line of products. Operations from inception have consisted primarily of financial planning, raising capital, and research and development activities; minimal revenues have been earned to date.

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Xechem International, Inc. and its wholly-owned subsidiaries, Xechem, Inc., Xechem Laboratories, Inc. and XetaPharm, Inc., and Xechem (India) Pvt. Ltd. which is substantially owned by Xechem (collectively the "Company"). All intercompany transactions and balances have been eliminated in consolidation.

We own 45% of Xechem China ("China"). Xechem's investment in China is carried under the equity method of accounting. See Note 8.

REVENUE RECOGNITION - We record revenue when all contracted services have been performed or when products have been shipped to the customer.

FINANCIAL INSTRUMENTS - Financial instruments include cash, accounts receivable, notes and loans payable, the fair value of such instruments approximates the carrying value. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on information available to management. The use of different assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

CASH - We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2001 and 2000, Xechem had no cash equivalents. Xechem maintains cash balances at three different financial institutions in New Jersey. At December 31, 2001 we had over $226,000 in one account, which is insured by the Federal Deposit Insurance Corporation up to $100,000.

ACCOUNTS RECEIVABLE - We were due, as of December 31, 2001, $452,000 from the sale of a portion of our approved tax credits, associated with our New Jersey net operating losses, to a major New Jersey Corporation. This money was received in full in January of 2002.

At December 31, 2001 we have a $40,000 receivable from Consumers Choice Systems Inc., a west coast company engaged in the sales and distribution of nutraceutical and pharmaceutical products. To date we have not received any payments from this company, but we may negotiate to acquire an equity position with them in lieu of the debt owed to us. This company is in part financed by one of our major investors. See Note 12 - Loan to Consumers Choice

INVENTORIES - Inventories are stated at the lower of cost on a first-in, first-out basis or market. Inventories at December 31, 2001 and 2000 were principally comprised of raw materials and finished goods of XetaPharm's dietary supplement products. At year-end of 2001 due to uncertainty of realization, the entire finished goods inventory for Xetapharm was fully reserved.

LONG-LIVED ASSETS - Long-lived assets, if impaired, are written down to fair value, if lower then the carrying cost, whenever events or changes in circumstances  indicate  that  the  carrying  amount  of the  asset  may  not be recoverable. Management also reevaluates the periods of amortization of long-lived assets to determine whether events and circumstances warrant revised estimates of useful lives.

FOREIGN CURRENCY TRANSLATION - The consolidated financial statements of the foreign affiliates have been translated at current exchange rates for balance sheet items and at average rates for income and expense items. The effect of foreign currency translation is included in the consolidated statements of operations, as the effects are not material. Transaction adjustments are included in income.

DEPRECIATION AND AMORTIZATION - Depreciation and amortization are provided using the straight-line method over estimated lives of 5 to 15 years. Depreciation and amortization expense for equipment and leasehold improvements for the years ended December 31, 2001 and 2000 was approximately $209,000 and $202,000 respectively.

PATENTS - The cost of patents is charged to cost of operations when incurred, as no value is assigned to the patents due to the uncertainty of realization of value.

GOVERNMENT GRANTS - We have obtained a grant from the National Cancer Institute for a project entitled Bioactive Natural Products from Marine Extremophiles, which was substantially completed in 2000 and finalized in 2001. Government grants are recognized as income as the related costs are incurred. No cash was received in 2001.

RESEARCH AND DEVELOPMENT COSTS - Expenditures for research and development activities are charged to operations as incurred.

STOCK-BASED COMPENSATION - We recognize compensation expense when the exercise price of employee stock options is below the market price of the underlying stock on the date of grant ("intrinsic value method"). However, with respect to common stock and options granted to non-employees, we record expense equal to the fair value of the common stock or option on the measurement date, which generally is the date of completion of service. Expenses relating to such options or stock are estimated based upon the fair value as of the end of each reporting period prior to the measurement date.

INCOME TAXES - Income taxes are provided based on the asset and liability method of accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Prior to the consummation of Xechem's initial public offering (in May 1994), we were an "S" corporation and, as such, losses incurred from the date of inception to April 26, 1994 are not available to us as tax loss carryforwards.

ESTIMATES - In preparing financial statements in conformity with generally accepted accounting principles management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EARNINGS (LOSS) PER SHARE - Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss)/per share is computed by dividing the loss for the period by the weighted-average number of common and preferred shares outstanding for the period adjusted for the diluted effect of any potential common stock issuable during the period. The shares issuable upon the exercise of outstanding warrants, options and convertible debentures have been excluded since the effect would be antidilutive, due to net losses for all periods presented. Accordingly, diluted loss per share is the same as basic loss per share for all periods reported.

NEW ACCOUNTING STANDARDS NOT YET ADOPTED -On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations," and Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Intangible Assets." SFAS No. 141 is effective for all business combinations completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS No. 142. Major provisions of these Statements and their effective dates for Xechem are as follows:

     - All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling-of-interests method of accounting is prohibited except for transactions initiated before July 1, 2001.

     - Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.

     - Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives would no longer be subject to amortization.

     - Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

     - All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement is effective for the fiscal years beginning after December 15, 2001. This Statement supersedes Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," while retaining many of the requirements of such statement.

Although it is still reviewing the provisions of these Statements, management's preliminary assessment is that these Statements will not have a material impact on Xechem's financial position or results of operations.

RECLASSIFICATIONS-Certain reclassifications to prior years' financial statements have been made to conform to the current PRESENTATION.


NOTE 2    OPERATING  AND  LIQUIDITY   DIFFICULTIES  AND  MANAGEMENT'S  PLANS  TO
          OVERCOME THEM:

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As shown in the consolidated financial statements, Xechem has incurred net losses for the years ended December 31, 2001 and 2000; has a working capital deficiency at December 31, 2001; and has an accumulated deficit and cumulative negative cash flows from operations since inception. Xechem is in the development stage and has realized minimal revenues to date. Xechem's research and development activities are at an early stage and the time and money required to develop the commercial value and marketability of Xechem's proposed products cannot be reasonably estimated. Xechem expects research and development activities to continue to require significant cash expenditures for an indefinite period in the future. All of these factors raise substantial doubt about the ability of Xechem to continue as a going concern.

In view of the matters described in the previous paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of Xechem, which, in turn, are dependent upon Xechem's ability to meet its financing requirements on a continuous basis and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should Xechem be unable to continue in existence.

MANAGEMENT'S PLANS WITH RESPECT TO THIS SITUATION INCLUDE THE FOLLOWING:

We have financed research and development activities principally through capital contributions and loans made by our stockholders and other investors, banks, and through funds received from the sale of State of New Jersey NOL's (Net Operating Losses) through the New Jersey State Tax Credit Transfer program.

During the year ended December 31, 2001 compared to the year ending December 31, 2000, we have increased administrative expenses and our monthly cash requirements. For the year ending December 31, 2002 as its business development activities increase we expect the following:

We expect to continue our development efforts with respect to antifungal, anticancer, antiviral (including anti-AIDS) and anti-inflammatory compounds, as well as antiaging and memory enhancing compounds. Although we do not expect product revenues from these sources in 2002, we anticipate that these development activities may allow us to enter into more favorable licensing and/or investment arrangements.

We plan to receive, as in the past, financing from cash advances, convertible debentures and loans from private investors and affiliates of ours, and defer payment of certain expenses payable to officers of Xechem.

We are attempting to raise outside financing through the issuance of equity securities or other instruments, although no agreements are currently in place.

In addition we have issued, and plan to continue issuing equity securities where possible to obtain services, without expending cash. We also plan to continue receiving cash from the sale of our New Jersey net operating loss carryforward.

NOTE 3    INCOME TAXES

We have not provided for income taxes since we have generated net operating losses for current tax purposes, and all deferred tax assets have been fully reserved. As of December 31, 2001 Xechem had net operating loss carryforwards ("NOL") for federal income tax purposes of approximately $20.5 million, which a portion of the NOL begins to expire in 2009 and fully expires in 2021. As Xechem continues to sell stock, Xechem may undergo ownership changes within the meaning of Section 382 of the Internal Revenue Code of 1986 as amended (the "Code"). Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating losses and other credit carryforwards when an ownership change, as defined by the tax law, occurs. Generally, this occurs when a greater than 50 percent change in ownership occurs. Accordingly, the actual utilization of the net operating loss carryforward and other deferred tax assets for tax purposes may be limited annually to the percentage (approximately 6%) of the fair market value of the Company at he time of any such ownership changes.

As of December 31, 2001 and 2000 we have a deferred tax asset of approximately $7.0 million and $6.3 million, primarily arisen out of our Net Operating Losses, and writedowns of inventory and other assets, a full valuation allowance has been provided due to the uncertainty of realization.

As of December 31, 2001 we have received approval from the New Jersey Economic Development Authority ("NJEDA") to sell approximately $519,000 of a total of $766,000 of tax benefits generated from NOL's. Under the terms of this NJEDA program, the proceeds of the sale had to be used for the purchase of fixed assets, working capital and any other expenses determined by the NJEDA to be in conformity with the New Jersey Emerging Technology and Biotechnology Financial Assistance Act. During 2001 and 2000, Xechem and its subsidiaries transferred the tax benefits of $519,000 and $300,000 in exchange for $452,000 and $249,000 respectively, pursuant to the New Jersey State Tax Credit Transfer program. We received $452,000 pursuant to this program in January 2002 and such amount is reflected in current assets at December 31, 2001.

Since 1994, the Company has approximate net operating loss carryforwards for Federal income tax purposes as follows:

       Amount            Expiration
       ------            ----------
     $3,170,000             2009
      3,183,000             2010
      3,218,000             2011
      3,762,000             2012
      1,992,000             2018
      2,257,000             2019
      1,863,000             2020
      1,100,000             2021

NOTE 4    RELATED PARTY TRANSACTIONS

NOTES PAYABLE - Xechem owes Dr. Pandey, Chairman of the Board, $721,000 as of December 31, 2001 from an interest bearing advance ($269,000) at 10% per annum and the note will be due when Xechem is no longer a development entity, accrued interest ($157,000), accrued salary ($261,000) and accrued expenses ($34,000). At December 31, 2000, Xechem owed Dr. Pandey $615,000. Xechem also has a note payable to Dr. Renuka Misra, director of Natural Products, for $298,300 with 12% annual interest due September 20, 2002. Interest expense for related parties totaled $63,000 and $66,000 for the years ended December 31, 2001 and 2000, respectively, related to these notes. Xechem has received funding from Beverly Robbins, a sales and marketing representative totaling $198,000 as of December 31, 2001. There is also a $20,000 loan, bearing interest of 8% per annum, due to Dr. Bhairab Pandey, a research scientist of ours, as of December 31, 2001.

XECHEM CHINA - Xechem has received $140,000 during the year ended December 31, 2000 from Xechem China pursuant to an interest free loan. Although an additional $340,000 was due Xechem under the original loan terms, no amounts were received in 2001 and it is unlikely any additional amounts will be received. The loan advanced by Xechem China shall be repaid by Xechem out of its share in the dividends or distribution of Xechem China. Since Xechem-China had no activity in 2001 and no foreseeable profits in the near future there will not be any short-term repayment to Xechem-China.

XECHEM INDIA - Xechem currently receives its supplies of plant extracts from India through informal collaborative relationships. Dr. Pandey and his brothers had incorporated a corporation in India ("Xechem India"), which was established to formalize such relationships by obtaining contracts for dependable supplies of plants and other raw materials. Based on its discussions with Indian sources for such materials, Xechem believed that an Indian corporation would obtain such contracts on significantly better terms than would a United States-based corporation. Xechem India may also conduct certain research, manufacturing, and marketing activities in India. In 1998, as a contribution to Xechem's capital, Dr. Pandey transferred his 66-2/3% interest in Xechem India to Xechem for no consideration other than reimbursement of amounts Dr. Pandey advanced for organizational expenses (approximately $5,000). Dr. Pandey's brothers will initially own the remaining equity in Xechem India, some or all of which Xechem anticipates will be made available to other, unrelated, persons in India. The minority interest in Xechem India is not material.

LEASES - Dr. Pandey owns 25% of the lessor of our operating facility as a limited partner (See Note 5).

NOTE 5    COMMITMENTS AND CONTINGENCIES

EMPLOYMENT CONTRACTS

Dr.  Pandey is  employed  pursuant to  Agreements  through  February  2005 which provide for a salary of $140,000 a year commencing July 1, 1992, subject to annual increases in proportion to the increase in the consumer price index. In addition a royalty payment is due Dr. Pandey or his estate or designees in the amount of 2-1/2% of Xechem's net profits before taxes, as determined under generally accepted accounting principles, with respect to any products developed by Xechem during Dr. Pandey's tenure with us whether prior to or after the term of the Employment Agreement. This royalty will continue to be paid to Dr. Pandey and/or his successors so long as any such products are sold by Xechem (regardless of whether Dr. Pandey is actually employed by Xechem at the time of such sale). Further Dr. Pandey will receive a severance payment equal to his remaining compensation under the Agreements if his services are terminated. Dr. Pandey is also entitled to purchase voting stock equal to 20% of the outstanding voting stock, and accordingly we issued options to acquire 2,232 and 100,000 additional Class C shares Series 5 and 6 to Dr. Pandey in 2001 and 2000 respectively with voting rights equal to 22,320,000 and 42,259,000 of common stock respectively.

Dr. Pandey has agreed to defer a portion of compensation otherwise payable to him under these agreements until such time as Xechem has the available funds. At December 31, 2001 unpaid compensation totaled $261,000.

LEASES - Xechem leases its facilities under an operating lease that began in April 1991 and expires on September 30, 2005. In 1996, Dr. Pandey purchased a 25% beneficial ownership in the lessor as a limited partner in such entity, which may be deemed to be an affiliate of Dr. Pandey. The lease provides Xechem with renewal options for two additional five-year periods. Rent expense under the operating lease amounted to approximately $94,000 and $105,000 for the years ended December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, Xechem owes rental payments to the lessor totaling approximately $80,000.

We are currently in arrears to our landlord and we are occupying more space then is stated in our current lease. Presently we are in the process of renegotiating the lease to rectify the issue regarding uncharged space and to extend the term of the lease. We do not foresee any major problems with finalizing the new lease in a timely fashion.

Xechem has two equipment leases outstanding as of December 31, 2001. The first lease is owed to Avaya Financial Services for our phone system upgrade; the lease is for thirty-six (36) monthly payments totaling $12,485. The second lease is a simple equipment lease with Citicorp Vendor Finance, Inc. for our new Konica Copier with sixty monthly payments totaling $28,493. The first payment under both leases was made in January 2002.

In August of 2001 Dr. Pandey entered into a new 36-month car lease with GMAC, payable by Xechem. As of December 31, 2001 we had a liability of approximately $22,600 due in equal monthly payments of $729.

PURCHASE COMMITMENTS - In September 1994, Xechem entered into an agreement with Guizhou Fanya Pharmaceutical Co., Ltd. ("Guizhou"), a Chinese company, for Guizhou to supply to Xechem partially processed raw material for paclitaxel. This purchase of the raw material by Xechem was contingent upon Guizhou meeting specific contractual criteria which were met in 1995 and the purchases were consummated in 1997 and 1996, resulting in a substantial outlay of cash.

Xechem has bought all of its crude paclitaxel from Guizhou. Although there are a limited number of suppliers of these materials, Xechem has come to an agreement with a second supplier and is negotiating with a third supplier on comparable terms to assure there is no delay in manufacturing. In 2001 and 2000, no purchases of paclitaxel were made.

LICENSE AGREEMENT - In August 1997, Xechem entered into a license agreement granting it exclusive worldwide rights to a novel formulation (patent pending for the delivery of paclitaxel developed by the University of Texas MD. Anderson Cancer Center, ("M.D. Anderson") in collaboration with Xechem. Xechem will pay royalties to M.D. Anderson on net sales and future minimum annual royalties as follows, after the beginning of licensed sales, as follows:

                    1st Year                $25,000
                    2nd Year                 35,000
                    3rd Year                 45,000
     Each year for 17 years thereafter       50,000

To date Xechem has not generated any sales with respect to the agreement, and no royalties were paid.

Xechem is currently in litigation with M.D. Anderson with respect to M.D. Anderson's desire to terminate the License Agreement on the basis that Xechem is "insolvent", which Xechem believes is not correct due to the fact that Xechem is still operating and has met all of it's financial obligations to date concerning M.D. Anderson. Xechem believes that this litigation will not have a material effect on the financial condition of Xechem.

LOVASTATIN AGREEMENT - In March 1997, Xechem acquired a strain and related technology to produce Lovastatin for a total purchase price of $300,000, payable $50,000 upon delivery, $50,000 upon initial laboratory verification, $100,000 upon additional laboratory verification and $100,000 upon the earlier of commercial production or two years after delivery of the strain and related technology. For accounting purposes, the payments have been considered research and development expenses incurred at the earliest date to which they become payable. Through December 31, 1998, a total of $200,000 has been recorded as research and development expense, of which $100,000 has been paid and $100,000 is included in accounts payable at December 31, 2000 and 1999. There has been no activity in 2000 or 2001 but Xechem intends to continue with the agreement.

NOTE 6    STOCK OPTIONS:

Xechem's Stock Option Plan provides for the grant of up to 25,000,000 shares of Common Stock to employees with incentive stock options ("ISOs") and non-qualified stock options to employees, consultants and directors. The Plan is administered by the Board of Directors and the stock option committee.

The exercise price of all ISOs granted under the Plan must be at least equal to the fair market value of the shares of Common Stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of Xechem's outstanding capital stock, the exercise price of any ISO granted must equal at least 110% of the fair market value on the grant date and the maximum exercise period of the ISO must not exceed five years. The exercise period of any other options granted under the Plan may not exceed 11 years (10 years in the case of ISOs). Options begin vesting after one year from the grant date at a rate of 20% per year. In December 1997, an exception was made so that 780,000 options granted on December 2, 1997 will begin vesting after one year from the grant date at a rate of 33 1/3% per year. In July 2000, an exception was made so that of the 13,200,000 options granted on July 11, 2000, approximately one third (1/3) vested immediately and the balance will vest equally one year and two years from the grant date. In July 2001, an exception was made so that of the 11,650,000 options granted on July 9, 2001, approximately one third (1/3) vested immediately and the balance will vest equally one year and two years from the grant date.

The Plan will terminate in December 2003, ten years after the date it was first approved, though awards made prior to termination may expire after that date, depending on when granted.

     A summary of stock option activity under the plan is as follows (shares in thousands):

                                                     2001                           2000
                                                     ----                           ----
                                                Weighted-Average               Weighted-Average
                                     Shares      Exercise Price     Shares      Exercise Price
                                     ------      --------------     ------      --------------
OUTSTANDING ON JANUARY 1             12,024          $ 0.04          1,516           $0.14
Granted                              11,650          $0.014         13,200           $0.03
Exercised                              (450)         $0.010         (1,326)          $0.01
Forfeited/Expired                      (305)         $0.015         (1,366)          $0.02
                                     ------          ------         ------           -----
OUTSTANDING ON DECEMBER 31,          22,919          $0.025         12,024           $0.04
                                     ======          ======         ======           =====
EXERCISABLE ON DECEMBER 31,          12,910          $0.026          4,682           $0.04
                                     ======          ======         ======           =====

The following table summarizes information about stock options at December 31, 2001 (shares in thousands):

                                     Outstanding Stock Options                        Exercisable Stock Options
                                     -------------------------                        -------------------------
                                          Weighted-Average
 Range of Exercise                           Remaining       Weighted Average                       Weighted-Average
       Prices              Shares         Contractual Life    Exercise Price          Shares         Exercise Price
       ------              ------         ----------------    --------------          ------         --------------
$0.01 to 0.34              22,774                 9.8              $0.02               12,765            $0.017
$0.66 to 5.00                 145                 5.9              $0.81                  145            $0.81
Totals                     22,919                 9.8              $0.025              12.910            $0.026

Compensation cost for the stock option plans has been determined based on the fair value at the grant dates for awards under the plan, which resulted in approximately a $199,000 in 2001 and a $267,000 charge in 2000 with additional charges of approximately $284,000 scheduled in the next two years which has been recorded as unearned compensation in the accompanying financial statements.

The fair value of certain option grants is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001 and 2000, respectively; dividend yields of 0% for each year, expected volatility of approximately 122 % in 2001 and 210% in 2000, risk-free interest rates of 5.63 percent for each year and expected lives of 10 years for both years. The weighted-average fair value of options granted was 117,000 and 113,000 for the each of the years ended December 31, 2001 and 2000 respectively.

Had compensation cost for the stock option plans been determined based on the fair value at the grant dates for awards under the plans, consistent with the alternative method set forth under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," Xechem's pro forma net loss and pro forma net loss per share would have been as follows:

                                         Year Ended December 31
                                         2001             2000
                                         ----             ----
         Net Loss:
            As Reported                 $(1,744)        $(1,971)
            Pro Forma                   $(2,480)        $(2,298)
         Net Loss Per Share:
            As Reported                 $(0.01)          $(0.01)
            Pro Forma                   $(0.01)          $(0.01)

In 2001, 11,650,000 options were granted to employees, directors, consultants and attorneys as incentives and bonuses. We recognized a charge to operations in 2001 of $199,000 relating to the issuance of these stock options and options issued in prior years.

NOTE 7    COMMON AND PREFERRED STOCK:

The largest shareholder of our stock is Ramesh C. Pandey Ph.D., Chairman of the Board of Xechem International Inc.

David Blech, an outside investor ("Blech"), his wife and the trustee of the Harbor Trust (formally known as the Edward A. Blech Trust) granted to Dr. Pandey an irrevocable proxy to vote all of the shares under his control.

In 1999 Blech and Dr. Pandey agreed to amend those portions of a stockholder agreement as to which they are parties. Specifically, Blech and Dr. Pandey have amended this agreement to: (i) eliminate the prohibition against Dr. Pandey's sale of any shares of Company capital stock for five years except with Blech's consent; (ii) eliminate Blech's right to sell his prorata portion (relative to the holdings of Dr. Pandey) of any proposed sale of shares by Dr. Pandey, and a reciprocal right in favor of Dr. Pandey to sell his prorata portion of any shares sold by Blech; (iii) eliminate the requirement that Blech vote for Dr. Pandey as a director of the Company, and to use his best efforts to cause Dr. Pandey to remain Chairman, President and Chief Executive Officer of the Company; and (iv) eliminate the requirement that the Company and its directors (subject to their fiduciary duties to the Company and the shareholders of the Company) to take such actions as Blech may request to elect his nominees to constitute a majority of the directors of the Company.

Xechem recognized a charge to operations of $72,000 and $107,000 for the years ended December 31, 2001 and 2000, respectively, for shares of common stock issued to consultants.

The following table summarizes the number of shares of common stock and preferred stock outstanding at December 31, 2001 and 2000:

--------------------------------------------------------------------------------
                                        December 31, 2001      December 31, 2000
                                        -----------------      -----------------
--------------------------------------------------------------------------------
Common stock                            378,841,000            344,537,000
--------------------------------------------------------------------------------
Class A voting preferred stock          2,500                  2,500
--------------------------------------------------------------------------------
Class B preferred stock                 0                      0
--------------------------------------------------------------------------------
Class C  - Series 6 preferred stock     2,232                  0
--------------------------------------------------------------------------------

CLASS A VOTING PREFERRED STOCK - There are currently outstanding 2,500 shares of Class A Preferred Stock. The holder of Class A Preferred Stock is entitled to receive dividends of $.00001 per share, and $.00001 per share in liquidation, before any dividends or distributions on liquidation, respectively, may be paid to the holders of Common Stock. The holder of the Class A Preferred Stock is entitled to cast 1,000 votes per share except as may be required by the Delaware General Corporation Law, and except that the affirmative vote or consent of the holders of a majority of the outstanding Class A Preferred Stock is required to approve any action to increase the number of authorized shares of Class A Preferred Stock, to amend, alter, or repeal any of the preferences of the Class A Preferred Stock, or to authorize any reclassification of the Class A Preferred Stock. Dr. Pandey owns all of the outstanding Class A Preferred Stock. Xechem may redeem the Class A Preferred Stock for $.00001 per share at any time after May 3, 2009, however, pursuant to the private offering of Xechem's Common Stock in 1995 and 1996, Dr. Pandey agreed with the underwriter to waive the option to redeem the Class A Preferred Stock. As of December 31, 2001 Dr. Pandey is still the holder of record.

CLASS B 8% PREFERRED STOCK - The 8% Preferred Stock is entitled to cumulative dividends on the liquidation preference at the rate of 8% per annum, payable quarterly. The 8% Preferred Stock may be redeemed at any time, in whole or in part, at the option of Xechem for a redemption price equal to the liquidation preference plus accrued and unpaid dividends. After the fifth anniversary of issuance, the holders of 8% Preferred Stock may, at each holder's option, convert such 8% Preferred Stock into Common Stock at a conversion price equal to $5.00 per share; provided that if a change in control has occurred such shares may be converted, regardless of whether five years have elapsed at a conversion price equal to the least of (I) $5.00, (II) 25% of the then-current market price of the Common Stock or (III) the lowest price paid by the hostile acquirer within the one year preceding the change in control. The 8% Preferred Stock has no voting rights except for corporate actions such as mergers, consolidation, or sales of substantially all the assets of Xechem, which will require the affirmative vote or consent of the holders or majority of such shares, and except as may be required by law.

CLASS C PREFERRED STOCK - Xechem's Board of Directors may, without further action by Xechem's stockholders, from time to time, issue shares of the Class C Preferred Stock in series and may, at the time of issuance, determine the rights, preferences, and limitations of each series. Any dividend preference of any Class C Preferred Stock, which may be issued, would reduce the amount of funds available for the payment dividends on Common Stock. Also, holders of the Class C Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution, or winding-up of Xechem before any payment is made to the holders of Common Stock. The Board of Directors of Xechem, without stockholder approval, may issue the Class C Preferred Stock with voting and conversion rights, which could adversely affect the holders of Common Stock.

On July 9, 2001 we authorized the creation of a Class C, Series 6 Preferred Voting Stock, par value $0.00001 per share, consisting of 10,000 shares thereof with each share of Class C, Series 6 Preferred Voting Stock to be entitled to 10,000 votes and to vote as a class together with Common Stock. We have also granted a five (5) year option to Dr. Pandey to purchase up to 2,232 shares of Class C, Series 6 Preferred Voting Stock, $0.00001 per share, which are part of the options granted to Dr. Pandey by resolution of the Board of Directors at its meeting held on August 18, 1999, as amended by the Board of Directors today. This option was exercised in October of 2001.

NOTE 8 - XECHEM CHINA JOINT VENTURE

On April 4, 2000, Xechem signed a joint venture agreement with J & M Consultants, Ltd. ("J & M") to establish Xechem Pharmaceutical China Ltd. (Xechem China) with offices in Hong Kong and Beijing, People's Republic of China. Xechem China is owned 45% by Xechem and 55% by J & M Consultants, Ltd. The purpose of establishing Xechem China was to carry on the business of manufacturing, marketing and distributing pharmaceutical and nutraceutical products. Xechem China will also carry out research, development, clinical studies and production of new drugs based on Xechem's technology related to traditional Chinese medicine and other disciplines, provide consulting services for drug development and set up a certified laboratory in, the People's Republic of China to screen, verify and certify pharmaceutical products for the public.

Xechem has not made an investment in cash or by transfer of recorded assets to Xechem China, and accordingly, there is no amount reflected on the balance sheets of Xechem at December 31, 2001 and December 31, 2000. Xechem has no obligation to fund any loses or commitments of Xechem-China.

During the second quarter of 2001 Xechem Pharmaceutical China Ltd. has temporarily ceased active operations, due to Xechem-China's president and C.E.O. having to devote his full attention to his other holdings. Xechem feels this is a temporary situation and will not hinder Xechem's present or future involvements in the Asian Market. Xechem and its subsidiaries are still actively pursuing other relationships.

NOTE 9 - LOANS PAYABLE

Loans payable at December 31, 2001 and 2000 totaled approximately $54,000 and $130,000, respectively. This loan has been collateralized by all tangible assets including receivables. The $54,000 loan represents borrowings against a $ 55,000 line-of-credit at interest rate of 6.75% as of December 31, 2001 from the Bank of New York as compared to $30,000 in borrowings against a $ 50,000 line-of-credit at an annual rate of 11.5% for 2000 from the Bank of New York. The $100,000 note from 2000 due to an individual with an interest rate of 10% per annum was converted into Xechem's "Convertible Debentures" -see Note 10- on October 1, 2001 for an amount of $110,000, which included accrued interest.

NOTE 10 - CONVERTIBLE DEBENTURES

During 2001 Xechem filed a Registration Statement under the Securities Act of 1933 registering 598,146,600 shares of Xechem International Inc. common stock with a per value of $ 0.00001 per share.

As of December 31, 2001 we have $1,013,904 in outstanding debentures bearing interest at 8% and maturing in 2011. At December 31,2001 there was $22,000 in accrued interest relating to the debentures. After a series of modifications the debentures, are convertible into common stock using a conversion price of $
0.0015. In November of 2001 debentures totaling $68,033 in principal and interest were converted into 27,213,333 shares of common stock. We have recognized a charge to operations of approximately $216,000 relating to the beneficial conversion feature and modifications thereof.

During the first quarter of 2002, $108,000 of the debentures with accumulated interest of $5,200 were converted into 82,568,008 shares of common stock.

Xechem has reserved the right to repay these Debentures in full or in part without penalty at any time. Xechem must give fifteen (15) days notice to the payee of its intention to prepay.

NOTE 11 - SIGNIFICANT FOURTH QUARTER ADJUSTMENTS

During the fourth quarter of fiscal 2000 Xechem recorded significant fourth quarter adjustments related to the accounting for the issuance of stock options to directors, consultants and employees of Xechem as well as stock given out to various consultants of Xechem in exchange for their services rendered. Xechem also recorded fourth quarter adjustments related to the beneficial conversion feature of convertible debt. The charges for the above items approximated $430,000, of this amount approximately $325,000 relates to the third quarter. Accordingly Xechem filed an amended 10Q for the period ended September 30, 2000.

NOTE 12 - LOAN TO CONSUMERS CHOICE

During the fourth quarter of 2001 we loaned Consumers Choice Systems Inc. ("CCSI") $40,000 under two equal notes with an interest rate of 10 % annually, principal and interest are payable within one(1) year. These loans were facilitated by one of our major investors who also has a relationship with Consumers Choice Systems Inc.

In the first quarter of 2002 we combined these notes along with a prior note of $ 40,000, which was previously fully reserved, plus accrued interest and new borrowings of $75,000. The new note receivable is for $162,487 at 12% annually, with repayment in twelve equal payments of $14,436.77 per month commencing in 2002. To date we have not received any payments. We are currently considering negotiating a possible conversion of some or of the entire note receivable into equity in Consumers Choice Systems Inc.


NOTE 13 - EMPLOYEE BENEFIT PLAN

Effective August 1, 1997, the Company established a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code. Any employee who is at least eighteen years of age and has completed thirty days of employment may enroll in the plan. Participants may contribute up to 12% of their compensation, with an average contribution of 7.5%, up to a maximum of $10,500. Employer contributions are made up to 4% of the employee's gross compensation with an average contribution of 3.5%. In 2001 and 2000, respectively, the Company contributed approximately $11,600 and $3,700 to the plan. Participants are always 100% vested in their contributions and earnings. The employer contributions and earnings are fully vested in six years from date of employment.

                   XECHEM INTERNATIONAL, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                           CONSOLIDATED BALANCE SHEETS

                                                    JUNE 30,       DECEMBER 31,
                                                      2002             2001
                                                  ------------     ------------
                                                   (UNAUDITED)       (AUDITED)
CURRENT ASSETS
   Cash                                           $    518,000     $    241,000
   Accounts receivable:
   Net Operating Loss                                       --          452,000
   Note Receivable                                     250,000               --
   Miscellaneous                                        22,000           62,000
   Inventory                                             1,000            1,000
   Prepaid expenses and other current assets            40,000            1,000
                                                  -----------------------------

   TOTAL CURRENT ASSETS                                831,000          757,000

   Equipment, less accumulated depreciation of
     $1,142,000(2002) and $1,067,000 (2001)            404,000          448,000
   Leasehold improvements, less accumulated
     amortization of $609,000(2002) and
     $570,000(2001)                                    406,000          445,000
   Cash surrender value of officer's life
     insurance                                          20,000           20,000
   Long-Term Note Receivable                            15,000               --
   Investment in unconsolidated entity                 115,000               --
   Deposits                                             20,000           20,000
                                                  -----------------------------

                                                  $  1,811,000     $  1,690,000
                                                  =============================

CURRENT LIABILITIES
   Accounts payable                               $    697,000     $    957,000
   Accrued expenses to related parties                 453,000          474,000
   Accrued expenses to others                          191,000          132,000
   Notes payable other                                  45,000           54,000
   Loans payable to related party                      488,000          503,000
   Other current liabilities                            41,000           70,000
                                                  -----------------------------

   TOTAL CURRENT LIABILITIES                         1,915,000        2,190,000
                                                  -----------------------------

NOTES PAYABLE-RELATED PARTIES                          409,000          409,000
CONVERTIBLE NOTES: NET OF DISCOUNT                     889,000               --
CAPITAL LEASES: LONG TERM                               21,000               --
CONVERTIBLE DEBENTURES                                 925,000        1,014,000
                                                  -----------------------------

TOTAL LIABILITIES                                    4,159,000        3,613,000
                                                  -----------------------------
COMMITMENTS & CONTINGENCIES

STOCKHOLDERS EQUITY (DEFICIT)
   Class A voting preferred stock,$ .00001 par
     value, 2,500 shares authorized; 2,500 shares
     issued and outstanding (2002 and 2001)                 --               --
   Class B 8% preferred stock,$ .00001 par value,
     1,150 shares authorized; none outstanding              --               --
   Class C preferred stock,$ .00001 par value,
     49,996,350 shares authorized; 6680 issued
     and outstanding in (2002) and 0 issued and
     outstanding in (2001)                                  --               --
   Common stock, $.00001 par value, 1,950,000,000
     shares authorized; 579,352,000(2002) and
     345,887,000(2001) issued and outstanding            6,000            4,000
   Unearned compensation expense                      (315,000)        (284,000)
   Additional paid in capital                       35,534,000       34,565,000
   Deficit accumulated during development stage    (37,573,000)     (36,208,000)
                                                  -----------------------------

   TOTAL STOCKHOLDERS EQUITY (DEFICIT)              (2,348,000)      (1,923,000)
                                                  -----------------------------

                                                  $  1,811,000     $  1,690,000
                                                  =============================

See notes to consolidated financial statements

                   XECHEM INTERNATIONAL, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                                                                                                   MARCH 15 1990
                                                                                                                   -------------
                                                                                                                      (DATE OF
                                                                                                                      --------
                                                                                                                   INCEPTION) TO
                                                                                                                   -------------
                                              THREE MONTHS ENDED JUNE 30,         SIX MONTHS ENDED JUNE 30,           JUNE 30,
                                              ---------------------------         -------------------------           --------
                                                2002              2001              2002              2001              2002
                                                ----              ----              ----              ----              ----
REVENUES:                                         107,000           129,000           151,000           154,000         1,511,000

EXPENSES:
   Research and development                       170,000           119,000           311,000           244,000        10,263,000
   General and administrative                     539,000           310,000           851,000           701,000        13,990,000
   Writedown of inventory & intangibles                --                --                --                --         1,856,000
                                            -------------------------------------------------------------------------------------
                                                  709,000           429,000         1,162,000           945,000        26,109,000
                                            -------------------------------------------------------------------------------------

   LOSS FROM OPERATIONS                          (602,000)         (300,000)       (1,011,000)         (791,000)      (24,598,000)
                                            -------------------------------------------------------------------------------------

OTHER INCOME(EXPENSE) - NET:

   Interest Expense - Related Party               (11,000)           (8,000)          (22,000)          (23,000)       (8,821,000)

   Interest Expense                              (260,000)          (79,000)         (332,000)          (79,000)       (5,809,000)

   Sale of New Jersey net operating loss
   carryforwards                                       --                --                --                --         1,352,000

   Other (net)                                         --            (1,000)               --            (1,000)          303,000
                                            -------------------------------------------------------------------------------------
                                                 (271,000)          (88,000)         (354,000)         (103,000)      (12,975,000)
                                            -------------------------------------------------------------------------------------

   NET LOSS                                      (873,000)    $    (388,000)    $  (1,365,000)    $    (894,000)    $ (37,573,000)
                                            =====================================================================================

BASIC AND DILUTED LOSS PER SHARE            $          --     $          --     $          --     $          --
                                            ===================================================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING                                   566,374,000       345,887,000       514,994,000       345,479,000
                                            ===================================================================

See notes to consolidated financial statements

                   XECHEM INTERNATIONAL, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
        CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)

                                   (UNAUDITED)

                                                                                                              Deficit
                                                                                                            Accumulated
                                                                                Unearned      Additional      During
                                                 Number of                    Compensation     Paid-In-     Development
                                               shares issued    Par value        Expense        Capital        Stage
                                               -------------------------------------------------------------------------
Common stock issued to Dr. Pandey in 1990 in
   exchange for equipment recorded at
   transferor's cost                                      --   $         --   $         --   $    125,000

Laboratory and research equipment contributed
   to capital by Dr. Pandey in 1990 and 1991              --             --             --        341,000

Contribution to capital relating to
   unconsummated acquisition in 1992                      --             --             --         95,000

Exchange of securities of newly formed parent
   for outstanding securities of entities
   owned by Dr. Pandey                             4,371,000             --             --     13,840,000

Initial public offering in 1995 at $ 5 per
   share, less related expenses                    1,150,000             --             --      4,543,000

Stock options granted at exercise prices
  below market:
   1994                                              210,000             --             --         51,000
   1995                                              659,000             --             --      1,110,000
   1996                                               54,000             --             --         18,000
   1997                                              126,000             --             --         31,000

Private placements, less related expenses:
   In 1995 at $ 3.00 per share                       119,000             --             --        389,000
   In 1996 at $ 3.00 per share, net of a
   related 66,000 shares returned by Dr. Pandey      163,000             --             --         53,000
   In 1997 at $ 0.05 per share                    45,020,000             --             --      2,291,000

Shares issued in 1996 at $ 0.38 per share upon
   termination of agreement to sell a minority
   interest in a subsidiary                          260,000             --             --        100,000

Conversion of preferred stock into common stock
  at $ 1.25 to $ 1.75 per share less related costs:
   In 1996                                         1,686,000             --             --      1,995,000
   In 1997                                        45,120,000          1,000             --      2,131,000

Conversion of debt into common stock in 1996
   at $ 0.25 per share                             1,478,000             --             --        369,000

Shares issued in settlement of a lawsuit in
   1996 valued at $ 1.31 per share                    25,000             --             --         33,000

Conversion of Dr. Pandey's preferred stock and
   debt into common stock in 1997 at $ 0.0625
   per share                                      19,430,000             --             --      1,214,000

Other                                                     --             --             --         16,000

Private placement at $ 0.05 per share             11,180,000             --             --        559,000

Contribution to capital by stockholders of
   equity interest in Xechem India                        --             --             --         79,000

Conversion of debt into common stock  at $
   0.05 per share                                  8,800,000             --             --        440,000

Stock issued to Fortress Financial at $ 0.0001
   per share                                         800,000             --             --             --

Return of capital to David Blech or his
designees                                                 --             --             --       (261,000)

Deficit since inception                                                                                       (30,066,000)
                                               --------------------------------------------------------------------------

                                       3

                                                                                                              Deficit
                                                                                                            Accumulated
                                                                                Unearned      Additional      During
                                                 Number of                    Compensation     Paid-In-     Development
                                               shares issued    Par value        Expense        Capital        Stage
                                               -------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1998                    140,651,000   $      1,000   $         --   $ 29,562,000    $(30,066,000)

Sale of common stock pursuant to Blech
   agreement at $ 0.01 per share                  44,554,000          1,000             --        444,000

Conversion of debt due related parties at
   $ 0.01 per share                               44,181,000             --             --        360,000

Shares issued to directors, employees and
   consultants for services valued at $ 0.037
   per share                                      11,074,000             --             --        410,000

Capital arising from issuance of Class C Stock
  (Note 7):
   Series 4                                               --             --             --        400,000
   Series 5                                               --             --             --      1,564,000

Net loss for year ended December 31, 1999                 --             --             --             --      (2,427,000)
                                               --------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1999                       240,460,000   $2,000                  -     $32,740,000  $(32,493,000)

Stock options exercised at $ .01 per share           393,000             --             --          4,000

Issuance of 1,500,000 options at $.01 per
   share with a FMV of $ .06  per share for
   services rendered                                      --             --             --         75,000

Conversion of Class C preferred stock to
   common shares                                  82,259,000          1,000             --         (1,000)

Conversion of debt to shares of Common Stock @
   $0.01 per share                                16,426,000             --             --        164,000

Private placement of shares of Common Stock @
   $0.08 per share                                 1,000,000             --             --         80,000

Issuance of Common Stock  @ $0.096  per share
   for services rendered                           1,110,000             --             --        107,000

Stock options exercised at $ .01 per share
   with a FMV of $0.076  per share                   503,000             --             --          5,000

Conversion of debt to shares of Common Stock @
   $0.01 per share                                 2,155,000             --             --         22,000

Stock options exercised at $ .01 per share           231,000             --             --          1,000

Beneficial Conversion feature of notes payable            --             --             --        286,000

Charge to operations resulting from Options
   granted to Directors, Consultants and
   Employees                                              --             --             --        192,000

Unearned Stock Compensation Expense Related to
   Options granted to Directors, Consultants
   and Employees                                          --             --       (406,000)       406,000

Increase in Equity Interest in Xechem India               --             --             --         19,000

Net loss for year ended December 31, 2000                 --             --             --             --      (1,971,000)
                                               --------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 2000                    344,537,000   $      3,000   $   (406,000)  $ 34,100,000    $(34,464,000)

Stock options exercised at $ .01 per share           350,000             --             --          3,000

Stock issued for services rendered                   900,000             --             --         36,000

Amortization of unearned of stock compensation            --             --         40,000             --

Net loss for quarter ended March 30, 2001                 --             --             --             --        (506,000)

                                               --------------------------------------------------------------------------
BALANCES AT MARCH 30, 2001                       345,787,000   $      3,000   $   (366,000)  $ 34,139,000    $(34,970,000)
                                               ==========================================================================

                   XECHEM INTERNATIONAL, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY

                                   (UNAUDITED)

                                                                                                              Deficit
                                                                                                            Accumulated
                                                                                Unearned      Additional      During
                                                 Number of                    Compensation     Paid-In-     Development
                                               shares issued    Par value        Expense        Capital        Stage
                                               -------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 2001                    378,841,000   $      4,000   $   (284,000)  $ 34,565,000    $(36,208,000)

Shares issued upon conversion of debentures      133,252,000          1,000                       188,000

Stock issued for services rendered                 1,386,000                                       10,000

Stock options exercised @ .01/share                   13,000

Amortization of unearned stock compensation                                         45,000

Beneficial conversion feature of notes payable                                                     52,000

Net loss for the quarter ended March 31, 2002                                                                    (492,000)

                                               --------------------------------------------------------------------------
BALANCES AT MARCH 31, 2002                       513,492,000   $      5,000   $   (239,000)    $34,815,000   $(36,700,000)
                                               ==========================================================================

Shares issued upon conversion of debentures       60,860,000          1,000                        74,000

Amortization of unearned stock compensation                                         44,000

Stock options issued @.006/share : 16,000,000
shares                                                                            (160,000)       160,000

Amortization of stock options compensatory
change over service period                                                          40,000

Stock options exercised @ .006/share               5,000,000                                       30,000

Beneficial conversion feature of debentures                                                       148,000

Record value of warrants issued                                                                   272,000

Beneficial conversion feature of notes payable                                                     35,000

Net loss for the quarter ended June 30, 2002                                                                     (873,000)

                                               --------------------------------------------------------------------------
BALANCES AT JUNE 30, 2002                        579,352,000   $     6,000    $   (315,000)  $ 35,534,000    $(37,573,000)
                                               ==========================================================================

                   XECHEM INTERNATIONAL, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)

                                                                                            March 15, 1990
                                                                                               (date of
                                                                                            inception) to
                                                             Six months ended June 30,         June 30,
                                                           ------------     ------------     ------------
                                                               2002             2001             2002
                                                           ------------     ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                $ (1,365,000)    $   (894,000)    $(37,573,000)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
   Depreciation                                                  86,000           67,000        1,055,000
   Amortization                                                  40,000           34,000          781,000

   Interest and compensation expense in connection
     with issuance of equity securities                         399,000          215,000       17,913,000
   Write down of inventories                                         --               --        1,339,000
   Write down of patents                                             --               --          517,000
   Loss on investment in related party                               --               --           89,000

   Changes in operating assets and liabilities
   (Increase) decrease in:
   Accounts receivable-Net Operating Loss                       452,000               --
   Accounts receivable - Miscellaneous                         (225,000)         (12,000)        (287,000)
   Inventories                                                       --           (7,000)      (1,335,000)
   Prepaid expenses and other current assets                    (39,000)              --           88,000
   Other                                                             --               --          (15,000)
Increase (decrease) in:
   Accounts payable                                            (260,000)          54,000          720,000
   Other current liabilities                                    (29,000)        (121,000)           1,000
   Accrued expenses                                              38,000           53,000          621,000
                                                           ----------------------------------------------
NET CASH FLOWS USED IN OPERATING ACTIVITIES                $   (903,000)    $   (611,000)    $(16,086,000)
                                                           ----------------------------------------------

                                                                                            March 15, 1990
                                                                                               (date of
                                                                                            inception) to
                                                             Six months ended June 30,         June 30,
                                                           ----------------------------------------------
                                                               2002             2001             2002
                                                           ------------     ------------     ------------
NET CASH FLOWS FROM OPERATING ACTIVITIES                   $   (903,000)    $   (611,000)    $(16,086,000)
                                                           ----------------------------------------------

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
   Patent issuance costs                                             --               --         (548,000)
   Purchases of equipment and leasehold improvements            (12,000)         (29,000)      (2,092,000)
   Investment in unconsolidated entity and others              (115,000)              --         (138,000)
   Other                                                             --               --           (8,000)
                                                           ----------------------------------------------

NET CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:            (127,000)         (29,000)      (2,786,000)
                                                           ----------------------------------------------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
   Proceeds from related party loans                             70,000           52,000        2,030,000
   Proceeds from notes payable - others                       1,305,000               --        1,933,000
   Proceeds from short term loans                                45,000          412,000        4,156,000
   Capital contribution                                              --               --           95,000
   Net payments on capital leases                                (4,000)              --           (4,000)
   Payments on interim loans                                    (85,000)              --         (583,000)
   Payments on notes payable - others                           (54,000)              --         (579,000)
   Payments on stockholder loans                                     --               --         (572,000)
   Proceeds from issuance of capital stock                       30,000            4,000       12,914,000
                                                           ----------------------------------------------

   NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:        1,307,000          468,000       19,390,000
                                                           ----------------------------------------------

   NET CHANGE IN CASH                                           277,000         (172,000)         518,000
CASH, BEGINNING OF PERIOD                                       241,000          229,000                0
                                                           ----------------------------------------------
CASH, END OF PERIOD                                        $    518,000     $     57,000     $    518,000
                                                           ==============================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the periods for:
   Interest paid - related party                           $     22,000     $     18,000     $    246,000
                                                           ==============================================
   Interest paid - other                                   $      3,000     $      2,000     $    171,000
                                                           ==============================================

NONCASH FINANCING AND INVESTING ACTIVITIES
   Net assets of Xechem India contributed to capital
     and minority interest                                 $         --     $         --     $    118,000
                                                           ==============================================

   Liabilities exchanged for preferred and common stock    $     10,000     $         --     $  1,186,000
                                                           ==============================================

   Exchange of notes receivable for stock                  $    160,000     $         --     $    160,000
                                                           ==============================================

XECHEM INTERNATIONAL, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE ENTERPRISE]
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[UNAUDITED]
================================================================================
[1]  SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared assuming Xechem International, Inc. and its subsidiaries will continue as a going concern. We have suffered recurring losses from operations and have a net working capital deficiency that raise substantial doubt about our ability to continue as a going concern The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Significant accounting policies and other matters relating to us and our wholly-owned subsidiaries, Xechem, Inc., Xechem Laboratories, Inc. and XetaPharm, Inc., are set forth in the financial statements for and as of the year ended December 31, 2001 included in our Form 10-KSB, as filed with the Securities and Exchange Commission.

[2]  BASIS OF REPORTING

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring item) which are considered necessary for a fair presentation of our consolidated financial position at June 30, 2002 and the consolidated results of its operations for the three months ended June 30, 2002 and 2001 and for the cumulative period from March 15, 1990 (date of inception) to June 30, 2002. These consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in our Form 10-KSB for the year ended December 31, 2001. The results of operations for the three-month periods ended June 30, 2002 and 2001 are not necessarily indicative of the operating results for a full year.

As a result of our net losses through December 31, 2001 and accumulated deficit since inception, our accountants, in their report on our financial statements for the year ended December 31, 2001, included an explanatory paragraph indicating there is substantial doubt about our ability to continue as a going concern. This condition has not changed as of June 30, 2002 as we have less then six months cash on hand at our current expenditure rate. Our research and development activities are at an early stage and the time and money required to determine the commercial value and marketability of our proposed products cannot be estimated with precision. We expect research and development activities to continue to require significant cost expenditures for an indefinite period in the future.

We have received $1,375,000 in the first six months of 2002 from investor financing of which $70,000 are accounted for as related party loans and $155,000 are "Unsecured Subordinated Convertible Debenture". The term of this debenture is ten (10) years with an interest rate of 8% per annum payable on the Maturity Date. This debenture is convertible into shares of our common stock, par value $.00001 per share, at a price per share of $.0015. $1,150,000 is from "Unsecured Convertible Notes". The term of these notes is for two (2) years with simple interest accruing at the annual rate of 8% payable on May 23, 2004 (the Maturity
Date). These notes are convertible into shares of our common stock, par value $.00001 per share after six months from receipt, the conversion price of the Notes is the lower of $0.005 or 50% of the lowest closing bid price for the Shares on the OTC Pink Sheets, the OTC Bulletin Board, the Nasdaq SmallCap or NMS Markets or any stock exchange, or if not then trading on any of the foregoing, such other principal market or exchange where the Shares are listed or traded for 30 trading days prior to but not including the date of conversion. The interest on those notes accrues and is payable upon maturity, and at the option of the holder may be converted into common stock, per the aforesaid formula. In addition, the holders of Unsecured Convertible Notes were issued five year warrants to purchase common stock at an exercise price of $0.01 per share, with 40 warrants issued for each $1.00 of investment in notes. We are obliged to register the shares of common stock underlying the notes and warrants. During the first six months of 2002, we decreased our borrowings under our line of credit with Bank of New York, a short-term loan, by $9,000 by repaying the balance of $54,000 in January 2002 and borrowing $45,000 in March 2002. We also repaid $85,000 of related party loans in January 2002.

We also received $452,000 from the sale of our New Jersey net operating loss tax credits for the 2001 tax year in January 2002.

We are currently seeking investors, marketing partners, joint ventures or strategic alliance agreements both in the United States and abroad. We are actively pursuing numerous prospects.

We have expended and will continue to expend substantial funds in connection with the research and development of our products. As a result of these expenditures, and even considering revenues anticipated from nutraceutical sales and lab fees, we anticipate that losses will continue for the foreseeable future.

Our planned activities will require the addition of new personnel, including management, and the continued development of expertise in areas such as preclinical testing, clinical trial management, regulatory affairs, manufacturing and marketing. Further, if we receive regulatory approval for any of our products in the United States or elsewhere, we will incur substantial expenditures to develop manufacturing, sales and marketing capabilities and/or subcontract or joint venture these activities with others. There can be no assurance that we will ever recognize revenue or profit from any such products. In addition, we may encounter unanticipated problems, including developmental, regulatory, manufacturing or marketing difficulties, some of which may be beyond our ability to resolve. We may lack the capacity to produce our products in-house and there can be no assurances that we will be able to locate suitable contract manufacturers or be able to have them produce products at satisfactory prices.

There can be no assurance that management's plans to obtain additional financing to fund operations will be successful. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that we cannot continue in existence.

[3]  NOTES AND LOANS PAYABLE

We have received $1,375,000 in the first six months of 2002 from investor financing of which $70,000 are accounted for as related party loans and $155,000 are "Unsecured Subordinated Convertible Debenture". The term of this debenture is ten (10) years with an interest rate of 8% per annum payable on the Maturity Date. This debenture is convertible into shares of our common stock, par value $.00001 per share, at a price per share of $.0015. $1,150,000 is from "Unsecured Convertible Notes". The term of these notes is for two (2) years with simple interest accruing at the annual rate of 8% payable on May 23, 2004 (the Maturity
Date). These notes are convertible into shares of our common stock, par value $.00001 per share after six months from receipt, the conversion price of the Notes is the lower of $0.005 or 50% of the lowest closing bid price for the Shares on the OTC Pink Sheets, the OTC Bulletin Board, the Nasdaq SmallCap or NMS Markets or any stock exchange, or if not then trading on any of the foregoing, such other principal market or exchange where the Shares are listed or traded for 30 trading days prior to but not including the date of conversion. The interest on those notes accrues and is payable upon maturity, and at the option of the holder may be converted into common stock, per the aforesaid formula. The borrower shall have a ten (10) business day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of fifteen percent (15%) per annum shall apply to the amounts owed hereunder. In addition, the holders of Unsecured Convertible Notes were issued five year warrants to purchase common stock at an exercise price of $0.01 per share, with 40 warrants issued for each $1.00 of investment in notes. We issued warrants with an exercise price of $0.01 to purchase 35,560,000 shares of common stock. In order to exercise warrants after a six month waiting period, a) Payment may be made either in (i) cash or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Purchase Price, (ii) by delivery of Common Stock issuable upon exercise of the Warrants or (iii) by a combination of any of the foregoing methods. The Holder may not employ the cashless exercise feature described above at any time that the Warrant Stock to be issued upon exercise is included for unrestricted resale in an effective registration statement.

We are obliged to register the shares of common stock underlying the notes and warrants. During the first six months of 2002, we decreased our borrowings under our line of credit with Bank of New York, a short-term loan, by $9,000 by repaying the balance of $54,000 in January 2002 and borrowing $45,000 in March 2002. We also repaid $85,000 of related party loans in January 2002.

We have entered into two capital leases for various equipment. The value of the leases is approximately $30,500. Monthly payments of approximately $365 will be paid over the next three years and approximately $500 will be paid over the next five years respectively per lease.

[4]  STOCK OPTIONS

During the first six months of 2002 16,000,000 stock options were issued to a consultant for services with an exercise price of $0.006. During the first three months of 2002 stock options to purchase 12,400 shares of common stock were exercised at $0.01 and in April 2002 stock options to purchase 5,000,000 shares of common stock were exercised at $0.006.

[5]  CONTINGENCES

On March 2, 2000, we filed a complaint in the United States District Court for the District of New Jersey against the University of Texas M.D. Anderson Cancer Center and the Board of Regents of the University of Texas, as defendants. This complaint is for declaratory judgment against the defendants in connection with a certain Patent and Technology License Agreement dated August 18, 1997 (the "License Agreement"), which was the outgrowth of a Sponsored Laboratory Study Agreement dated December 12, 1995. The License Agreement granted to us certain exclusive worldwide rights to use, license and sublicense patented technology related to a new formulation for the delivery of paclitaxel. The M.D. Anderson Cancer Center sent a letter to our counsel seeking to terminate the License Agreement. This letter also contained a counterproposal to us, which we rejected, and we also rejected the claim that the License Agreement should be terminated. The defendants delivered a termination letter to us purporting to terminate the License Agreement on the basis of the claim that we were "insolvent." This alleged insolvency was based upon 1998 financial records. We state in our complaint that we are currently solvent and deny the claim that we were insolvent in 1998. We have made all required payments to the M.D. Anderson Cancer Center pursuant to the License Agreement.

Our complaint also seeks to change inventorship and ownership of the University of Texas' patents, worldwide, which cover the new formulation of the anticancer drug paclitaxel. The University of Texas sought to dismiss the complaint based on lack of personal jurisdiction, venue, 11th Amendment state sovereign immunity and lack of declaratory judgment jurisdiction. On February 21, 2002, a federal district court judge of the U.S. District Court, District of New Jersey denied University of Texas' motion to dismiss the case for lack of personal jurisdiction and venue and granted the defendant's motion to transfer the case to the Southern District of Texas (CA No.: 00-1010). The judge did not rule on the defendants' motion to dismiss the suit based on 11th Amendment state sovereign immunity and lack of declaratory judgment jurisdiction. The case is still pending.

[6]  NET LOSS PER SHARE

Net loss per share was calculated using the weighted average number of common shares outstanding. For the six months ended June 30, 2002 and 2001, stock options, warrants and convertible debt respectively have been excluded from the calculation of diluted loss per share, as they are antidilutive. Outstanding options were 33,919,000 and 11,574,000 as of June 30, 2002 and 2001 respectively. Outstanding warrants were 35,560,000 and 0 as of June 30, 2002 and 2001 respectively. We also have convertible debt totaling $2,075,000 in principal, which can be converted into over 1.3 billion shares of common stock.

[7]  INVESTMENTS

On March 31, 2002 we exchanged promissory notes receivable of over $160,000, with a carrying value of $115,000, from Consumers Choice Systems Inc. ("CCSI"), Inc, for 5,173,000 shares of their common stock. CCSI is a pharmaceutical manufacturer and distribution company specializing in products relating to "Woman's Well Being". Our investment in CCSI will be accounted for on a cost basis, since we own less then 20% of CCSI and cannot exercise control. We have no agreements in place regarding future business relationships, additional financing requirements or funding of any of CCSI's costs.

During the first six months of 2002 we made two unsecured loans to Consumers totaling $265,000 with an interest rate of 10%, $250,000 is due May 27, 2003 and $15,000 is due May 9, 2004. We also received a warrant authorizing the purchase of Two Hundred Fifty Thousand (250,000) shares of CCSI common stock at a value of three ($ 0.03) cents per share. The warrant has a ten (10) year life.

[8]  SUBSEQUENT EVENTS

A.   Sickle Cell Anemia Product

In July of 2002 we announced that we have acquired the exclusive worldwide rights to an important innovative drug product for treating and managing the genetic and debilitating sickle cell anemia disease. The exclusive rights to this product have been acquired from the National Institute for Pharmaceutical Research and Developments (NIPRD), Federal Republic of Nigeria, which has forty-six patents worldwide covering this new drug, and which is currently in phase III clinical trials in Nigeria.

Currently, there does not exist an FDA approved (or equivalent regulatory approved) drug for managing sickle cell anemia, for which no pharmaceutical cure exists. Our new product, for which regulatory approval will be sought worldwide and expedited approval sought in the United States under the Orphan Drug Act, actually manages the disease in protecting red blood cells against cycling, and acts in reversing cycled red blood cells. Regulatory approval if obtained in Nigeria, will not constitute sufficient approval, of itself, to sell the product in the United States.

It should be noted that execution of this Agreement of itself would not guarantee sale of the sickle cell product in Nigeria or elsewhere. We will have to invest additional time, funds and effort in obtaining appropriate regulatory approval, establishing a manufacturing facility, producing and distributing the product. We anticipate that manufacture of the product will be performed through a joint venture between us and certain local Nigerian interests, and will include an extraction process from bulk (plant) raw material. The success of this venture is subject to all of the risks of a new enterprise and is contingent upon us obtaining sufficient additional funding to bring the product to market.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION OR REPRESENT ANYTHING THAT IS NOT CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

                                                                            PAGE

PROSPECTUS SUMMARY.............................................................1
RISK FACTORS...................................................................1
USE OF PROCEEDS................................................................7
BUSINESS.......................................................................7
Market for Common Equity and Related Stockholder Matters......................25
Management's Discussion and Analysis..........................................26
Directors, Executive Officers, Promoters and Control Persons;
Compliance with Section 16(a) of the Exchange Act.............................32
Security Ownership of Certain Beneficial Owners and Management................35
Certain Relationships and Related Transactions................................36
SHARES TO BE ISSUED IN CONNECTION WITH THE CONVERSION OF THE NOTES............37
SHARES TO BE ISSUED IN CONNECTION WITH THE EXERCISE OF WARRANTS...............38
SHARES TO BE ISSUED IN CONNECTION WITH EXERCISE OF THE OPTION.................38
SELLING SHAREHOLDERS..........................................................38
PLAN OF DISTRIBUTION..........................................................39
DESCRIPTION OF SECURITIES.....................................................40
LEGAL MATTERS.................................................................42
EXPERTS.......................................................................42
WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US............................42

                   UP TO 1,300,000,000 SHARES OF COMMON STOCK

                           XECHEM INTERNATIONAL, INC.

                                 --------------

                                   PROSPECTUS

                                 --------------

                                __________, 2002

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of our directors, officers, employees and agents, allows the advancement of costs of defending against litigation and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

Our Certificate of Incorporation provides for indemnification of our officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. We maintain directors and officers insurance covering our executive officers and directors.

The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Certificate of Incorporation limits the liability of our directors and officers to us or our stockholders to the fullest extent permitted by the Delaware statute. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a schedule of the estimated expenses to be incurred by us in connection with the issuance and sale of the securities being registered hereby:.

Registration Fee...................................................      $136.72

Blue Sky Fees and Expenses.........................................    1,000.00*

Accounting Fees and Expenses.......................................    1,000.00*

Legal Fees and Expenses............................................    7,500.00*

Printing Expenses..................................................       50.00*

Transfer Agent and Registrar Fees..................................            0

Miscellaneous......................................................            0
                                                                       ---------

Total..............................................................    $9,686.72
                                                                       =========
*Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     During the years ended December 31, 2001, 2000 and 1999, and the nine months ended September 30, 2002 we sold shares of our Common Stock (the "Shares") in transactions not registered under the Securities Act of 1933, as amended (the "Securities Act") as set forth below:

     In May 2002, we sold $1,150,000 in convertible Notes to eight persons, all of whom were accredited investors. We did not use the services of any finder or securities broker-dealer in connection with the offer and sale of the Shares. We believe that all Shares issued in the above transactions are exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") by virtue of Section 4(2) of the Securities Act and/or Securities D promulgated thereunder.

     During 2001, we issued a total of 900,000 Shares to an investment relations firm as payment for certain services provided to us. The purchaser of these Shares had provided services to us, which we valued at approximately $36,000. We did not use the services of any finder or securities broker-dealers in connection with the offer and sale of these Shares. We believe that all Shares issued in the above transactions are exempt from registration under the Securities Act of 1933 by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

     During 2001, we also issued a total of 1,241,000 Shares to one person in connection with the conversion of certain indebtedness owed by us to such person. The amount of indebtedness converted as a result of such transactions was $12,411.

     During 2001, we issued a total of 2,232 Shares of Class C, Series 6 Stock to Dr. Ramesh C. Pandey, the President, Chief Executive Officer and Chairman of Xechem in order for Dr. Pandey to maintain his 20% voting rights. We received par value as consideration from Dr. Pandey in connection with this transaction. We did not use the services of any finder or securities broker-dealers in connection with the offer and sale of these Shares. We believe that all Shares issued in the above transaction are exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

     During 2001, we issued a total of 1,500,000 Shares to one person in connection with the conversion of certain indebtedness owed by us to such person. The amount of indebtedness converted as a result of such transaction was $15,000. We did not use the services of any finder or securities broker-dealers in connection with the offer and sale of these Shares. We believe that all Shares issued in the above transaction is re exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

     During August 2000, we sold a total of 1,000,000 Shares to three persons located outside of the United States who were not U.S. citizens. The purchasers of these Shares paid a total of $80,000 for their Shares. We did not use the services of any finder or securities broker-dealers in connection with the offer and sale of these Shares. We believe that all Shares issued in the above transactions are exempt from registration under the Securities Act by virtue of Regulation S under the Securities Act, Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

     During August 2000, we issued a total of 1,110,000 Shares to four persons as payment for certain services provided to us. The purchasers of these Shares had provided services to us, which we valued at approximately $107,000 We did not use the services of any finder or securities broker-dealers in connection with the offer and sale of these Shares. We believe that all Shares issued in the above transactions are exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

     During August 2000, we also issued a total of 16,426,400 Shares to three persons in connection with the conversion of certain indebtedness owed by us to such persons. The amount of indebtedness converted as a result of such transactions was $164,264. We did not use the services of any finder or securities broker-dealers in connection with the offer and sale of these Shares. We believe that all Shares issued in the above transactions are exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

     During August 2000, we issued a total of 42,259,318 Shares to Dr. Ramesh C. Pandey, the President, Chief Executive Officer and Chairman of Xechem in connection with the conversion of certain shares of Preferred Stock which he held. We did not receive cash of any other consideration from Dr. Pandey in connection with this transaction. We believe that all Shares issued in the above transaction were exempt from registration under the Securities Act by virtue of
Section 3(a)(9) of the Securities Act.

     During October 2000, we issued a total of 40,000,000 Shares to one person in connection with conversion of certain shares of Preferred Stock which he held. We did not receive cash of any other consideration from this person in connection with this transaction. We believe that all Shares issued in the above transaction were exempt from registration under the Securities Act by virtue of
Section 3(a)(9) of the Securities Act.

     During November 2000, we issued a total of 2,154,800 Shares to one person in connection with the conversion of certain indebtedness owed by us to such person. The amount of indebtedness converted as a result of such transaction was $21,548. We did not use the services of any finder or securities broker-dealers in connection with the offer and sale of these Shares. We believe that all Shares issued in the above transaction is exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

     During 1999, we issued 44,554,000 Shares to one person pursuant to a purchase agreement. The purchaser paid a total of $440,000 for the Shares. We did not use the services of any finder or securities broker-dealers in connection with the offer and sale of these Shares. We believe that all Shares issued in the above transaction is exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

     During 1999, we issued a total of 44,181,000 Shares to less than five persons in connection with the conversion of certain indebtedness owed to such persons. The amount converted as a result of such transactions was $360,000. We did not use the services of any finder or securities broker-dealers in connection with the offer and sale of these Shares. We believe that all Shares issued in the above transactions are exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

     During 1999, we issued 11,074,000 Shares to certain of our directors, employees and consultants for services rendered to us valued at $410,000. We did not use the services of any finder or securities broker-dealers in connection with the offer and sale of these Shares. We believe that all Shares issued in the above transactions are exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

ITEM 27.  EXHIBITS

EXHIBIT NO.
-----------

3(i)(a)  Certificate of Incorporation2

3(i)(b)  Certificate of Correction to Certificate of Incorporation1

3(ii)    By-Laws1

3(i)(c)  Certificate of Amendment to Certificate of Incorporation3

3(i)(c)  Certificate of Amendment to Certificate of Incorporation4

3(i)(d) Certificate of Designations, Preferences and Rights of Class C Shares (Class C Series 1 Preferred Stock)3

--------------------
22 Incorporated by reference from our  Registration  Statement on Form SB-2 (SEC
File  Number   33-75300NY)   referencing   the  exhibit  numbers  used  in  such
Registration Statement.

3 Incorporated by reference from our Annual Report on Form 10-KSB for the year ended December 31, 1995.

4 Incorporated by reference from our Annual Report on Form 10-KSB for the year ended December 31, 1996 (File No. 0-23788).

3(i)(e) Certificate of Designations, Preferences and Rights (Class C Series 2 and Series 3 Preferred Stock)3

3(i)(f) Certificate of Elimination (Class C Series 1, Series 2 and Series 3 Preferred Stock)3

3(i)(g) Certificate of Designations, Preferences and Rights of Class C Shares5 (Class C Series 6 Preferred Stock)

4.1      Representative Unsecured Subordinated Convertible Debenture*

4.2      Representative Unsecured Convertible Note*

4.3      Representative   Subscription   Agreement  for  Purchase  of  Unsecured
         Convertible Notes*

4.4      Representative   Subscription   Agreement  for  Purchase  of  Unsecured
         Convertible Subordinated Debentures*

4.5      Representative Warrant to Purchase Shares of Common Stock*

5        Opinion of Shefsky & Froelich Ltd. regarding legality

10.2     Form of Pandey Option1

10.3     Form of Employment Agreement between Xechem and Dr. Pandey1

10.17    Patents1

10.18    Indemnity agreement between Xechem and Ramesh C. Pandey1

10.28    Xechem International, Inc. Amended and Restated Stock Option Plan2

10.29    Stockholders   Agreement   dated   November   18,  1996  among   Xechem
         International, Inc., David Blech and Ramesh C. Pandey6

10.30    Stock  Purchase   Agreement   dated  November  18,  1996  among  Xechem
         International, Inc., David Blech and Ramesh C. Pandey3

23.1     Consent of Grant Thornton, LLP

23.3     Consent of Shefsky & Froelich Ltd. (included in Exhibit 5 above)

24 Power of Attorney (included as part of the signature page of this registration statement)

*Previously filed.

ITEM 17.  UNDERTAKINGS

(a)  The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

--------------------
5 Incorporated by reference from our Annual Report on Form 10-KSB for the year ended December 31, 2001.

6 Incorporated by reference from our Form 8-K Current Report dated November 18, 1996.

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) To include any additional or changed material information with respect to the plan of distribution;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to the included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of New Brunswick, State of New Jersey, on October 9, 2002.

                                   XECHEM INTERNATIONAL, INC. (REGISTRANT)


                                   By: /s/ Ramesh C. Pandey, Ph.D.
                                       --------------------------------------
                                       Ramesh C. Pandey, Ph.D.,
                                       President and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated.

SIGNATURE                                TITLE                                                DATE
---------                                -----                                                ----
/s/ Ramesh C. Pandey, Ph.D.              Chief Executive Officer, President, Chief            October 9, 2002
---------------------------              Financial Officer and Director (Principal
Ramesh C. Pandey, Ph.D.                  Executive Officer

         *                               Director and Principal Financial Officer             October 9, 2002
---------------------------
Stephen Burg

*By: /s/ Ramesh C. Pandey
    -----------------------
         Ramesh C. Pandey Ph.D.

     Signed pursuant to power of attorney granted to Dr. Ramesh C. Pandey by instrument dated July 30, 2002.